Exhibit 99.1
Explanatory Note

Hertz Global Holdings, Inc. ("Hertz Global" when including its subsidiaries and variable interest entities ("VIEs") and "Hertz Holdings" when excluding its subsidiaries and VIEs) which wholly owns The Hertz Corporation ("Hertz" and interchangeably with Hertz Global, the "Company") is filing this exhibit to reflect changes to the presentation of our financial information as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2021, in order to give effect to a change in segment reporting.

As previously disclosed in our Quarterly Report on Form 10-Q for the period ended June 30, 2021 (as filed with the SEC on August 9, 2021), effective in the second quarter of 2021, in connection with the Hertz Global, Hertz and certain of their direct and indirect subsidiaries in the U.S. and Canada (collectively the "Debtors") emergence from Chapter 11 on June 30, 2021 and changes in how the Company's chief operating decision maker ("CODM") regularly reviews operating results and allocates resources, the Company revised its reportable segments to include Canada, Latin America and the Caribbean in its Americas Rental Car ("Americas RAC") reportable segment, which were previously included in its International Rental Car ("International RAC") reportable segment. Accordingly, prior periods have been restated to conform with the revised presentation.

This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting: Part I. Item 1, Business; Part II. Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Part II. Item 8, Financial Statements and Supplementary Data. No items in the 2020 Form 10-K other than those identified above are being updated by this filing. Information in the 2020 Form 10-K is generally stated as of December 31, 2020 and this filing does not reflect any subsequent information or events other than the changes noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2020 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. More current information is contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2021 and other filings with the SEC. This exhibit should be read in conjunction with the 2020 Form 10-K, the Form 10-Q for the period ended June 30, 2021, and any other documents we have filed with the SEC subsequent to August 9, 2021.

PART I
ITEM 1. BUSINESS

OUR COMPANY

Hertz Holdings was incorporated in Delaware in 2015 to serve as the top-level holding company for Rental Car Intermediate Holdings, LLC, which wholly owns Hertz, our primary operating company. Hertz was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the vehicle rental and leasing business since 1918.

In March 2020, the World Health Organization declared COVID-19 a pandemic, affecting multiple global regions, including areas in which we operate. The impact of this pandemic has been and will likely continue to be extensive in many aspects of the economy and society, which has resulted in, and will likely continue to result in, significant disruptions to the global economy, as well as businesses around the world. In an effort to halt the spread of COVID-19, many governments around the world placed significant restrictions on travel, individuals voluntarily reduced their air and other forms of travel in attempts to avoid the outbreak and many businesses announced closures and imposed travel restrictions. To varying degrees, restrictions on travel and reductions in air travel continued throughout 2020 and travel remains far below recent historical pre-COVID-19 levels. There is continued uncertainty about the duration of the negative impact from COVID-19 and the length and scope of travel restrictions and business closures imposed by governments of impacted countries and voluntarily undertaken by private businesses.

In connection with the expiration of the Forbearance Agreement and the Waiver Agreements, as described in Note 1, "Background," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report, and the continuing economic impact from COVID-19, on May 22, 2020, the Debtors filed petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW). Additional information about the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court, is available online at https://restructuring.primeclerk.com/hertz, a website administered by Prime Clerk. The information on this website is not incorporated by reference and does not constitute part of this 2020 Annual Report.

In May 2020, the Bankruptcy Court approved motions filed by the Debtors that were designed primarily to mitigate the impact of the Chapter 11 Cases on our operations, customers and employees. The Debtors are authorized to conduct their business activities in the ordinary course, and pursuant to orders entered by the Bankruptcy Court, the Debtors are authorized to, among other things and subject to the terms and conditions of such orders (i) pay employees’ wages and related obligations; (ii) pay certain taxes; (iii) pay critical vendors and certain fees to airport authorities and provide adequate protection; (iv) continue to maintain certain customer programs; (v) maintain insurance programs; (vi) use certain cash collateral on an interim basis; (vii) honor certain obligations to franchisees; and (viii) maintain existing cash management systems.

The filing of the Chapter 11 Cases constituted defaults, termination events and/or amortization events with respect to certain of the Company's existing debt obligations. Additionally, as a result of the filing of the Chapter 11 Cases, the remaining capacity under almost all of our revolving credit facilities was terminated. Consequently, the sales proceeds of vehicles which serve as collateral for such vehicle finance facilities must be applied to the payment of the related indebtedness of the Non-Debtor Financing Subsidiaries, as defined in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report, and are not otherwise available to fund our operations. Additionally, we are precluded from accessing any of our subordinated investment in the vehicle collateral until the related defaults are waived or the third party funding under those facilities has been retired, either through the monetization of the underlying collateral or the refinancing of the related indebtedness. Proceeds from vehicle receivables, excluding

ITEM 1. BUSINESS (Continued)
manufacturer rebates, as of December 31, 2020 and ongoing vehicle sales must be applied to vehicle debt in amortization.

For additional information on the Chapter 11 Cases, see Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1, "Background," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

We operate our vehicle rental business globally primarily through the Hertz, Dollar and Thrifty brands from approximately 12,000 corporate and franchisee locations in North America, Europe, Latin America, Africa, Asia, Australia, the Caribbean, the Middle East and New Zealand. We remain one of the largest worldwide vehicle rental companies and our Hertz brand name is one of the most recognized globally, signifying leadership in quality rental services and products. We have an extensive network of airport and off airport rental locations in the U.S. and in all major European markets. We are also a provider of integrated vehicle leasing and fleet management solutions through our Donlen subsidiary, as discussed below.

OUR BUSINESS SEGMENTS

We have identified three reportable segments, which are organized based on the products and services provided by our operating segments and the geographic areas in which our operating segments conduct business. In the second quarter of 2021, in connection with our Chapter 11 Emergence and changes in how our chief operating decision maker ("CODM") regularly reviews operating results and allocates resources, we revised our reportable segments to include Canada, Latin America and the Caribbean in our Americas Rental Car ("Americas RAC") reportable segment, historically our U.S. RAC reportable segment, which were previously included in our International RAC reportable segment. Accordingly, all periods have been restated to conform with the revised presentation. The Company has identified three reportable segments, which are consistent with its operating segments, as follows:

•Americas RAC - Rental of vehicles and sales of value-added services in the U.S., Canada, Latin America and the Caribbean. We maintain a substantial network of company-operated rental locations in this segment, enabling us to provide consistent quality and service. We also have franchisees and partners that operate rental locations under our brands;

•International RAC - Rental and leasing of vehicles as well as sales of value-added services in locations other than the U.S., Canada, Latin America and the Caribbean. We maintain a substantial network of company-operated rental locations, a majority of which are in Europe. Our franchisees and partners also operate rental locations in approximately 110 countries and jurisdictions, including many of the countries in which we also have company-operated rental locations; and

•All Other Operations - Primarily comprised of our Donlen business, which provides integrated vehicle leasing and fleet management solutions in the U.S. and Canada. Donlen is a provider of these services for commercial fleets and Donlen's fleet management programs provide solutions to reduce fleet operating costs and improve driver productivity and safety. These programs include administration of preventive vehicle maintenance, advisory services and fuel and accident management along with other complementary services. Additionally, Donlen provides specialized consulting and technology expertise that allows us and our customers to model, measure and manage fleet performance more effectively and efficiently. Also included are our other business activities which comprise less than 1% of revenues and expenses of the segment.

In the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all of the assets and certain liabilities of our wholly-owned subsidiary Donlen (the "Donlen Assets"). The sale is expected to close in the first quarter of 2021. See Note 3, "Divestitures," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further information.

ITEM 1. BUSINESS (Continued)
In addition to the above reportable segments, we have Corporate operations. We assess performance and allocate resources based upon the financial information for our operating segments.

For further financial information on our segments, see (i) Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Selected Operating Data by Segment" and (ii) Note 18, "Segment Information," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

Americas RAC and International RAC Segments

Brands
Our Americas and International vehicle rental businesses are primarily operated through three brands — Hertz, Dollar, and Thrifty. We offer multiple brands in order to provide customers a full range of rental services at different price points, levels of service, offerings and products. Each of our brands generally maintains separate airport counters, reservations, marketing and other customer contact activities. We achieve synergies across our brands by, among other things, utilizing a single fleet and fleet management team and combined vehicle maintenance, vehicle cleaning and back office functions, where applicable.

Our top tier brand, Hertz, is one of the most recognized brands in the world offering premium services that define the industry. This is consistent with numerous published best-in-class vehicle rental awards that we have won both in the U.S. and internationally over many years, including our ranking in 2019 and 2020 of #1 in Customer Satisfaction by J.D. Power. We go to market under the tagline of “Hertz. We’re here to get you there” which is true to our promise and reputation for quality and customer service. We have a number of innovative offerings, such as Hertz Gold Plus Rewards, Hertz Ultimate Choice and unique vehicles offered through our specialty collections. We continue to maintain our position as a premier provider of vehicle rental services through an intense focus on service, loyalty, quality and product innovation.

Our smart value brand, Dollar, is the choice for financially-focused travelers looking for a dependable car at a price they can afford. The Dollar brand’s main focus is serving the airport vehicle rental market, comprised of family, leisure and small business travelers. Dollar’s tagline of “We never forget whose dollar it is” indicates the brand’s mission to provide a reliable rental experience at a price that works. Dollar operates primarily through company-owned locations in the U.S. and Canada. We also globally license to independent franchisees which operate as a part of the Dollar brand system and have company-owned Dollar locations in certain countries.

Our deep value brand, Thrifty, is the brand for savvy travelers who enjoy the “thrill of the hunt” to find a good deal. The Thrifty brand’s main focus is serving the airport vehicle rental market, comprised of leisure travelers. Thrifty’s tagline “The Absolute Best Car for Your Money” indicates the brand’s focus on being the rental company that puts you in control of where you splurge and where you save. Thrifty operates primarily through company-owned locations in the U.S. and Canada. We also globally license to independent franchisees which operate as part of the Thrifty brand system and have company-owned Thrifty locations in certain countries.

In certain locations outside the U.S., we also offer our Firefly brand which is a deep value brand for price conscious leisure travelers. We have Firefly locations servicing local area airports in select non-U.S. leisure markets where other deep value brands have a significant presence.

ITEM 1. BUSINESS (Continued)
Operations

Locations

We operate both airport and off airport locations which utilize common vehicle fleets, are supervised by common country, regional and local area management, use many common systems and rely on common vehicle maintenance and administrative centers. Additionally, our airport and off airport locations utilize common marketing activities and have many of the same customers. We regard both types of locations as aspects of a single, unitary, vehicle rental business. Off airport revenues comprised approximately 46% of our worldwide vehicle rental revenues in 2020 and approximately 35% in 2019, where the increase in off airport revenues and associated decrease in airport revenues is primarily driven by the impact of COVID-19 discussed above.

Airport

We have approximately 2,000 airport rental locations in our Americas RAC segment and approximately 1,500 airport rental locations in our International RAC segment, representing a decrease of 5% from December 31, 2019 in our Americas RAC segment, where the decrease is primarily the product of a location rationalization effort in the Chapter 11 Cases as reflected in the Lease Rejection Orders entered by the Bankruptcy Court, as further described in Note 10, "Leases," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report. Our International RAC vehicle rental operations have company-operated locations in Australia, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, New Zealand, Slovakia, Spain, and the United Kingdom. We believe that our extensive global network of company-operated locations contributes to the consistency of our service, cost control, Vehicle Utilization, competitive pricing and our ability to offer one-way rentals.

For our airport company-operated rental locations, we have obtained concessions or similar leasing agreements or arrangements, granting us the right to conduct a vehicle rental business at the respective airport. Our concessions were obtained from the airports' operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a vehicle rental business. The terms of an airport concession typically require us to pay the airport's operator concession fees based upon a specified percentage of the revenues we generate at the airport, subject to a minimum annual guarantee. Under most concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Most concessions are for a fixed length of time, while others create operating rights and payment obligations that are terminable at any time. As a result of the impact from COVID-19 we received rent concessions in the form of abatement and payment deferrals of fixed and variable rent payments for certain of our airport locations. See Note 10, "Leases," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further details.

The terms of our concessions typically do not forbid us from seeking, and in a few instances actually require us to seek, reimbursement from customers for concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. Certain of our concession agreements may require the consent of the airport's operator in connection with material changes in our ownership. A growing number of larger airports are building consolidated airport vehicle rental facilities to alleviate congestion at the airport. These consolidated rental facilities provide a more common customer experience and may eliminate certain competitive advantages among the brands as competitors operate out of one centralized facility for both customer rental and return operations, share consolidated busing operations and maintain image standards mandated by the airports.

Off Airport

We have approximately 3,500 off airport locations in our Americas RAC segment and approximately 5,000 off airport rental locations in our International RAC segment, representing a decrease of 8% from December 31, 2019 in our Americas RAC segment, where the decrease is primarily the product of a location rationalization effort in the Chapter 11 Cases as reflected in the Lease Rejection Orders entered by the Bankruptcy Court, as further described in Note 10, "Leases," to the Notes to our consolidated financial statements under the caption Item 8, "Financial

ITEM 1. BUSINESS (Continued)
Statements and Supplementary Data” included in this 2020 Annual Report. Our off airport rental customers include people who prefer to rent vehicles closer to their home or place of work for business or leisure purposes, as well as those needing to travel to or from airports. Our off airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their vehicles were damaged, those expecting to lease vehicles that are not yet available from their leasing companies and replacement renters. In addition, our off airport customers include drivers for our TNC Partners, which is further described in “TNC Rentals” below.

When compared to our airport rental locations, an off airport rental location typically uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and serves replacement renters using specialized systems and processes. On average, off airport locations generate fewer transactions per period than airport locations.

Our off airport locations offer us the following benefits:

•Provide customers a more convenient and geographically extensive network of rental locations, thereby creating revenue opportunities from replacement renters, non-airline travel renters and airline travelers with local rental needs;

•Provide a more balanced revenue mix by reducing our reliance on air travel and therefore reducing our exposure to external events that may disrupt airline travel trends;

•Contribute to higher Vehicle Utilization as a result of the longer average rental periods associated with off airport business, compared to those of airport rentals;

•Insurance replacement rental volume is less seasonal than that of other business and leisure rentals, which permits efficiencies in both vehicle and labor planning; and

•Cross-selling opportunities exist for us to promote off airport rentals among frequent airport Hertz Gold Plus Rewards program renters and, conversely, to promote airport rentals to off airport renters.

Customers and Business Mix

We conduct various sales and marketing programs to attract and retain customers. Our sales force calls on companies and other organizations whose employees and associates need to rent vehicles for business purposes or for replacement rental needs, including insurance and leasing companies, automobile repair companies and vehicle dealers. In addition, our sales force works with membership associations, tour operators, travel companies and other groups whose members, participants and customers rent vehicles for either business or leisure purposes. We advertise our vehicle rental offerings through a variety of traditional media channels, partner publications (e.g. affinity clubs and airline and hotel partners), direct mail and digital marketing. In addition to advertising, we conduct other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities. As a result of the impacts from COVID-19 and related cost-reduction initiatives, we have reduced the extent of our marketing and advertising activities. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Selected Operating Data by Segment" for further details.

We categorize our vehicle rental business based on the purpose and type of location from which customers rent from us. The following charts set forth the percentages of rental revenues and rental transactions in our Americas RAC and International RAC segments based on these categories.

ITEM 1. BUSINESS (Continued)
VEHICLE RENTALS BY CUSTOMER
Year Ended December 31, 2020

Americas RAC

Business
Leisure

International RAC

Business
Leisure

Customers who rent from us for “business” purposes include those who require vehicles in connection with commercial activities, including drivers for our TNC Partners and delivery service providers, the activities of governments and other organizations or for temporary vehicle replacement purposes. As a result of increased online shopping due to the impact of COVID-19, we saw increased delivery service usage during 2020. Most business customers rent vehicles from us on terms that we have negotiated with their employers or other entities with which they are associated, and those terms can differ from the terms on which we rent vehicles to the general public. We have negotiated arrangements relating to vehicle rental with many businesses, governments and other organizations.

Customers who rent from us for “leisure” purposes include individual travelers booking vacation travel rentals with us and people renting to meet other personal needs. Leisure rentals are generally longer in duration and generate

ITEM 1. BUSINESS (Continued)
more revenue per transaction than business rentals. Leisure rentals also include rentals by customers of U.S. and international tour operators, which are usually a part of tour packages that can include air travel and hotel accommodations.

VEHICLE RENTALS BY LOCATION
Year Ended December 31, 2020

Americas RAC

Airport
Off airport

International RAC

Airport
Off airport

Demand for airport rentals is correlated with airline travel patterns, and transaction volumes generally follow global airline passenger traffic ("enplanement") and Gross Domestic Product ("GDP") trends. Customers often make reservations for airport rentals when they book their flight plans, which make our relationships with travel agents, associations and other partners (e.g., airlines and hotels) a key competitive strategy in generating consistent and recurring revenue streams. As discussed above, airport travel in 2020 was significantly reduced due to many governments around the world placing significant restrictions on travel, individuals voluntarily reducing their air travel and businesses implemented travel restrictions, resulting in a 72% decrease in U.S. airport traveler

ITEM 1. BUSINESS (Continued)
throughput, as measured by the U.S. Transportation Security Administration, during the period March 1, 2020 through December 31, 2020 compared to the same period in 2019.

Off airport rentals include insurance replacements, and we have agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. We have identified approximately 200 insurance companies, ranging from local or regional vehicle carriers to large, national companies, as our target insurance replacement market. As of December 31, 2020, we were a preferred or recognized supplier for 61% of these insurance companies and a co-primary for 17% of them.

Customer Service Offerings

At our major airport rental locations and certain smaller airport and off airport locations, customers participating in our Hertz Gold Plus Rewards program are able to rent vehicles in an expedited manner. Participants in our Hertz Gold Plus Rewards program often bypass the rental counter entirely and proceed directly to their vehicle upon arrival at our facility. Participants in our Hertz Gold Plus Rewards program are also eligible to earn Hertz Gold Plus Rewards points that may be redeemed for free rental days or converted to awards of other companies' loyalty programs. Hertz's Gold Plus Rewards program offers three elite membership tiers which provide more frequent renters the opportunity to earn additional reward points and vehicle upgrades. For the year ended December 31, 2020, rentals by Hertz Gold Plus Rewards members accounted for approximately 31% of our worldwide rental transactions. We believe the Hertz Gold Plus Rewards program provides us with a significant competitive advantage, particularly among frequent travelers, and we have targeted such travelers for participation in the program. We offer electronic rental agreements and returns for our Hertz, Dollar and Thrifty customers in the U.S. Simplifying the rental transaction saves customers time and provides greater convenience through access to digitally available rental contracts.

When Hertz Gold Plus Rewards members make a reservation for a midsize car or above, they have access to exclusive vehicles based on their membership tier via our Hertz Ultimate Choice program which allows customers to choose their vehicle from a range of makes, models and colors available within the zone indicated on their reservation. Alternatively, they may upgrade at pick-up for a fee by choosing a vehicle from the Premium Upgrade zone. The Hertz Ultimate Choice program is offered at 62 U.S. airport locations as of December 31, 2020.

TNC Rentals

We have partnered with certain companies in the TNC market in the U.S. to offer vehicle rentals to their drivers in select U.S. cities. TNC rentals provide for an additional selection of higher mileage, and thus more economical, used vehicles in our retail sales outlets. Drivers for our TNC Partners reserve vehicles online through TNC Partner websites and pick up vehicles from select locations. TNC drivers can extend the vehicle rental on a weekly basis.

Hertz 24/7

We offer a car and van-sharing membership service, referred to as Hertz 24/7, which rents vehicles by the hour and/or by the day, at various locations internationally, primarily in Europe and in Australia under the Flexicar brand. Members reserve vehicles online, then receive the vehicles at convenient locations using keyless entry, without the need to visit a Hertz rental office. Members are charged an hourly or daily vehicle-rental fee which includes fuel, insurance, 24/7 roadside assistance and in-vehicle customer service. Hertz 24/7 specializes in Business-to-Business-to-Consumer (B2B2C) services working with retail partners to provide vans at their locations and with corporations providing pool fleets for use by their employees.

ITEM 1. BUSINESS (Continued)
Other Customer Service Initiatives

We offer a Mobile Gold Alerts service, available to participating Hertz Gold Plus Rewards customers, through which a text message and/or email with the vehicle information and location is sent approximately 30 minutes prior to arrival, providing the option to choose another vehicle. We offer Hertz e-Return, which allows customers to drop off their vehicle and go at the time of rental return. Customers can also use cashless toll lanes with our PlatePass offering where the license plate acts as a transponder, and we offer a vehicle-subscription service on a monthly or weekend basis in select locations that provides a flexible, cost-effective alternative to vehicle ownership, with no long-term commitment required, referred to as Hertz My Car and My Hertz Weekend. As a result of COVID-19, we began implementing enhanced safety measures to provide customers confidence while renting our vehicles. In May 2020, we introduced the Hertz Gold Standard Clean seal, in which each vehicle is sealed prior to rental following a rigorous 15-point cleaning and sanitization process that follows U.S. Centers for Disease Control and Prevention guidelines.

Rates

We rent a wide variety of makes and models of vehicles. We rent vehicles on an hourly (in select international markets), daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary by brand and at different locations depending on local market conditions and other competitive and cost factors. While vehicles are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to vehicle rentals and franchise fees, we generate revenues from reimbursements by customers of airport concession fees, unless the law limits or forbids us from doing so, and vehicle licensing costs, fueling charges, and charges for value-added services such as supplemental equipment (e.g., child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, premium emergency roadside service and satellite radio.

Reservations

We price and accept reservations for our vehicles through each of our brands. Reservations are generally for a class of vehicles, such as compact, midsize or sport utility vehicle.

We distribute pricing and content and accept reservations through multiple channels. Direct reservations are accepted at Hertz.com, Dollar.com and Thrifty.com, which have global and local versions in multiple languages. Hertz.com offers a range of products, prices and additional services as well as Hertz Gold Plus Rewards benefits, serving both company-operated and franchise locations. In addition to our websites, direct reservations are enabled via our Hertz and Dollar smartphone apps, which include additional connected products and services.

Customers may also seek reservations via travel agents or third-party travel websites. In many of those cases, the travel agent or website utilizes an Application Programming Interface (“API”) connection to Hertz or a third-party operated computerized reservation system, also known as a Global Distribution System (“GDS”), to contact us and make the reservation.

In our major markets, including the U.S. and all other countries with company-operated locations, customers may also reserve vehicles for rental from us and our franchisees worldwide through local, national or toll-free telephone calls to our reservations center, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry.

ITEM 1. BUSINESS (Continued)
Franchisees

In certain U.S. and international markets, we have found it efficient to issue licenses under franchise arrangements to independent franchisees who are engaged in the vehicle rental business. These franchise arrangements allow our franchisees to rent vehicles that they own or lease to customers, primarily under our Hertz, Dollar or Thrifty brand. In certain markets and under certain circumstances, franchisees are given the opportunity to acquire franchises for multiple brands.

Franchisees generally pay royalties based on a percentage of their revenues as well as other fees, and in return are provided the use of the applicable brand name, certain operational support and training, reservations through our reservation channels, and other services. Franchisee arrangements enable us to offer expanded national and international service and a broader one-way rental program. In addition to vehicle rental, certain international franchisees engage in vehicle leasing, and the rental of chauffeur-driven vehicles, camper vans and motorcycles.

Franchisees are ordinarily limited as to transferability of the license without our consent and are generally terminable by us only for cause or after a fixed term. Many of these agreements also include a right of first refusal on the part of the Company should a franchisee receive a bona fide offer to sell the license. Franchisees in the U.S. typically may terminate on prior notice, generally between 90 and 180 days. In Europe and certain other international jurisdictions, franchisees typically do not have early termination rights. Initial license fees or the price for the sale to a franchisee of a company-owned location may be payable over a term of several years. We continue to issue new licenses and, from time to time, purchase franchised businesses or sell corporate locations to franchisees.

Franchise operations, including the purchase and ownership of vehicles, are generally financed independently by the franchisees and we do not have an investment interest in the franchisees. Fees from franchisees, including initial franchise fees, are used to, among other things, generally support the cost of our brand awareness programs, reservations system, sales and marketing efforts and certain other services and are approximately 2% of our worldwide vehicle rental revenues for the year ended December 31, 2020.

Seasonality

Our vehicle rental operations are historically a seasonal business, with decreased levels of business in the winter months and heightened activity during spring and summer peak ("our peak season") for the majority of countries where we generate our revenues. To accommodate increased demand, we historically have increased our available fleet and staff during the second and third quarters of the year. As business demand declines, vehicles and staff are decreased accordingly. However, as a result of COVID-19 mitigation actions, we initiated a restructuring program in the second quarter of 2020 affecting approximately 11,000 U.S. employees in our Americas RAC Segment and corporate operations. Additionally, we disposed of approximately 198,000 lease vehicles pursuant to or otherwise in satisfaction of our vehicle disposition obligations under the Interim Lease Order between June 1, 2020 and December 31, 2020. Certain operating expenses, including real estate taxes, rent, insurance, utilities, facility-related expenses, the costs of operating our information technology systems and minimum staffing costs, are fixed and cannot be adjusted for seasonal demand.

ITEM 1. BUSINESS (Continued)
The following chart sets forth this seasonal nature of our vehicle rental operations, as well as the impact of COVID-19, by presenting the proportionate contribution of each quarter to full year revenue for each of the years ended December 31, 2020, 2019 and 2018.
Fleet

In response to the outbreak of COVID-19, in 2020 we reduced our commitments to purchase vehicles by approximately $4.0 billion from original commitments in our Americas RAC segment. Additionally, the Interim Lease Order, among other things, directed us to dispose of at least 182,521 lease vehicles between June 1, 2020 and December 31, 2020. As of December 31, 2020, we have disposed of approximately 198,000 lease vehicles pursuant to or otherwise in satisfaction of our vehicle disposition obligations under the Interim Lease Order. During the year ended December 31, 2020, we operated a peak rental fleet in our Americas RAC and International RAC segments of approximately 530,400 vehicles and 116,600 vehicles, respectively.

As authorized by the Bankruptcy Court, purchases of vehicles are financed under new borrowing programs supported by our HVIF facility and a designated portion of our DIP Credit Agreement, as further described in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report. The vehicles we purchase are either program vehicles or non-program vehicles. We periodically review the efficiencies of an optimal mix between program and non-program vehicles in our fleet and adjust the ratio of program and non-program vehicles as needed based on contract negotiations, vehicle economics and availability. During the year ended December 31, 2020, our approximate average holding period for a rental vehicle was 16 months in our Americas RAC segment and 13 months in our International RAC segment.

ITEM 1. BUSINESS (Continued)
Our fleet composition is as follows:

Fleet Composition by Vehicle Manufacturer*
As of December 31, 2020
Americas RAC                         International RAC*

*Vehicle manufacturers Groupe PSA (Peugeot and Citroen), Volvo, Volkswagen Group (Volkswagen, Skoda, Audi and Seat), Daimler AG (Mercedes Benz), Renault and BMW together comprise another 41% of the International RAC fleet and are included as "Other" in the overall and International RAC charts above.

We maintain vehicle maintenance centers at or near certain airports and in certain urban and off airport areas, which provide maintenance for our fleet. Many of these facilities include sophisticated vehicle diagnostic and repair equipment and are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.

Repurchase Programs

Program vehicles are purchased under repurchase or guaranteed depreciation programs with vehicle manufacturers wherein the manufacturers agree to repurchase vehicles at a specified price or guarantee the depreciation rate on the vehicles during established repurchase periods, subject to, among other things, certain vehicle condition, mileage and holding period requirements. Repurchase prices under repurchase programs are based on the original cost less a set daily depreciation amount. These repurchase and guaranteed depreciation

ITEM 1. BUSINESS (Continued)
programs limit our residual risk with respect to vehicles purchased under the programs and allow us to reduce the variability of depreciation expense for each vehicle, however, typically the acquisition cost is higher. Program vehicles generally provide us with flexibility to increase or reduce the size of our fleet based on market demand. When we increase the percentage of program vehicles, the average age of our fleet decreases since the average holding period for program vehicles is shorter than for non-program vehicles.

Program vehicles as a percentage of all vehicles purchased within our Americas RAC and International RAC segments during the last three fiscal years were as follows:

Program Vehicles as a Percentage of All Vehicles Purchased
70%
60%
50%
40%
30%
20%
10%
0%
66%
26%
64%
30%
61%
20%
2018
2019
2020
Fiscal Year
Americas RAC
International RAC

Hertz Car Sales and Rent2Buy

Hertz Car Sales consists of a network of company-operated vehicle sales locations throughout the U.S. dedicated to the sale of used vehicles from our rental fleet consisting of non-program vehicles and program vehicles that become ineligible for manufacturer repurchase or guaranteed depreciation programs. Vehicles disposed of through our retail outlets allow us the opportunity for ancillary vehicle sales revenue, such as warranty, financing and title fees.

We also offer Rent2Buy in 35 states in the U.S., an innovative program designed to sell used rental vehicles. Customers have an opportunity to rent a vehicle from our rental fleet and if the customer purchases the vehicle, the customer is credited with a portion of their rental charges. The purchase transaction is completed through the internet and by mail in those states where permitted.

We also dispose of vehicles through non-retail disposition channels such as auctions, brokered sales, sales to wholesalers and sales to dealers.

During the year ended December 31, 2020, of the vehicles sold in our U.S. vehicle rental operations that were not repurchased by manufacturers, we sold approximately 27% at auction, 46% through dealer direct and 27% at retail locations or through our Rent2Buy program. During the year ended December 31, 2020, of the vehicles sold in our international vehicle rental operations that were not repurchased by manufacturers, we sold approximately 5% at auction, 84% through dealer direct and 11% at retail locations.

ITEM 1. BUSINESS (Continued)
Markets and Competition

Competition among vehicle rental industry participants is intense and is primarily based on price, vehicle availability and quality, service, reliability, rental locations, product innovation and competition from online travel agents and vehicle rental brokers. We believe that the prominence and service reputation of the Hertz, Dollar and Thrifty brands, including our ranking in 2019 and 2020 of #1 in Customer Satisfaction by J.D. Power, our extensive worldwide ownership of vehicle rental operations and our commitment to innovation and service provide us with a strong competitive advantage. Our principal vehicle rental industry competitors are Avis Budget Group, Inc., which currently operates the Avis, Budget, ZipCar and Payless brands, and Enterprise Holdings, which operates the Enterprise Rent-A-Car Company, National Car Rental and Alamo Rent A Car brands. There are also local and regional vehicle rental companies and transportation network companies which provide ride-hailing services that have some overlap in customer use cases, largely with respect to short length trips in urban areas.

U.S.

The U.S. represents approximately $23 billion in estimated annual industry revenues for 2020, a decrease of 28% in 2020 versus 2019 primarily due to COVID-19 which has caused a substantial reduction to airline travel since March 2020. The average number of vehicles in the U.S. vehicle rental industry decreased 12% in 2020 to about 2 million vehicles. U.S. industry Revenue Per Unit Per Month was approximately $975 which was a decline of 17% from 2019.

Europe

Europe represents approximately $9 billion in annual industry revenues for 2020, a decrease of 47% in 2020 versus 2019 primarily due to COVID-19. Europe has generally demonstrated a lower historical reliance on air travel because the European off airport vehicle rental market has been significantly more developed than it is in the U.S. Within Europe, the largest markets in which we do business are France, Germany, Italy, Spain, and the United Kingdom. Throughout Europe, we do business through company-operated rental locations and through our partners or franchisees to whom we have licensed use of our brands.

Asia Pacific

Asia Pacific, which includes Australia and New Zealand, represents approximately $12 billion in annual industry revenues for 2020, a decrease of 29% in 2020 versus 2019 primarily due to COVID-19. Within this region, the largest markets in which we do business are Australia, China, Japan and South Korea. In each of these markets we have company-operated rental locations or do business through our partners or franchisees to whom we have licensed use of our brands.

Middle East and Africa

The Middle East and Africa represent approximately $2 billion in annual industry revenues for 2020, a decrease of 50% in 2020 versus 2019 primarily due to COVID-19. Within these regions, the largest markets in which we do business are Saudi Arabia, South Africa and the United Arab Emirates. In each of these markets we do business through our franchisees to whom we have licensed use of our brands.

Latin America

Latin America represents approximately $2 billion in annual industry revenues for 2020, a decrease of 50% in 2020 versus 2019 primarily due to COVID-19. Within Latin America the largest markets in which we do business are Argentina, Brazil, Colombia, Mexico and Panama. In each of these markets our Hertz, Dollar and Thrifty brands are present through our partners or franchisees to whom we have licensed use of the respective brand.

ITEM 1. BUSINESS (Continued)
All Other Operations

Our All Other Operations segment primarily consists of our Donlen business, which provides integrated vehicle leasing and fleet management solutions for commercial fleets. This segment generated $630 million in revenues during the year ended December 31, 2020, substantially all of which was attributable to Donlen.

Donlen
Donlen provides an array of vehicle leasing, financing, telematics and fleet management services to commercial fleets in the U.S. and Canada. Products offered by Donlen include:

•Vehicle financing, acquisition and remarketing;
•License, title and registration;
•Vehicle maintenance consultation;
•Fuel management;
•Accident management;
•Toll management;
•Telematics-based location, driver performance and scorecard reporting; and
•Lease financing.

In the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all of the Donlen Assets. The sale is expected to close in the first quarter of 2021. See Note 3, "Divestitures," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further information.

Donlen’s leased fleet consists primarily of passenger vehicles, cargo vans and light trucks. Vehicles are acquired directly from domestic and foreign manufacturers, as well as dealers. As of December 31, 2020, approximately half of Donlen’s leased fleet is 2019 model year or newer.

Donlen’s primary product for vehicle and light to medium truck fleets is an open-ended terminal rental adjustment clause ("TRAC") lease. For most customers, the vehicle must be leased for a minimum of twelve months, after which the lease converts to a month-to-month lease allowing the vehicle to be surrendered any time thereafter. Our sale of the vehicle following the termination of the lease may result in a TRAC adjustment, through which the customer is credited or charged with the surplus or loss on the vehicle. Approximately 75% of Donlen’s lease portfolio consists of floating-rate leases which allow lease charges to be adjusted based on benchmark indices.

Donlen offers financing solutions for heavier-duty trucks and equipment. Lease financing is provided through syndication arrangements with lending institutions. Donlen originates the leases, acquires the assets and services the lease throughout the term.

Donlen provides services to leased and non-leased fleets consisting of fuel purchasing and management, preventive vehicle maintenance, repair consultation, toll management and accident management. Additionally, Donlen manages license and title, vehicle registration and regulatory compliance. Donlen’s telematics products provide enhanced visibility and reporting over driver and vehicle performance.

The commercial fleet market is one of the largest segments of the U.S. automotive industry, primarily consisting of vehicles utilized in a sales, service or delivery application. The fleet management industry has experienced significant consolidation over the years and today our principal fleet management competitors in the U.S. and

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Canada are Element Financial Corporation, Enterprise, Automotive Resources International, LeasePlan Corporation N.V. and Wheels, Inc.

EMPLOYEES AND HUMAN CAPITAL MANAGEMENT

As of December 31, 2020, we employed approximately 24,000 persons, consisting of approximately 17,000 persons in our U.S. operations and approximately 7,000 persons in our international operations, a decrease of 41% and 22% from December 31, 2019 in our U.S. and international operations, respectively. As a result of COVID-19 and its direct impact on our business, we initiated a restructuring program affecting approximately 11,000 U.S. employees in our Americas RAC segment and corporate operations, beginning in April 2020. Additionally, personnel levels in our international operations were reduced to align with decreased vehicle rental demands as a result of COVID-19, the cost of which was partially offset by government support across Europe. As of December 31, 2020, approximately 55% of our employees in our international operations have been furloughed.

Certain employees outside the U.S. are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. Labor contracts covering the terms of employment of approximately 23% of our workforce in the U.S. (including those in the U.S. territories) are presently in effect with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists. Labor contracts covering almost 57% of these employees will expire during 2021. We have had no material work stoppage as a result of labor problems during the last ten years, and we believe our labor relations to be good. Nevertheless, we may be unable to negotiate new labor contracts on terms advantageous to us, or without labor interruption.

In addition to the employees referred to above, we engage outside services, as is customary in the industry, principally for the non-revenue movement of rental vehicles between rental locations.

Human Capital Management

We continue to evolve for our customers, employees, partners and communities. With respect to our employees, our Board and Board committees conduct annual reviews of our employee programs and initiatives, providing oversight to how Hertz should attract, retain and develop a workforce that aligns with our values and strategies, including through competitive compensation and benefits, learning and development opportunities and cultivating an engaged and inclusive culture. In addition, we annually conduct anonymous surveys, seeking feedback from our broad employee base on topics including, but not limited to, effectiveness of company communication, confidence in leadership, competitiveness of our compensation and total rewards packages, and career growth and development opportunities. Survey results are reviewed by our senior management and shared with employees, along with action plans, for leveraging employee insights to drive meaningful improvements in employee experiences at Hertz.

We are committed to protecting the health and safety of our employees, customers and partners. In 2020, COVID-19 caused an unprecedented crisis for the travel and tourism industry, disrupting working practices, consumer behavior and long-term strategic plans. Despite these challenges, we’ve maintained our priority of supporting our people and our communities. We implemented heightened safety measures for employees and customers, and introduced the Hertz Gold Standard Clean process, an enhanced 15-point cleaning process. We deployed protocols, signage and employee training to ensure compliance with COVID-19 Centers for Disease Control guidelines and local regulations. We equipped our employees with personal protective equipment as well as plexiglass guards, implemented enhanced facility and vehicle cleaning practices, mandated face-coverings and established processes for assessing possible COVID-19 exposures and responding to known or suspected COVID-19 cases. In addition, we partnered with LapCorp Employer Services to provide at-home COVID-19 test kits at no charge to employees. We are always assessing ways to best support our employees and customers, and adapting our processes in response to changing guidelines as we continue to navigate through the COVID-19 pandemic.

Always for Hertz, our people are our greatest asset and we strive to have a constant focus and attention on matters concerning our employees including retention and professional development as well as employees’ physical, emotional and financial well-being. We are committed to an inclusive workplace around the globe that champions

ITEM 1. BUSINESS (Continued)
equality, values different backgrounds and celebrates individuality. We regularly assess our benefits and program offerings to provide a compelling and comprehensive portfolio, which currently includes:

•Competitive salaries and wages;
•Retirement savings with a 401(k) Plan and an employer match;
•Comprehensive health insurance, including medical, dental and vision plans for employees and their dependents;
•Employer provided life insurance with no cost to employees;
•No-cost employee assistance program, providing confidential counseling to help employees and their families dealing with hardships;
•Paid parental leave;
•Free health screenings and programs for tobacco cessation, weight management and wellness coaching;
•Employee referral program;
•Employee and family rental car and car sales discounts;
•Employee relief fund that provides immediate, short-term financial assistance to North America employees through employee contributions and company match to assist employees dealing with natural disasters;
•Training and development opportunities; and
•Employee resource groups.

Outside of the U.S., we are committed to offering similar comprehensive programs that leverage the best of global benefits but also tailored by country to reflect local practices and culture. We evaluate our total benefits and programs annually and use feedback from employees to make thoughtful changes to ensure our programs continue to meet the needs of employees.

CORPORATE RESPONSIBILITY

We believe that managing our businesses ethically and responsibly is critical to our success as well as the right thing to do. As such, our Board reviews our corporate social responsibility initiatives and maintains an executive steering council, comprised of members of our senior management group and leaders within our key functional areas, to enhance our long-term strategy and to assess annual performance against key indicators. We are committed to continuous improvement that encourages sustainable innovation and enhances our business performance in four key areas: people, community, planet and product.

Our People and Communities

Our employees help drive our progress, innovation and success. As a global company, we have a responsibility to ensure our people are taken care of and thrive in their environment. We are growing our business in a way that is inclusive and supportive to all. As discussed above, attracting and retaining top talent is more than a measure of our business success; it’s a measure of who we are and what we value. In addition, we engage with our communities, and, through our global charitable giving and volunteer program, we are committed to making a positive difference in the areas where we work, live and serve.

Diversity

We foster a diverse and inclusive work environment. Maintaining this diversity begins with a firm commitment to equal opportunity, non-discrimination and anti-harassment. In addition, we adhere to all relevant laws and mandatory reporting requirements.

ITEM 1. BUSINESS (Continued)
Communities

We believe community involvement is critical to operating as a responsible business and we have a long-standing commitment to our communities. That’s why we are committed to creating stronger, healthier places to live and work, whether through corporate philanthropy, employee giving or volunteerism.

The Environment

We are committed to reducing the impact our operations have on the environment and the communities we operate in through sustainable business practices, strategic decision-making, community partnerships and smart investments in future technologies.

Fuel Efficient Fleet

We work to make sustainable mobility a viable, global reality by providing customers and communities with access to fuel-efficient and lower emission vehicles. As improvements in technology and the charging infrastructure matures, as well as a wider variety of electric vehicle ("EV") models stimulate consumer acceptance, we can respond to adjust our rental fleet to offer EVs as influenced by customer demand and other economic factors.

We also partner with our corporate customers to create personalized, green travel programs which are aimed at reducing carbon emissions and fuel costs associated with their vehicle rentals, including a program through a leading third party administrator, for related carbon offsets. Additionally, we offer customization of green fleet goals to help our corporate customers reduce fuel costs and expand their employees’ use of alternative-fuel vehicles.

Waste Reduction and Recycling

We work to integrate environmental sustainability across our operations, from our car washes to the way we build our rental locations. Resource conservation and waste reduction is at the forefront of that integration. We are committed to waste reduction across our global footprint. Recycling efforts include, but are not limited to, recycling used oils and solvents, tires, batteries, information technology equipment and general mixed materials.

Green Construction

We incorporate sustainable design and construction practices across the company, based on Leadership in Energy and Environmental Design ("LEED") standards. LEED is a green building rating system administered by the U.S. Green Building Council. Following LEED standards ensures our rental and corporate locations are built in an environmentally sustainable manner, including our world headquarters in Estero, Florida, which is LEED Gold®. These standards also aim to enhance the health and comfort of building occupants, improve overall building performance and deliver cost savings.

Our Business

Ethics

We are committed to operating in compliance with all applicable laws and maintaining the highest standards of ethical conduct. Our expectations may be high, but they are clear. Integrity is essential to every aspect of our business, both in policy and practice. Our Standards of Business Conduct informs when we should ask for further direction to support a policy or procedure and provides information, guidance and references covering a range of topics.

Supplier Diversity

Our objective is to provide certified small, disadvantaged, minority and women-owned business enterprises with the opportunity to compete to deliver products and services that support our brands. We are a member of the National

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Minority Supplier Development Council and many of its local affiliate councils throughout the U.S. In support of our extensive presence at airports, we are also members of the Airport Minority Advisory Council.

Data Protection

Hertz is committed to operating in compliance with all applicable privacy and data security laws. We have standards and policies in place to ensure the proper handling, use and storage of customer and employee information, including privacy protection, maintenance of data integrity and security. In addition, our employees participate in mandatory training and ongoing engagement that ensures our entire team is on the same page regarding compliance with our policies and practices.

Our most recent Corporate Responsibility Report is available on our website (www.hertz.com).

INSURANCE AND RISK MANAGEMENT

There are three types of generally insurable risks that arise in our operations:

•legal liability arising from the operation of our vehicles (i.e., vehicle liability);

•legal liability to members of the public and employees from other causes (i.e., general liability/workers' compensation); and

•risk of property damage and/or business interruption and/or increased cost of operating as a consequence of property damage.

In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contractual arrangements.

In many cases we self-insure our risks or insure risks through wholly-owned insurance subsidiaries. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles and caps, through unaffiliated carriers. For our international operations outside of Europe and for our long-term vehicle leasing operations, we maintain some liability insurance coverage with unaffiliated carriers.

Third-Party Liability

In our U.S. operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury, death or property damage to third parties arising from the operation of our vehicles, sometimes called “vehicle liability,” in stipulated amounts. In most jurisdictions, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining jurisdictions, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. The regulatory method for protecting against such vehicle liability should be considered in the context of the Graves Amendment, as we generally bear limited economic responsibility for U.S. vehicle liability attributable to the negligence of our drivers, except to the extent that we successfully transfer such liability to others through insurance or contractual arrangements.

For our vehicle rental operations in Europe, we have established a wholly-owned insurance subsidiary, Probus Insurance Company Europe DAC (“Probus”), a direct writer of insurance domiciled in Ireland. In certain European countries with company-operated locations, we have purchased from Probus the vehicle liability insurance required by law, and Probus reinsures the risks under such insurance with HIRE Bermuda Limited, a wholly-owned reinsurance company domiciled in Bermuda. In other European countries, this coverage is purchased from unaffiliated carriers. Accordingly, as with our U.S. operations, we bear economic responsibility for vehicle liability in

ITEM 1. BUSINESS (Continued)
our European vehicle rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside of Europe, we maintain some form of vehicle liability insurance coverage with unaffiliated carriers. The nature of such coverage and our economic responsibility for covered losses varies considerably. Nonetheless, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.

In our U.S. and international operations, from time to time in the course of our business, we become legally responsible to members of the public for bodily injury, death or property damage arising from causes other than the operation of our vehicles, sometimes known as “general liability.” As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements. In addition, to mitigate these exposures, we maintain excess liability insurance coverage with unaffiliated insurance carriers.

In our U.S. vehicle rental operations, we offer an optional liability insurance product, Liability Insurance Supplement (“LIS”), that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is primarily provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a wholly-owned subsidiary, HIRE Bermuda Limited.

In our U.S. vehicle rental operations and our company-operated international vehicle rental operations in many countries, we offer optional products providing Personal Accident Insurance / Personal Effects Coverage (“PAI/PEC”) and Emergency Sickness Protection ("ESP") insurance coverage to the renter and the renter's immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC and ESP coverages are provided under insurance policies issued by unaffiliated carriers or, in Europe, by Probus.

Our offering of LIS, PAI/PEC and ESP coverage in our U.S. vehicle rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers.

Provisions on our books for self-insured public liability and property damage vehicle liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims.

Damage to Our Property

We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.

To mitigate our risk of large, single-site property damage losses globally, we maintain property insurance with unaffiliated insurance carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.

Our rental contracts typically provide that the renter is responsible for damage to or loss (including loss through theft) of rented vehicles. We generally offer an optional rental product, known in various countries as “loss damage waiver,” “collision damage waiver” or “theft protection,” under which we waive or limit our right to make a claim for such damage or loss.

Collision damage costs and the costs of stolen or unaccounted-for vehicles, along with other damage to our property, are charged to expense as incurred, net of reimbursements.

Other Risks

To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker's compensation and employer's liability, commercial crime and fidelity, performance bonds, directors' and officers' liability insurance, terrorism insurance and cyber

ITEM 1. BUSINESS (Continued)
security insurance from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

We are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, credit and charge card operations, insurance, environmental protection, used vehicle sales and licensing.

Dealings with Renters

In the U.S., vehicle rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs leases of tangible personal property. Vehicle rental is also specifically regulated in more than half of the states of the U.S. and many other international jurisdictions. The subjects of these regulations include the methods by which we advertise, the methods used to quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, Nevada and New York) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See “Insurance and Risk Management-Damage to Our Property” above for further discussion regarding the loss or damage waivers and optional insurance coverages that we offer renters. In addition, various consumer protection laws and regulations may generally apply to our business operations. Internationally, regulatory regimes vary greatly by jurisdiction and include increasing scrutiny from consumer law regulators in Europe and a stronger focus on corporate compliance, but the regimes do not generally prevent us from dealing with customers in a manner similar to that employed in the U.S.

Both in the U.S. and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are required to disclose our data collection and processing practices as well as our use and sharing of data that we collect from or about renters. In doing so, we are obligated to take reasonable steps to protect customer data while it is in our possession and comply with individual privacy right requests. Our failure to do so could subject us to substantial legal liability, require us to bear significant remediation costs or seriously damage our reputation.

Changes in Regulation

Changes in government regulation of our businesses have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws, regulations and treaties by a court, regulatory body or governmental official. Those changes may have prospective and/or retroactive effect, particularly when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have a more significant effect on us than on our competitors, depending on the circumstances. Several U.S. states historically required “bundled pricing” by rental vehicle companies but those same states subsequently enacted statutory exceptions to allow for the separate pass-through of certain fees (e.g., airport concession fees, customer facility charges and vehicle licensing fees) with proper disclosure. In addition, the Canadian Competition Bureau has interpreted Canadian consumer law to prohibit “drip pricing” such that base rate advertising is not allowed and the first price that consumers view on the websites of rental vehicle companies needs to reflect the bundled price for the proposed rental. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy, like-kind exchange programs, data security and rate regulation and our retail vehicle sales operations.

In addition, our operations, as well as those of our competitors, could also be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the U.S. or internationally. Such a regime could, however, be quickly imposed if there was a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.

ITEM 1. BUSINESS (Continued)

Environmental

We are subject to extensive federal, state, local and foreign environmental and safety laws, regulations, directives, rules and ordinances concerning, among other things, the operation and maintenance of vehicles; the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and oil; and the generation, storage, transportation and disposal of waste materials, including oil, vehicle wash sludge and waste water.

When applicable, we estimate and accrue for certain environmental costs, such as to study potential environmental issues at sites deemed to require investigation or clean-up activities and for costs to implement remediation actions, including ongoing maintenance, as required. Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our operating results or financial condition. However, it is difficult to predict with certainty the potential impact of future compliance efforts and environmental remedial actions and thus future costs associated with such matters may exceed the amount of the estimated accrued amount.

AVAILABLE INFORMATION

You may access, free of charge, Hertz Global and Hertz's reports filed with or furnished to the SEC (including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those forms) directly through the SEC or indirectly through our website (www.hertz.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

Additional information about the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court, is available online at https://restructuring.primeclerk.com/hertz, a website administered by Prime Clerk. The information on this website is not incorporated by reference and does not constitute part of this 2020 Annual Report.

PART II

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Hertz Global Holdings, Inc. is a holding company and its principal, wholly-owned subsidiary is The Hertz Corporation. Hertz Global consolidates Hertz for financial statement purposes, and Hertz comprises approximately the entire balance of Hertz Global’s assets, liabilities and operating cash flows. In addition, Hertz’s operating revenues and operating expenses comprise nearly 100% of Hertz Global’s revenues and operating expenses. As such, Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") that follows herein is for Hertz and also applies to Hertz Global in all material respects, unless otherwise noted. Differences between the operations and results of Hertz and Hertz Global are separately disclosed and explained. We sometimes use the words “we,” “our,” “us,” and the “Company” in this MD&A for disclosures that relate to all of Hertz and Hertz Global.

The statements in this MD&A regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in Item 1A, "Risk Factors.” The following MD&A provides information that we believe to be relevant to an understanding of our consolidated financial condition and results of operations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following MD&A together with the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and Item 1A, "Risk Factors,” in our 2020 Annual Report and our consolidated financial statements and related notes included herein under the caption Item 8, "Financial Statements and Supplementary Data.”

In this MD&A we refer to the following non-GAAP measure and key metrics:
•Adjusted Corporate EBITDA - important non-GAAP measure to management because it allows management to assess the operational performance of our business, exclusive of certain items, and allows management to assess the performance of the entire business on the same basis as the segment measure of profitability. Management believes that it is important to investors for the same reasons it is important to management and because it allows investors to assess our operational performance on the same basis that management uses internally. Adjusted EBITDA, the segment measure of profitability and accordingly a GAAP measure, is calculated exclusive of certain items which are largely consistent with those used in the calculation of Adjusted Corporate EBITDA.
•Depreciation Per Unit Per Month - important key metric to management and investors as depreciation of revenue earning vehicles and lease charges is one of our largest expenses for the vehicle rental business and is driven by the number of vehicles, expected residual values at the expected time of disposal and expected hold period of the vehicles. Depreciation Per Unit Per Month is reflective of how we are managing the costs of our vehicles and facilitates a comparison with other participants in the vehicle rental industry.
•Total Revenue Per Transaction Day ("Total RPD," also referred to as "pricing") - important key metric to management and investors as it represents a measurement of the changes in underlying pricing in the vehicle rental business and encompasses the elements in vehicle rental pricing that management has the ability to control.
•Total Revenue Per Unit Per Month ("Total RPU") - important key metric to management and investors as it provides a measure of revenue productivity relative to the total number of vehicles in our fleet whether owned or leased ("Average Vehicles" or "fleet capacity").
•Transaction Days - important key metric to management and investors as it represents the number of revenue generating days ("volume"). It is used as a component to measure Total RPD and Vehicle Utilization. Transaction Days represent the total number of 24-hour periods, with any partial period counted as one Transaction Day, that vehicles were on rent (the period between when a rental contract is opened

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
and closed) in a given period. Thus, it is possible for a vehicle to attain more than one Transaction Day in a 24-hour period.
•Vehicle Utilization - important key metric to management and investors because it is the measurement of the proportion of our vehicles that are being used to generate revenues relative to fleet capacity. Higher Vehicle Utilization means more vehicles are being utilized to generate revenues.
Our non-GAAP measure and key metrics should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP. The above non-GAAP measure and key metrics are defined, and the non-GAAP measure is reconciled to its most comparable U.S. GAAP measure, in the "Footnotes to the Results of Operations and Selected Operating Data by Segment Tables" section of this MD&A.

OVERVIEW OF OUR BUSINESS AND OPERATING ENVIRONMENT

Impact of COVID-19 on our Business

In March 2020, the World Health Organization declared COVID-19 a pandemic, affecting multiple global regions. The impact of this pandemic has been and will likely continue to be extensive in many aspects of society, which has resulted in, and will likely continue to result in, significant disruptions to the global economy, as well as businesses around the world. In an effort to halt the spread of COVID-19, many governments around the world placed significant restrictions on travel, individuals voluntarily reduced their air and other travel in attempts to avoid the outbreak and many businesses announced closures and imposed travel restrictions. There is continued uncertainty about the duration of the negative impact from COVID-19 and the length and scope of travel restrictions and business closures imposed by governments of impacted countries and voluntarily undertaken by private businesses.

In response to COVID-19, we began aggressively managing costs and (i) initiated a restructuring program affecting approximately 11,000 U.S. employees in our Americas RAC segment and corporate operations; (ii) actively negotiated to abate or defer our airport rent and concession payments; (iii) substantially reduced capital expenditures; (iv) eliminated discretionary marketing spend; and (v) reduced our commitments to purchase vehicles by approximately $4.0 billion from original commitments in our Americas RAC segment.

Although we took aggressive action to eliminate costs, we faced significant ongoing monthly expenses, including monthly payments under our Operating Lease, pursuant to which Hertz leases vehicles which we use in our Americas RAC rental car operations. On April 27, 2020, Hertz did not make certain payments in accordance with the Operating Lease, and as a result, an amortization event was in effect as of May 5, 2020 for all series of notes issued by HVF II and a liquidation event was in effect with respect to the Series 2013-A Notes issued by HVF II. Refer to Note 1, "Background," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for additional information on the Forbearance Agreement and Waiver Agreements which expired on May 22, 2020.

Voluntary Petitions for Bankruptcy

In connection with the expiration of the Forbearance Agreement and the Waiver Agreements described above and the continuing economic impact from COVID-19, on the Petition Date, the Debtors filed Petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW). Additional information about the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court, is available online at https://restructuring.primeclerk.com/hertz, a website administered by Prime Clerk. The information on this website is not incorporated by reference and does not constitute part of this 2020 Annual Report.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Liquidity Considerations Following the Chapter 11 Filing

Per the terms of the Interim Lease Order entered on July 24, 2020, the Debtors were directed to, among other things, (i) make $650 million of base rent payments under the Operating Lease to the HVF trustee in the amount of six equal monthly payments of approximately $108 million commencing in July 2020 through December 2020; (ii) dispose of at least 182,521 lease vehicles between June 1, 2020 and December 31, 2020, inclusive, where the proceeds of the dispositions, subject to certain exclusions set forth in the Interim Lease Order, were to be used to make payments under the Operating Lease; (iii) fund interest payments on the Operating Lease from draws on certain existing letters of credit, which were reimbursable by the Debtors; and (iv) suspend litigation relating to the Operating Lease until January 15, 2021 with all parties reserving all rights with respect to future litigation claims. For the period June 1, 2020 through December 31,2020, we disposed of approximately 198,000 lease vehicles pursuant to or otherwise in satisfaction of our vehicle disposition obligations under the Interim Lease Order. Also, refer to the "Liquidity and Capital Resources" section below.

On October 12, 2020, the Bankruptcy Court entered an order authorizing Hertz and Donlen to enter into certain agreements in connection with a new asset-based securitization facility with DFLF for the purposes of new interim fleet financing. On October 16, 2020, DFLF issued the Series 2020-1 Notes in an aggregate principal amount up to $400 million pursuant to this new facility, as disclosed in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

On October 29, 2020, the Bankruptcy Court entered an order authorizing the Debtors to obtain certain debtor-in-possession financing. In accordance with the Bankruptcy Court’s order, on October 30, 2020, Hertz, as borrower, and Hertz Global and certain of its subsidiaries located in the U.S. and Canada, in each case that are debtors in these Chapter 11 Cases, as guarantors, entered into the DIP Credit Agreement. The DIP Credit Agreement provides for a superpriority secured debtor-in-possession credit facility comprised of the DIP Loans, of which (i) up to $1.0 billion can be used as equity for new interim fleet financing, giving the Debtors the ability to replenish their vehicle fleet in the future, and (ii) up to $800 million can be used for working capital and general corporate purposes. The DIP Loans are available in multiple draws of at least (i) $250 million each or (ii) the remaining available commitments if such commitments are less than $250 million. The DIP Loans bear interest at a rate of LIBOR plus 7.25% (subject to a 1.00% floor), which is reduced to LIBOR plus 6.75% upon a significant repayment of Pre-petition first lien debt. As of December 31, 2020, Hertz drew down $250 million from the DIP Credit Agreement. Refer to Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further details. On February 16, 2021, Hertz borrowed an additional $250 million as per the minimum draw requirement of the DIP Credit Agreement.

On November 24, 2020, the Bankruptcy Court entered an order authorizing the formation of HVIF and for the Debtors to obtain interim fleet financing. In accordance with the Bankruptcy Court's order, on November 25, 2020, HVIF issued the Series 2020-1 Notes in an aggregate principal amount up to $4.0 billion, as further described in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

In 2020, the Bankruptcy Court approved the Lease Rejection Orders which were comprised of 359 off airport locations and 66 airport locations in our Americas RAC segment, as further disclosed in Note 10, "Leases," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further details. As a result of the Lease Rejection Orders, we have been consolidating our off airport rental locations and will continue to do so in 2021.

On January 20, 2021, the Bankruptcy Court authorized the Second Lease Order, which extended the forbearance period related to the Operating Lease to September 30, 2021, provided that the Debtors dispose of 121,510 lease vehicles, at least 113,381 of which will be non-program vehicles, and reach a minimum cumulative vehicle disposition proceeds of $2.0 billion by September 30, 2021. Additionally, the Second Lease Order directed the Debtors to (i) have no more than 157,262 lease vehicles by September 30, 2021 and (ii) make $756 million of base

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
rent payments under the Operating Lease to the HVF trustee in the amount of nine equal monthly payments of $84 million commencing in January 2021 through September 2021.

On January 28, 2021, Hertz subsidiary, TCL Funding Limited Partnership, entered into the Funding LP Series 2021-A Notes which provide for aggregate maximum borrowings of CAD$350 million on a revolving basis, subject to availability. The initial draw of CAD$120 million was used, in part, to pay the outstanding obligations under the Funding LP Series 2015-A Notes, including any unpaid default interest, as disclosed in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

As a result of our actions to eliminate costs in 2020, we (i) negotiated rent concessions in the form of abatement and payment deferrals of fixed and variable rent payments for our airport and off airport locations in the amount of approximately $300 million which substantially represents amounts previously due in 2020; (ii) reduced our revenue earning vehicle expenditures by $8.2 billion, or 60%, in 2020 compared to 2019; (iii) reduced our non-vehicle capital asset expenditures by $126 million, or 56%, in 2020 compared to 2019 primarily due to a reduction in information technology and finance transformation program costs; and (iv) sold approximately 310,000, or 4%, more vehicles in our Americas RAC segment in 2020 compared to 2019 due primarily to the Interim Lease Order. We continue to review our cost structure and fleet size to align with expected rental car volumes.

NYSE Delisting

As a result of the filing of the Chapter 11 Cases, on October 29, 2020, the NYSE informed us that Hertz Global common stock was no longer suitable for listing on the NYSE and that the NYSE suspended trading of Hertz Global common stock (NYSE ticker symbol: HTZ) after the market close on October 29, 2020. Hertz Global common stock began trading exclusively on the over-the-counter market on October 30, 2020 under the symbol HTZGQ and was delisted from the NYSE on November 10, 2020 pursuant to Form 25. Upon deregistration of Hertz Global common stock under Section 12(b) of the Exchange Act, Hertz Global common stock remains registered under Section 12(g) of the Exchange Act.

Our Business

We are engaged principally in the business of renting vehicles primarily through our Hertz, Dollar and Thrifty brands. In addition to vehicle rental, we provide integrated vehicle leasing and fleet management solutions through our Donlen subsidiary, where in the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all of the Donlen Assets as discussed below. Our profitability is primarily a function of the volume, mix and pricing of rental transactions and the utilization of vehicles, the related ownership cost of vehicles and other operating costs. Significant changes in the purchase price or residual values of vehicles or interest rates can have a significant effect on our profitability depending on our ability to adjust pricing for these changes. We continue to balance our mix of non-program and program vehicles based on market conditions, including residual values. Our business requires significant expenditures for vehicles, and as such, we require substantial liquidity to finance such expenditures. However, as a result of the Interim Lease Order, Hertz was directed to dispose of at least 182,521 lease vehicles between June 1, 2020 and December 31, 2020, where the proceeds from the dispositions were to be used to make payments under the Operating Lease. For the period from June 1, 2020 through December 31,2020, we disposed of approximately 198,000 lease vehicles pursuant to or otherwise in satisfaction of our vehicle disposition obligations under the Interim Lease Order. Additionally, under the Second Lease Order issued in January 2021, Hertz was directed to dispose of an additional 121,510 lease vehicles between January 1, 2021 and September 30, 2021, where the proceeds from the dispositions will be used to make payments under the Operating Lease. See the "Liquidity and Capital Resources" section of this MD&A for further information.

Our strategy includes optimization of our vehicle rental operations, disciplined performance management and evaluation of all locations and the pursuit of same-store sales growth.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Our total revenues are primarily derived from rental and related charges and consist of:

•Worldwide vehicle rental revenues - revenues from all company-operated vehicle rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and revenues associated with value-added services, including the sale of loss or collision damage waivers, theft protection, liability and personal accident/effects insurance coverage, premium emergency roadside service and other products and fees. Also included are ancillary revenues associated with retail vehicle sales and certain royalty fees from our franchisees (such fees are less than 2% of total revenues each period); and

•All other operations revenues - revenues from vehicle leasing and fleet management services by our Donlen business and other business activities, which in the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all of the Donlen Assets as discussed below.

Our expenses primarily consist of:

•Direct vehicle and operating expense ("DOE"), primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservation costs; and other costs relating to the operation and rental of revenue earning vehicles, such as damage, maintenance and fuel costs;

•Depreciation expense and lease charges relating to revenue earning vehicles, including costs associated with the disposal of vehicles;

•Selling, general and administrative expense ("SG&A"), which includes costs for advertising costs and administrative personnel costs, along with information technology and finance transformation programs;

•Interest expense, net; and

•Reorganization items, net, which includes charges associated with the Chapter 11 Cases, primarily professional fees.

Our Reportable Segments

We have identified three reportable segments, which are organized based on the products and services provided by our operating segments and the geographic areas in which our operating segments conduct business. In the second quarter of 2021, in connection with the Chapter 11 Emergence, and changes in how our CODM regularly reviews operating results and allocates resources, we revised our reportable segments to include Canada, Latin America and the Caribbean in our Americas RAC reportable segment, historically our U.S. RAC reportable segment, which were previously included in our International RAC reportable segment. Accordingly, prior periods have been restated to conform with the revised presentation. Our reportable segments are as follows:

•Americas RAC - Rental of vehicles, as well as sales of value-added services in the U.S., Canada, Latin America, and the Caribbean;

•International RAC - Rental and leasing of vehicles, as well as sales of value-added services in locations other than the U.S., Canada, Latin America, and the Caribbean; and

•All Other Operations - Comprised primarily of our Donlen business, which provides vehicle leasing and fleet management services, and other business activities. In the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all of the Donlen Assets. Accordingly, the Donlen Assets have been classified as held for sale in the accompanying consolidated balance sheet as of December 31, 2020. The sale is expected to close in the first quarter of 2021. See Note 3, "Divestitures," to the Notes to

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further information.

In addition to the above reportable segments, we have Corporate operations. We assess performance and allocate resources based upon the financial information for our operating segments.

Revenue Earning Vehicles

Revenue earning vehicles used in our rental and leasing operations are recorded at cost, net of related discounts and incentives from manufacturers. Holding periods typically range from six to thirty-six months. Also included in revenue earning vehicles are vehicles placed on our retail lots for sale or actively in the process of being sold through other disposition channels.

Program vehicles are purchased under repurchase or guaranteed depreciation programs with vehicle manufacturers wherein the manufacturers agree to repurchase vehicles at a specified price or guarantee the depreciation rate on the vehicles during established repurchase periods, subject to, among other things, certain vehicle condition, mileage and holding period requirements. Guaranteed depreciation programs guarantee the residual value of the program vehicle upon sale, subject to, among other things, certain vehicle condition, mileage and holding period requirements. Program vehicles generally provide us with flexibility to increase or reduce the size of our fleet based on market demand. When we increase the percentage of program vehicles, the average age of our fleet decreases since the average holding period for program vehicles is shorter than that for non-program vehicles.

When a revenue earning vehicle is acquired outside of a vehicle repurchase program, we estimate the period that we will hold the asset, primarily based on historical measures of the amount of rental activity (e.g., automobile mileage). We also estimate the residual value of the applicable revenue earning vehicles at the expected time of disposal, considering factors such as make, model and options, age, physical condition, mileage, sale location, time of the year and channel of disposition (e.g., auction, retail, dealer direct) and market conditions. The vehicle is depreciated using a rate based on these estimates. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the expected time of disposal and the estimated holding period of the vehicle. Differences between actual residual values and those estimated result in an adjustment to depreciation upon disposition of the vehicle. Our depreciation of revenue earning vehicles and lease charges also includes costs associated with the disposal of vehicles and rents paid for vehicles leased.

We dispose of our non-program vehicles via auction, dealer-direct and our retail locations. Non-program vehicles disposed of through our retail locations allow us the opportunity for value-added revenue, such as warranty, financing and title fees. We periodically review and adjust the mix between program and non-program vehicles in our fleet based on contract negotiations and the economic environment pertaining to our industry in an effort to optimize the mix of vehicles. Additionally, the use of program vehicles reduces the volatility associated with residual value estimation.

2020 Operating Overview

COVID-19 has caused a substantial reduction to airline travel during 2020. As a large portion of our business is generated at airport locations, these disruptions have had, and we expect it to continue to have, a material adverse impact on our results of operations until such travel returns to historic levels.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
The following charts provide several key factors influencing our results for the years ended December 31, 2020, 2019 and 2018.

(1)     Includes impact of foreign currency exchange at average rates ("fx").
(2)    Results shown are in constant currency as of December 31, 2019.
(3)    The percentages shown in this chart reflect Vehicle Utilization versus period-over-period change.

For more information on the above, see the discussion of our results on a consolidated basis and by segment that follows herein. In this MD&A, certain amounts in the following tables are denoted as in millions. Amounts such as percentages are calculated from the underlying numbers in thousands, and as a result, may not agree to the amount when calculated from the tables in millions.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
CONSOLIDATED RESULTS OF OPERATIONS - HERTZ

	Years Ended December 31,			Percent Increase/(Decrease)
($ In millions)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Total revenues	$5,258	$9,779	$9,504	(46)%	3%
Direct vehicle and operating expenses	3,627	5,486	5,355	(34)	2
Depreciation of revenue earning vehicles and lease charges	2,032	2,565	2,690	(21)	(5)
Selling, general and administrative expenses	664	969	1,017	(31)	(5)
Interest expense, net:
Vehicle	455	494	448	(8)	10
Non-vehicle	151	304	284	(50)	7
Interest expense, net	606	798	732	(24)	9
Intangible and other asset impairments	213	—	—	NM	—
Write-off of intercompany loan	133	—	—	NM	—
Other (income) expense, net	(9)	(59)	(40)	(85)	48
Reorganization items, net	175	—	—	NM	—
Income (loss) before income taxes	(2,183)	20	(250)	NM	NM
Income tax (provision) benefit	328	(65)	28	NM	NM
Net income (loss)	(1,855)	(45)	(222)	NM	(80)
Net (income) loss attributable to noncontrolling interests	9	(8)	2	NM	NM
Net income (loss) attributable to Hertz	$(1,846)	$(53)	$(220)	NM	(76)
Adjusted Corporate EBITDA(a)	$(995)	$649	$433	NM	50
Footnotes to the table above are shown at the end of the Results of Operations and Selected Operating Data by Segment section of this MD&A.
NM - Not meaningful

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

Total revenues decreased $4.5 billion in 2020 compared to 2019 due to reduced demand related to the impact from COVID-19 where there were decreases of $3.5 billion and $1.0 billion in our Americas RAC and International RAC segments, respectively. Americas RAC revenues decreased due primarily to lower volume. Excluding a $6 million impact of fx, revenues for our International RAC segment decreased $1.0 billion also due primarily to lower volume and pricing.

DOE decreased $1.9 billion in 2020 compared to 2019 due primarily to decreases of $1.4 billion and $482 million in our Americas RAC and International RAC segments, respectively. The decrease in our Americas RAC segment is due primarily to lower volume driven by the impact from COVID-19 on total revenues described above, lower personnel costs and other cost elimination initiatives. Excluding the $4 million impact of fx, DOE for International RAC decreased $486 million due primarily to lower volume driven by the impact from COVID-19 on total revenues described above and lower personnel costs due to employee furloughs and associated government support across Europe related to COVID-19.

Depreciation of revenue earning vehicles and lease charges decreased $533 million in 2020 compared to 2019 due primarily to decreases of $354 million and $144 million in our Americas RAC and International RAC segments, respectively. The decreases in our Americas RAC and International RAC segments are due primarily to a reduction in fleet size in response to pandemic-related declines in consumer demand.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
SG&A decreased $305 million in 2020 compared to 2019 due primarily to lower marketing costs in our Americas RAC and International RAC segments, lower personnel costs in our Americas RAC segment and lower information technology and finance transformation costs in our corporate operations.

Vehicle interest expense, net decreased $38 million in 2020 compared to 2019 due primarily to lower vehicle debt levels primarily in our Americas RAC segment.

Non-vehicle interest expense, net decreased $154 million in 2020 compared to 2019 due primarily to lower debt levels, lower market interest rates and the suspension of interest on certain non-vehicle debt as a result of filing the Chapter 11 Cases.

We incurred charges of $213 million for impairment of intangible and other assets in 2020 due primarily to $124 million impairment of technology-related intangible assets and $69 million impairment of capitalized cloud computing implementation costs in our corporate operations due to uncertainty surrounding our financial ability to complete certain information technology projects as a result of COVID-19 and the filing of the Chapter 11 Cases. Additionally, we incurred a charge of $20 million for impairment of the Hertz tradename in our historical International RAC segment as a result of our annual testing of the recoverability of our indefinite-lived intangible assets.

We incurred a charge of $133 million in 2020 in our corporate operations resulting from the full write-off of the 2019 Master Loan with Hertz Holdings due to the filing of the Chapter 11 Cases.

Other income of $9 million in 2020 was primarily comprised of a $20 million gain due to additional cash received from the sale of non-vehicle capital assets, primarily offset by $11 million in pension-related settlement charges. Other income of $59 million in 2019 was primarily comprised of a $30 million gain on marketable securities and a $39 million gain on non-vehicle capital assets.

We incurred $175 million of net reorganization charges in 2020 in our corporate operations for professional fees and other costs associated with the Chapter 11 Cases.

The effective tax rate in 2020 was 15% compared to 326% in 2019. We recorded a tax benefit of $328 million in 2020 compared to a tax provision of $65 million in 2019. The effective income tax rate and related tax benefit in 2020 compared to 2019 were driven by increased losses on our operations due to the effects of COVID-19, primarily offset by the impact of valuation allowances on net deferred tax assets for certain foreign and domestic jurisdictions.

Year Ended December 31, 2019 Compared with Year Ended December 31, 2018

Total revenues increased $276 million in 2019 compared to 2018 due to an increase of $455 million in our Americas RAC segment, partially offset by a decrease of $103 million and $76 million in our International RAC and our All Other Operations segments, respectively. Americas RAC revenues increased due to a 4% increase in volume and a 2% increase in Total RPD. Excluding the impact of fx, revenues for our International RAC segment were flat. The decrease in All Other Operations was due to the impact of a change in presentation for certain leased vehicles beginning in the first quarter of 2019.

DOE increased $131 million in 2019 compared to 2018 primarily due to an increase of $144 million in our Americas RAC segment, partially offset by a decrease of $9 million and $5 million in our All Other Operations and International RAC segments, respectively. The increase in Americas RAC DOE was driven by increased volume. Excluding the $65 million impact of fx, DOE for International RAC increased $59 million driven primarily by an increase in vehicle-related expenses.

Depreciation of revenue earning vehicles and lease charges decreased $125 million in 2019 compared to 2018 primarily due to a decrease of $95 million, $25 million and $5 million in our All Other Operations, Americas RAC and International RAC segments, respectively. The decrease in our All Other Operations segment was due to the impact of a change in presentation for certain leased vehicles beginning in the first quarter of 2019. The decrease in our

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Americas RAC segment was primarily due to our vehicle acquisition strategy and continued strength in residual values.

SG&A decreased $47 million in 2019 compared to 2018 primarily due to a decrease in personnel-related expenses in our Corporate operations and International RAC segment and the impact from fx in our International RAC segment, partially offset by increased marketing charges in our Americas RAC segment and increased information technology and finance transformation charges in our Corporate operations.

Vehicle interest expense, net increased $45 million in 2019 compared to 2018 primarily due to an increase in debt levels resulting from higher average fleet primarily in our Americas RAC segment and higher market interest rates. Additionally, there was a $20 million loss on extinguishment of debt recorded in our International RAC segment in 2018 with no comparable charge in 2019.

Non-vehicle interest expense, net increased $20 million in 2019 compared to 2018 primarily due to a $43 million loss on extinguishment of debt primarily associated with the partial redemption of the Senior Second Priority Secured Notes in 2019 with no comparable charges in 2018, partially offset by lower levels of non-vehicle debt in 2019 due to net proceeds from the Rights Offering which were used to redeem the 2020 and 2021 Notes.

Other income of $59 million in 2019 was primarily comprised of a $30 million gain on marketable securities and a $39 million gain on non-vehicle capital assets. Other income of $40 million in 2018 was primarily comprised of a $20 million gain on marketable securities, $10 million of net pension benefit income and a $6 million legal settlement related to an oil spill in the Gulf of Mexico in 2010.

The effective tax rate in 2019 was 326% compared to 11% in 2018. We recorded a tax provision of $65 million in 2019 compared to a tax benefit of $28 million in 2018. The effective income tax rate and related tax provision in 2019 are greater than 2018 due to an increase in the valuation allowance relating to losses in certain U.S. and non-U.S. jurisdictions and an increase in pretax operating results.

CONSOLIDATED RESULTS OF OPERATIONS - HERTZ GLOBAL

The above discussion for Hertz also applies to Hertz Global.

Hertz Global had $2 million, $7 million and $7 million of interest expense, net, during 2020, 2019 and 2018, respectively, that was incremental to the amounts shown for Hertz. These amounts represent interest associated with amounts outstanding under a master loan agreement between the companies. Hertz includes this amount as interest income in its statements of operations, but this amount is eliminated in consolidation for purposes of Hertz Global. In 2020, Hertz Global had $1 million of income tax benefit that was incremental to the amounts shown for Hertz due primarily to the $133 million master loan write-off included in Hertz's consolidated statements of operations. In 2019, Hertz had $2 million of tax provision that was incremental to the amounts shown for Hertz Global. In 2018, Hertz Global had $2 million of income tax benefit that was incremental to the amounts shown for Hertz.

RESULTS OF OPERATIONS AND SELECTED OPERATING DATA BY SEGMENT

Americas RAC

As of December 31, 2020, our Americas RAC operations had a total of approximately 5,500 corporate and franchisee locations, comprised of 2,000 airport and 3,500 off airport locations. The approximate 7% decrease in total locations from 2019 is primarily the product of a location rationalization effort in the Chapter 11 Cases as reflected in the Lease Rejection Orders entered by the Bankruptcy Court. See Note 10, "Leases," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further details.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Americas RAC operations sold approximately 310,000, 299,000 and 269,000 non-program vehicles during the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, the increase in units sold was due primarily to fleet size reductions in response to pandemic-related volume declines.

Results of operations and our discussion and analysis for our Americas RAC segment are as follows:

	Years Ended December 31,			Percent Increase/(Decrease)
($ In millions, except as noted)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Total revenues	$3,756	$7,208	$6,754	(48)%	7%
Depreciation of revenue earning vehicles and lease charges	$1,354	$1,708	$1,733	(21)	(1)
Direct vehicle and operating expenses	$2,939	$4,315	$4,171	(32)	3
Direct vehicle and operating expenses as a percentage of total revenues	78%	60%	62%
Selling, general and administrative expenses	$287	$504	$480	(43)	5
Selling, general and administrative expenses as a percentage of total revenues	8%	7%	7%
Vehicle interest expense	$329	$353	$298	(7)	19
Adjusted EBITDA	$(810)	$512	$269	NM	90
Transaction Days (in thousands)(b)	85,016	161,278	154,891	(47)	4
Average Vehicles (in whole units)(c)	437,547	555,220	526,700	(21)	5
Vehicle Utilization(c)	53%	80%	81%
Total RPD (in whole dollars)(d)	$42.89	$43.95	$42.93	(2)	2
Total RPU Per Month (in whole dollars)(e)	$695	$1,064	$1,052	(35)	1
Depreciation Per Unit Per Month (in whole dollars)(f)	$258	$256	$274	1	(7)
Percentage of program vehicles as of period end	3%	11%	9%
Footnotes to the table above are shown at the end of the Results of Operations and Selected Operating Data by Segment section of this MD&A.
NM - Not meaningful

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

Total Americas RAC revenues decreased $3.5 billion in 2020 compared to 2019 due primarily to lower volume. The 47% decrease in Transaction Days was driven by the impact from COVID-19 with declines in leisure and most business categories, excluding delivery services in our off airport locations where volume and pricing increased compared to 2019. Volume decreased in both our airport and off airport locations by 59% and 29%, respectively. Total RPD decreased by 2%. Off airport revenues comprised 44% of total revenues in 2020 as compared to 32% for 2019 due primarily to customer demand changes associated with COVID-19.

Depreciation of revenue earning vehicles and lease charges for Americas RAC decreased $354 million in 2020 compared to 2019. Average Vehicles decreased 21% due in part to a reduction in fleet size in response to pandemic-related declines in consumer demand. Depreciation Per Unit Per Month was comparable to 2019.

DOE for Americas RAC decreased $1.4 billion in 2020 compared to 2019 due primarily to lower volume driven by the impact from COVID-19 on total revenues described above, lower personnel costs due to an employee restructuring program that commenced in 2020 in response to COVID-19 and other cost elimination initiatives.

SG&A for Americas RAC decreased $217 million in 2020 compared to 2019 due primarily to lower marketing and personnel costs in response to COVID-19 and other cost elimination initiatives.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Vehicle interest expense for Americas RAC decreased $24 million in 2020 compared to 2019 due primarily to lower debt levels as a result of vehicle dispositions resulting from the Interim Lease Order.

Year Ended December 31, 2019 Compared with Year Ended December 31, 2018

Total Americas RAC revenues increased $455 million in 2019 compared to 2018 due to higher volume and pricing. Excluding a $5 million fx impact, revenues increased $459 million. The 4% increase in Transaction Days was driven by growth in retail and TNC rentals. Volume increased in both our off airport and airport locations by 8% and 2%, respectively. Total RPD increased by 2%. Off airport revenues comprised 31% of total revenues in 2019 as compared to 30% for 2018.

Depreciation of revenue earning vehicles and lease charges for Americas RAC decreased by $25 million in 2019 compared to 2018. Net Depreciation Per Unit Per Month decreased to $256 in 2019 compared to $274 in 2018 primarily due to our vehicle acquisition strategy and continued strength in residual values.

DOE for Americas RAC increased $144 million in 2019 compared to 2018. Excluding a $4 million fx impact, DOE increased $148 million primarily due to volume, partially offset by a decrease in other non-vehicle related charges.

SG&A for Americas RAC increased $23 million in 2019 compared to 2018 primarily due to increased marketing charges; SG&A as a percentage of revenues was flat year over year.

Vehicle interest expense for Americas RAC increased $55 million in 2019 compared to 2018 primarily due to higher average fleet and higher market interest rates.

International RAC

As of December 31, 2020, our international vehicle rental operations had approximately 6,500 corporate and franchisee locations, comprised of 1,500 airport and 5,000 off airport locations in approximately 110 countries and regions including the countries of Australia, New Zealand, and in the regions of Africa, Asia, Europe and the Middle East.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Results of operations and our discussion and analysis for our International RAC segment are as follows:

	Years Ended December 31,			Percent Increase/(Decrease)
($ In millions, except as noted)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Total revenues	$872	$1,899	$2,002	(54)%	(5)%
Depreciation of revenue earning vehicles and lease charges	$243	$388	$393	(37)	(1)
Direct vehicle and operating expenses	$661	$1,143	$1,149	(42)	—
Direct vehicle and operating expenses as a percentage of total revenues	76%	60%	57%
Selling, general and administrative expenses	$168	$207	$234	(19)	(12)
Selling, general and administrative expenses as a percentage of total revenues	19%	11%	12%
Vehicle interest expense	$80	$89	$107	(10)	(17)
Adjusted EBITDA	$(229)	$115	$188	NM	(39)
Transaction Days (in thousands)(b)	22,283	44,720	44,989	(50)	(1)
Average Vehicles (in whole units)(c)	102,793	160,382	160,600	(36)	—
Vehicle Utilization(c)	59%	76%	77%
Total RPD (in whole dollars)(d)	$38.88	$42.61	$42.39	(9)	1
Total RPU Per Month (in whole dollars)(e)	$702	$990	$990	(29)	—
Net Depreciation Per Unit Per Month (in whole dollars)(f)	$197	$202	$194	(2)	4
Percentage of program vehicles as of period end	31%	43%	42%
Footnotes to the table above are shown at the end of the Results of Operations and Selected Operating Data by Segment section of this MD&A.
NM - Not meaningful

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

Total revenues for International RAC decreased $1.0 billion in 2020 compared to 2019 due to lower volume and pricing. Transaction Days decreased 50% and Total RPD decreased 9%. Excluding a $6 million fx impact, revenues decreased $1.0 billion due to lower volume and pricing, primarily in Europe, across all leisure and business categories driven by the impact of COVID-19.

Depreciation of revenue earning vehicles and lease charges for International RAC decreased $144 million in 2020 compared to 2019, where the fx impact was immaterial. Average Vehicles for International RAC decreased 36% due to downsizing the fleet as a result of COVID-19. Depreciation Per Unit Per Month for International RAC decreased to $197 from $202 for 2020 versus 2019.

DOE for International RAC decreased $482 million in 2020 compared to 2019. Excluding a $4 million fx impact, DOE decreased $486 million due primarily to lower volume driven by the impact from COVID-19 on total revenues described above and lower personnel costs due to employee furloughs and associated government support across Europe related to COVID-19.

SG&A for International RAC decreased $39 million in 2020 compared to 2019. Excluding a $9 million fx impact, SG&A decreased $49 million due primarily to lower marketing and facility costs.

Vehicle interest expense for International RAC decreased $9 million in 2020 compared to 2019 due primarily to downsizing the fleet as a result of COVID-19 market conditions.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Year Ended December 31, 2019 Compared with Year Ended December 31, 2018

Total revenues for International RAC decreased $103 million in 2019 compared to 2018. Excluding a $103 million fx impact, revenues were flat.

Depreciation of revenue earning vehicles and lease charges for International RAC decreased $5 million in 2019 compared to 2018. Excluding a $21 million fx impact, depreciation increased $16 million, or 4%. Depreciation Per Unit Per Month for International RAC increased to $202 from $194 for 2019 versus 2018 due in part to a richer fleet mix in Europe in 2019 versus 2018 and declining residual values year over year.

DOE for International RAC decreased $5 million in 2019 compared to 2018. Excluding a $65 million fx impact, DOE increased $59 million, or 5%, primarily driven by vehicle-related expenses.

SG&A for International RAC decreased $27 million in 2019 compared to 2018 due in part to a $12 million fx impact and a decrease in personnel-related expenses.

Vehicle interest expense for International RAC decreased $18 million in 2019 compared to 2018 primarily due to a $20 million loss on extinguishment of debt associated with the redemption of the 4.375% European Vehicle Senior Notes in 2018.

All Other Operations

The All Other Operations segment is primarily comprised of our Donlen business, as such, our discussion is limited to Donlen. In the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell the Donlen Assets. The sale is expected to close in the first half of 2021. See Note 3, "Divestitures," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further details.

Results of operations for this segment are as follows:

	Years Ended December 31,			Percent Increase/(Decrease)
($ In millions)	2020	2019	2018	2020 vs. 2019	2019 vs. 2018
Total revenues	$630	$672	$748	(6)%	(10)%
Depreciation of revenue earning vehicles and lease charges	$435	$469	$564	(7)	(17)
Direct vehicle and operating expenses	$27	$28	$37	(4)	(24)
Selling, general and administrative expenses	$20	$35	$37	(43)	(6)
Vehicle interest expense	$46	$52	$43	(11)	19
Adjusted EBITDA	$93	$100	$82	(7)	22
Average Vehicles - Donlen	192,900	210,000	188,100	(8)	12

In 2020 compared to 2019, the impact of COVID-19 on our Donlen business was less severe than our car rental operations, where revenues and Adjusted EBITDA decreased 6% and 7% as compared to 2019, respectively.

Donlen had favorable results in 2019 compared to 2018. Lower year-over-year revenue and depreciation of revenue earning vehicles and lease charges were driven by the impact of a change in presentation for certain leased vehicles in 2019 versus 2018. Excluding the $79 million reduction in revenues from the change in presentation in 2019 and the $53 million benefit in 2018 of vehicles leased under sales-type leases, revenue grew 8%. The

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
increase in overall average vehicles in 2019 as compared to 2018 is due to new customer acquisitions and growth in the existing customer portfolio.

Footnotes to the Results of Operations and Selected Operating Data by Segment Tables

(a)Adjusted Corporate EBITDA is calculated as net income (loss) attributable to Hertz or Hertz Global, adjusted for income taxes; non-vehicle depreciation and amortization; non-vehicle debt interest, net; vehicle debt-related charges; loss on extinguishment of vehicle debt; restructuring and restructuring related charges; goodwill, intangible and tangible asset impairments and write-downs; intercompany loan write-offs; information technology and finance transformation costs; reorganization items, net; pre-reorganization items and non-debtor financing charges; and certain other miscellaneous items. When evaluating our operating performance, investors should not consider Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance determined in accordance with U.S. GAAP. The reconciliations to the most comparable consolidated U.S. GAAP measure are presented below:

HERTZ

	Years Ended December 31,
(In millions)	2020	2019	2018
Net income (loss) attributable to Hertz	$(1,846)	$(53)	$(220)
Adjustments:
Income tax provision (benefit)	(328)	65	(28)
Non-vehicle depreciation and amortization	225	203	218
Non-vehicle debt interest, net	151	304	284
Vehicle debt-related charges(1)	50	38	36
Loss on extinguishment of vehicle debt(2)	5	—	22
Restructuring and restructuring related charges(3)	64	14	32
Intangible and other asset impairment(4)	213	—	—
Write-off of intercompany loan(5)	133	—	—
Information technology and finance transformation costs(6)	42	114	98
Reorganization items, net(7)	175	—	—
Pre-reorganization and non-debtor financing charges(8)	109	—	—
Other items(9)	12	(36)	(9)
Adjusted Corporate EBITDA	$(995)	$649	$433

HERTZ GLOBAL

	Years Ended December 31,
(In millions)	2020	2019	2018
Net income (loss) attributable to Hertz Global	$(1,714)	$(58)	$(225)
Adjustments:
Income tax provision (benefit)	(329)	63	(30)
Non-vehicle depreciation and amortization	225	203	218
Non-vehicle debt interest, net	153	311	291
Vehicle debt-related charges(1)	50	38	36
Loss on extinguishment of vehicle debt(2)	5	—	22
Restructuring and restructuring related charges(3)	64	14	32
Intangible and other asset impairment(4)	213	—	—
Information technology and finance transformation costs(6)	42	114	98
Reorganization items, net(7)	175	—	—
Pre-reorganization and non-debtor financing charges(8)	109	—	—
Other items(9)	12	(36)	(9)
Adjusted Corporate EBITDA	$(995)	$649	$433

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(1)Represents vehicle debt-related charges relating to the amortization of deferred financing costs and debt discounts and premiums.
(2)In 2020, represents a $5 million write-off of deferred financing costs resulting from the European ABS waiver agreements. In 2018, primarily represents $20 million of early redemption premium and write-off of deferred financing costs associated with the full redemption of the 4.375% European Vehicle Senior Notes due January 2019.
(3)Represents charges incurred under restructuring actions as defined in U.S. GAAP, excluding impairments and asset write-downs. Also includes restructuring related charges such as incremental costs incurred directly supporting business transformation initiatives. In 2018, also includes consulting costs, legal fees and other expenses related to the previously disclosed accounting review and investigation.
(4)In 2020, represents a $193 million impairment of technology-related intangible and other assets and a $20 million impairment of the Hertz tradename, as disclosed in Note 5, "Goodwill and Intangible Assets, Net," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.
(5)In 2020, represents the write-off of the 2019 Master Loan between Hertz and Hertz Holdings.
(6)Represents costs associated with our information technology and finance transformation programs, both of which are multi-year initiatives to upgrade and modernize our systems and processes.
(7)In 2020, represents charges incurred associated with the filing of the Chapter 11 Cases, as described in Note 20, "Reorganization Items, Net," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.
(8)In 2020, represents charges incurred prior to the filing of the Chapter 11 Cases, which are comprised of preparation charges for the reorganization, such as professional fees. Also includes certain non-debtor financing and professional fee charges.
(9)Represents miscellaneous items, including non-cash stock-based compensation charges. In 2020, also includes $16 million associated with the Donlen Asset Sale, partially offset by $18 million for losses associated with certain vehicle damages. In 2019, also includes a $30 million gain on marketable securities and a $39 million gain on the sale of non-vehicle capital assets. In 2018, also includes a $20 million gain on marketable securities and a $6 million legal settlement received related to an oil spill in the Gulf of Mexico in 2010.

(b)    Transaction Days represent the total number of 24-hour periods, with any partial period counted as one Transaction Day, that vehicles were on rent (the period between when a rental contract is opened and closed) in a given period. Thus, it is possible for a vehicle to attain more than one Transaction Day in a 24-hour period.

(c)    Average Vehicles are determined using a simple average of the number of vehicles at the beginning and end of a given period. Among other things, Average Vehicles is used to calculate our Vehicle Utilization which represents the portion of our vehicles that are being utilized to generate revenue. Vehicle Utilization is calculated by dividing total Transaction Days by Available Car Days. The calculation of Vehicle Utilization is shown in the table below:

	Americas RAC			International RAC
	Years Ended December 31,
	2020	2019	2018	2020	2019	2018
Transaction Days (in thousands)	85,016	161,278	154,891	22,283	44,720	44,989
Average Vehicles (in whole units)	437,547	555,220	526,700	102,793	160,382	160,600
Number of days in period (in whole units)	366	365	365	366	365	365
Available Car Days (in thousands)	160,142	202,655	192,246	37,622	58,539	58,619
Vehicle Utilization	53%	80%	81%	59%	76%	77%

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
(d)    Total RPD is calculated as total revenues less ancillary retail vehicle sales revenues, with all periods adjusted to eliminate the effect of fluctuations in foreign currency exchange rates ("Total Rental Revenues"), divided by the total number of Transaction Days. Our management believes eliminating the effect of fluctuations in foreign currency exchange rates is useful in analyzing underlying trends. The calculation of Total RPD is shown below:

	Americas RAC			International RAC
	Years Ended December 31,
($ in millions, except as noted)	2020	2019	2018	2020	2019	2018
Total Revenues	$3,756	$7,208	$6,754	$872	$1,899	$2,002
Ancillary retail vehicle sales revenues	(111)	(122)	(103)	—	—	—
Foreign currency adjustment(1)	1	4	(1)	(6)	7	(96)
Total Rental Revenues	$3,646	$7,090	$6,650	$866	$1,906	$1,906
Transaction Days (in thousands)	85,016	161,278	154,891	22,283	44,720	44,989
Total RPD (in whole dollars)	$42.89	$43.95	$42.93	$38.88	$42.61	$42.39

(1)Based on December 31, 2019 foreign currency exchange rates for all periods presented.

(e)    Total RPU Per Month is calculated as Total Revenues divided by the Average Vehicles in each period and then divided by the number of months in the period reported. The calculation of Total RPU Per Month is shown below:

	Americas RAC			International RAC
	Years Ended December 31,
($ in millions, except as noted)	2020	2019	2018	2020	2019	2018
Total Rental Revenues	$3,646	$7,090	$6,650	$866	$1,906	$1,906
Average Vehicles (in whole units)	437,547	555,220	526,700	102,793	160,382	160,600
Total revenue per unit (in whole dollars)	$8,333	$12,770	$12,626	$8,425	$11,884	$11,868
Number of months in period (in whole units)	12	12	12	12	12	12
Total RPU Per Month (in whole dollars)	$695	$1,064	$1,052	$702	$990	$990

(f)    Depreciation Per Unit Per Month represents the amount of average depreciation expense and lease charges, per vehicle per month and is calculated as depreciation of revenue earning vehicles and lease charges, with all periods adjusted to eliminate the effect of fluctuations in foreign currency exchange rates, divided by the Average Vehicles in each period and then dividing by the number of months in the period reported. Our management believes eliminating the effect of fluctuations in foreign currency exchange rates is useful in analyzing underlying trends. The calculation of Depreciation Per Unit Per Month is shown below:

	Americas RAC			International RAC
	Years Ended December 31,
($ in millions, except as noted)	2020	2019	2018	2020	2019	2018
Depreciation of revenue earning vehicles and lease charges	$1,354	$1,708	$1,733	$243	$388	$393
Foreign currency adjustment(1)	1	—	—	—	—	(19)
Adjusted depreciation of revenue earning vehicles and lease charges	$1,355	$1,708	$1,733	$243	$388	$374
Average Vehicles (in whole units)	437,547	555,220	526,700	102,793	160,382	160,600
Adjusted depreciation of revenue earning vehicles and lease charges divided by Average Vehicles (in whole dollars)	$3,096	$3,077	$3,290	$2,364	$2,419	$2,329
Number of months in period (in whole units)	12	12	12	12	12	12
Depreciation Per Unit Per Month (in whole dollars)	$258	$256	$274	$197	$202	$194

(1)Based on December 31, 2019 foreign currency exchange rates for all periods presented.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
LIQUIDITY AND CAPITAL RESOURCES

Our U.S. and international operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the U.S. and internationally.

As of December 31, 2020, we had $1.1 billion of unrestricted cash and unrestricted cash equivalents and $383 million of restricted cash and restricted cash equivalents. As of December 31, 2020, $479 million of unrestricted cash and unrestricted cash equivalents and $60 million of restricted cash and restricted cash equivalents were held by our subsidiaries outside of the U.S. As a result of the impact of COVID-19 discussed above, we changed our indefinite reinvestment assertion with respect to our non-U.S. earnings, and if not in the form of loan repayments or subject to favorable tax treaties, repatriation of some of these funds under current regulatory and tax law for use in domestic operations could expose us to additional cash taxes.

Liquidity Considerations Related to COVID-19

As discussed above, the outbreak of COVID-19 has spread across the globe, resulting in a global economic slowdown and disruptions of travel and other industries, all of which are continuing to negatively impact our business and industry. In addition, COVID-19 has resulted in our employees, contractors, suppliers, customers and other business partners being prevented from conducting normal business activities temporarily or for an indefinite period of time. This was largely caused by shutdowns that were initially requested or mandated by governmental authorities. Additionally, individuals voluntarily reduced travel in attempts to avoid the outbreak.

Although we took aggressive action to eliminate costs, we faced significant ongoing monthly expenses, including monthly payments under our Operating Lease, pursuant to which Hertz leases vehicles which we use in our Americas RAC segment. On April 27, 2020, Hertz did not make certain payments in accordance with the Operating Lease, and as a result, an amortization event was in effect as of May 5, 2020 for all series of notes issued by HVF II and a liquidation event was in effect with respect to the Series 2013-A Notes issued by HVF II. Refer to Note 1, "Background," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for additional information on the Forbearance Agreement and Waiver Agreements which expired on May 22, 2020.

Voluntary Petitions for Bankruptcy

In connection with the expiration of the Forbearance Agreement and the Waiver Agreements described above and the continuing economic impact from COVID-19, on May 22, 2020, the Debtors filed Petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW). Additional information about the Chapter 11 Cases, including access to documents filed with the Bankruptcy Court, is available online at https://restructuring.primeclerk.com/hertz, a website administered by Prime Clerk. The information on this website is not incorporated by reference and does not constitute part of this 2020 Annual Report.

In May 2020, the Bankruptcy Court approved motions filed by the Debtors that were designed primarily to mitigate the impact of the Chapter 11 Cases on our operations, customers and employees. The Debtors are authorized to conduct business activities in the ordinary course, and pursuant to orders entered by the Bankruptcy Court, the Debtors are authorized to, among other things and subject to the terms and conditions of such orders (i) pay employees’ wages and related obligations; (ii) pay certain taxes; (iii) pay critical vendors and certain fees to airport authorities and provide adequate protection; (iv) continue to maintain certain customer programs; (v) maintain insurance programs; (vi) use certain cash collateral on an interim basis; (vii) honor certain obligations to franchisees; and (viii) maintain existing cash management systems.

Borrowing Capacity and Availability

The filing of the Chapter 11 Cases constituted defaults, termination events and/or amortization events with respect to certain of our existing debt obligations. As a result of the filing of the Chapter 11 Cases, the remaining capacity

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
under almost all of our revolving credit facilities was terminated, as disclosed in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report. Consequently, the sales proceeds from vehicles which serve as collateral for such vehicle finance facilities must be applied to the payment of the related indebtedness of the Non-Debtor Financing Subsidiaries and are not otherwise available to fund our operations. Additionally, we are precluded from accessing any of our subordinated investment in the vehicle collateral until the related defaults are waived or the third party funding under those facilities has been retired, either through the monetization of the underlying collateral or the refinancing of the related indebtedness. Proceeds from vehicle receivables, excluding manufacturer rebates, as of December 31, 2020 and ongoing vehicle sales must be applied to vehicle debt in amortization.

Per the terms of the Interim Lease Order entered on July 24, 2020, the Debtors were directed to, among other things, (i) make $650 million of base rent payments under the Operating Lease to the HVF trustee in the amount of six equal monthly payments of approximately $108 million commencing in July 2020 through December 2020; (ii) dispose of at least 182,521 lease vehicles between June 1, 2020 and December 31, 2020, inclusive, where the proceeds of the dispositions, subject to certain exclusions set forth in the Interim Lease Order, were to be used to make payments under the Operating Lease; (iii) fund interest payments on the Operating Lease from draws on certain existing letters of credit, which were reimbursable by the Debtors; and (iv) suspend litigation relating to the Operating Lease until January 15, 2021 with all parties reserving all rights with respect to future litigation claims. For the period from June 1, 2020 through December 31, 2020, we disposed of approximately 198,000 lease vehicles pursuant to or otherwise in satisfaction of our vehicle disposition obligations under the Interim Lease Order.

On October 12, 2020, the Bankruptcy Court entered an order authorizing Hertz and Donlen to enter into certain agreements in connection with DFLF. On October 16, 2020, DFLF issued the Series 2020-1 Notes to offset funding needs created by the amortization of the HFLF Variable Funding Notes, where DFLF will fund lease originations going forward. As of December 31, 2020, DFLF has access to up to $400 million of available funding, subject to certain conditions, and $250 million of committed funding available which increases by a minimum of $50 million per month, subject to the payment of incremental up-front fees, as disclosed in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

On October 29, 2020, the Bankruptcy Court entered an order authorizing the Debtors to obtain certain debtor-in-possession financing. In accordance with the Bankruptcy Court’s order, on October 30, 2020, Hertz, as borrower, and Hertz Global and certain of its subsidiaries located in the U.S. and Canada, in each case that are debtors in these Chapter 11 Cases, as guarantors, entered into the DIP Credit Agreement. The DIP Credit Agreement provides for DIP Loans in an aggregate amount of up to $1.65 billion, of which (i) up to $1.0 billion can be used as equity for new interim fleet financing, giving the Debtors the ability to replenish their vehicle fleet in the future, and (ii) up to $800 million can be used for working capital and general corporate purposes. The DIP Loans are available in multiple draws of at least (i) $250 million each or (ii) the remaining available commitments if such commitments are less than $250 million. The DIP Loans bear interest at a rate of LIBOR plus 7.25% (subject to a 1.00% floor), which is reduced to LIBOR plus 6.75% upon a significant repayment of Pre-petition first lien debt. As of December 31, 2020, we drew $250 million from the DIP Credit Agreement. Refer to Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further details. On February 16, 2021, Hertz borrowed an additional $250 million as per the minimum draw requirement of the DIP Credit Agreement.

On November 24, 2020, the Bankruptcy Court entered an order authorizing the formation of HVIF and for the Debtors to obtain interim fleet financing. In accordance with the Bankruptcy Court's order, on November 25, 2020, HVIF issued the Series 2020-1 Notes in an aggregate principal amount up to $4.0 billion, as further described in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

In 2020, the Bankruptcy Court entered the Lease Rejection Orders which applied, in the aggregate, to 359 off airport and 66 airport locations in our Americas RAC segment, as further disclosed in Note 10, "Leases," to the

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

On January 20, 2021, the Bankruptcy Court authorized the Second Lease Order, which extended the forbearance period related to the Operating Lease to September 30, 2021, provided that the Debtors dispose of 121,510 lease vehicles, at least 113,381 of which will be non-program vehicles, and reach a minimum cumulative vehicle disposition proceeds of $2.0 billion by September 30, 2021. Additionally, the Second Lease Order directed the Debtors to (i) have no more than 157,262 lease vehicles by September 30, 2021 and (ii) make $756 million of base rent payments under the Operating Lease to the HVF trustee in the amount of nine equal monthly payments of $84 million commencing in January 2021 through September 2021.

On January 28, 2021, Hertz subsidiary, TCL Funding Limited Partnership, entered into the Funding LP Series 2021-A Notes which provide for aggregate maximum borrowings of CAD$350 million on a revolving basis, subject to availability. The initial draw of CAD$120 million was used, in part, to pay the outstanding obligations under the Funding LP Series 2015-A Notes, including any unpaid default interest, as disclosed in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

Our inability to retain any proceeds from the sale of vehicles under our U.S. ABS programs means that our sources of liquidity are primarily our unrestricted cash and unrestricted cash equivalents on hand, cash generated from our operations and availability under our DIP Credit Agreement. As of December 31, 2020, we had $1.1 billion of unrestricted cash and unrestricted cash equivalents and approximately $1.1 billion of availability under the DIP Credit Agreement, net of the $275 million minimum liquidity requirement, for a total liquidity of $2.2 billion which we believe will be sufficient to fund our operations through approximately December 31, 2021, assuming we do not experience any unforeseen liquidity needs before then, which could result in the utilization of the liquidity in advance of December 31, 2021.

We currently have waivers related to the filing of the Chapter 11 Cases under our European ABS and U.K. Fleet Financing facility that are currently set to expire on March 5, 2021, as disclosed in Note 6, "Debt," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

As a result of our actions to eliminate costs in 2020, we (i) negotiated rent concessions in the form of abatement and payment deferrals of fixed and variable rent payments for our airport and off airport locations in the amount of approximately $300 million which substantially represents amounts previously due in 2020; (ii) reduced our revenue earning vehicle expenditures by $8.2 billion, or 60%, in 2020 compared to 2019; (iii) reduced our non-vehicle capital asset expenditures by $126 million, or 56%, in 2020 compared to 2019; and (iv) sold 310,000, or 4%, more vehicles in our Americas RAC segment in 2020 compared to 2019 due primarily to the Interim Lease Order. We continue to review our cost structure and fleet size to align with expected rental car volumes.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Cash Flows - Hertz

As of December 31, 2020 and 2019, Hertz had unrestricted cash and unrestricted cash equivalents of $1.1 billion and $865 million, respectively, and restricted cash and restricted cash equivalents of $383 million and $495 million, respectively. The following table summarizes the net change in cash, cash equivalents, restricted cash and restricted cash equivalents for the periods shown:

	Years Ended December 31,			2020 vs. 2019	2019 vs. 2018
(In millions)	2020	2019	2018	$ Change	$ Change
Cash provided by (used in):
Operating activities	$956	$2,907	$2,563	$(1,951)	$344
Investing activities	4,591	(4,425)	(4,197)	9,016	(228)
Financing activities	(5,403)	1,467	1,554	(6,870)	(87)
Effect of exchange rate changes	46	1	(14)	45	15
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	$190	$(50)	$(94)	$240	$44

Year ended December 31, 2020 compared with year ended December 31, 2019

In 2020, cash flows from operating activities decreased by $2.0 billion year over year due primarily to the $1.8 billion change in net loss driven by the impact of COVID-19 discussed above, partially offset by the associated reduction of $331 million in working capital requirements.

Our primary investing activities relate to the acquisition and disposal of revenue earning vehicles. However, Hertz disposed of approximately 198,000 lease vehicles between June 1, 2020 and December 31, 2020, pursuant to or otherwise in satisfaction of our vehicle disposition obligations under the Interim Lease Order, where the proceeds from the dispositions were used to make payments under the Operating Lease. There was a $9.0 billion decrease in the use of cash for investing activities year over year. Cash outflows for revenue earning vehicles decreased $8.2 billion as we reduced our commitments to purchase vehicles, primarily in our Americas RAC segment, due to the impact from COVID-19 and a $612 million increase of cash proceeds from disposals of revenue earning vehicles as we accelerated the disposition of vehicles due to the Interim Lease Order.

Net financing cash outflows were $5.4 billion in 2020 compared to cash inflows of $1.5 billion in 2019 primarily due to a $8.5 billion reduction in vehicle debt borrowings as we reduced our commitments to purchase vehicles, partially offset by a $1.7 billion reduction in non-vehicle repayments, net of new borrowings, primarily resulting from the Chapter 11 Cases.

Year ended December 31, 2019 compared with year ended December 31, 2018

In 2019, cash flows from operating activities, adjusted for non-cash, non-operating items and the net impact from operating leases, decreased by $111 million year over year due to a decrease in accrued liabilities for operational expenses, partially offset by an increase in cash primarily due to the timing of value added tax receivables in our International RAC segment.

Our primary investing activities relate to the acquisition and disposal of revenue earning vehicles. There was a $228 million increase in the use of cash for investing activities year over year. Net cash outflows for revenue earning vehicles increased $187 million primarily due to a higher volume of vehicles acquired, net of disposals in our International RAC segment. Additionally, there was a $71 million increase in net cash outflows for the purchase of non-vehicle capital assets primarily in our corporate operations for our information technology and finance transformation programs.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Net financing cash inflows were $1.5 billion in 2019 compared to $1.6 billion in 2018 driven by a reduction in net vehicle debt borrowings. Net proceeds from the Rights Offering in 2019 were used to redeem non-vehicle debt resulting in a $702 million increase in net non-vehicle debt repayments.

Cash Flows - Hertz Global

As of December 31, 2020 and 2019, Hertz Global had unrestricted cash and unrestricted cash equivalents of $1.1 billion and $865 million, respectively, and restricted cash and restricted cash equivalents of $411 million and $495 million, respectively. The following table summarizes the net change in cash, cash equivalents, restricted cash and restricted cash equivalents for Hertz Global for the periods shown:

	Years Ended December 31,			2020 vs. 2019	2019 vs. 2018
(In millions)	2020	2019	2018	$ Change	$ Change
Cash provided by (used in):
Operating activities	$953	$2,900	$2,556	$(1,947)	$344
Investing activities	4,591	(4,425)	(4,197)	9,016	(228)
Financing activities	(5,372)	1,474	1,561	(6,846)	(87)
Effect of exchange rate changes	46	1	(14)	45	15
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	$218	$(50)	$(94)	$268	$44

Fluctuations in operating, investing and financing cash flows from period to period are due to the same factors as those disclosed for Hertz above, with the exception of any cash inflows or outflows related to the master loan agreement between Hertz and Hertz Global and proceeds from the issuance of stock under the ATM Program as disclosed in Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report.

Financing

Refer to Note 6, "Debt," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data" for information on our outstanding debt obligations and our borrowing capacity and availability under our revolving credit facilities as of December 31, 2020. Cash paid for interest during 2020 was $109 million for interest on non-vehicle debt and $335 million for interest on vehicle debt. Cash paid for interest during 2019 was $272 million for interest on non-vehicle debt and $431 million for interest on vehicle debt. The $163 million reduction in non-vehicle debt interest is primarily due to suspending interest payments on certain debt due to the filing of the Chapter 11 Cases.

Our corporate liquidity, which excludes unused commitments under our vehicle debt, was as follows:

(In millions)	As of December 31, 2020	As of December 31, 2019
Cash and cash equivalents	$1,096	$865
Availability under the Senior RCF	—	526
Corporate liquidity	$1,096	$1,391

Significant financing activities during the year ended December 31, 2020 for our non-vehicle and vehicle debt, including the issuance of equity, were as follows:

ATM Program

In June 2020, subsequent to approval from the Bankruptcy Court and pursuant to a prospectus supplement to the Registration Statement, Hertz Global entered into an open market sale agreement under which it may offer and sell,

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
from time to time, shares of its common stock, par value $0.01 per share, having an aggregate offering price of up to $500 million. Prior to its suspension on June 15, 2020 and ultimate termination on June 18, 2020, Hertz Global issued 13,912,368 shares under the ATM Program for net proceeds of approximately $28 million, which is included in non-vehicle restricted cash in the accompanying consolidated balance sheet as of December 31, 2020.

Non-vehicle Debt

On October 29, 2020, the Bankruptcy Court entered an order authorizing the Debtors to obtain certain debtor-in-possession financing. In accordance with the Bankruptcy Court’s order, on October 30, 2020, Hertz, as borrower, and Hertz Global and certain of its subsidiaries located in the U.S. and Canada, in each case that are debtors in these Chapter 11 Cases, as guarantors, entered into the DIP Credit Agreement. The DIP Credit Agreement provides for a superpriority secured debtor-in-possession credit facility comprised of delayed-draw term loans in an aggregate amount of up to $1.65 billion, of which (i) up to $1.0 billion can be used as equity for new interim fleet financing, giving the Debtors the ability to replenish their vehicle fleet in the future, and (ii) up to $800 million can be used for working capital and general corporate purposes. The DIP Loans are available in multiple draws of at least (i) $250 million each or (ii) the remaining available commitments if such commitments are less than $250 million. The DIP Loans bear interest at a rate of LIBOR plus 7.25% (subject to a 1.00% floor), which is reduced to LIBOR plus 6.75% upon a significant repayment of Pre-petition first lien debt.

In November 2020, Hertz drew $250 million from the DIP Credit Agreement and utilized $50 million to make a capital contribution to HVIF in order to pay fees associated with the issuance of the HVIF Series 2020-1 Notes, as defined below.

Letters of Credit

In January 2020, under the terms of the Alternative Letter of Credit Facility, Hertz increased the commitments thereunder by $100 million, such that after giving effect to such increase, there are $200 million of standby letters of credit issued under the facility.

As of December 31, 2020, $17 million and $114 million of the issued letters of credit have been drawn upon under the Senior RCF and Alternative Letter of Credit Facility, respectively, to fund interest payments due under the HVF II Notes. The draws remain unreimbursed and, as a result, are accruing interest at the non-default rate, except as otherwise set forth in orders from the Bankruptcy Court.

Vehicle Debt

We organize our discussion of significant vehicle debt financing facilities below by reportable segment.

Americas RAC

•The aggregate principal amount of medium term notes outstanding decreased from $6.6 billion to $2.7 billion as a result of an amortization event in effect as of May 5, 2020 for all series of notes issued by HVF II in which proceeds from the sales of vehicles that collateralize the notes issued by HVF II must be primarily applied to the payment of principal and are allocated on what approximates a pro rata basis to the reduction of principal on the basis of seniority by class;
•The aggregate principal amount of variable term notes outstanding decreased from $2.9 billion to $2.0 billion primarily as a result of an amortization event in effect for all series of notes issued by HVF II as described in the preceding paragraph;
•There is no remaining capacity under the various Americas RAC revolving vehicle debt financing facilities as unused commitments were terminated as a result of the filing of the Chapter 11 Cases; and
•On November 24, 2020, the Bankruptcy Court entered an order authorizing the formation of HVIF and for the Debtors to obtain interim fleet financing. In accordance with the Bankruptcy Court's order, on November 25, 2020, HVIF issued the Series 2020-1 Notes in an aggregate principal amount up to $4.0 billion.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

All Other Operations - Donlen

In the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all of the Donlen Assets. The sale is expected to close in the first quarter of 2021. See Note 3, "Divestitures," to the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report for further information. Additionally,

•The aggregate principal amount of HFLF medium term notes outstanding decreased from $1.4 billion to $734 million as a result of an amortization event where proceeds from lease payments and from the sales of vehicles that collateralize the notes issued by HFLF must be applied to the reduction of principal and payment of interest on the notes while the amortization events continue; and
•On October 12, 2020, the Bankruptcy Court entered an order authorizing Hertz and Donlen to enter into certain agreements in connection with DFLF. On October 16, 2020, DFLF issued the Series 2020-1 Notes in an aggregate principal amount up to $400 million pursuant to this new facility.

Substantially all of our revenue earning vehicles and certain related assets are owned by special purpose entities or are encumbered in favor of our lenders under our various credit facilities, other secured financings and asset-backed securities programs. None of the value of such assets (including the assets owned by Hertz Vehicle Financing II LP, HVF II GP Corp., Hertz Vehicle Financing LLC, Rental Car Finance LLC, HFLF and various international subsidiaries that facilitate our international securitizations) will be available to satisfy the claims of unsecured creditors unless the secured creditors are paid in full. For a discussion of additional risks associated with COVID-19, see Item 1A, "Risk Factors" in this 2020 Annual Report.

Approximately $1.0 billion of non-vehicle debt, of which $760 million is included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020, and $1.7 billion of vehicle debt will mature during the twelve months following the issuance of this 2020 Annual Report, which does not reflect any potential changes to the Company's debt that may result from the Chapter 11 Cases.

Covenants

Prior to the filing of the Chapter 11 Cases, Hertz’s consolidated first lien net leverage ratio (the "Leverage Ratio"), as defined in the credit agreements governing the Senior RCF, the Letter of Credit Facility and the Alternative Letter of Credit Facility, as of the last day of any fiscal quarter may not exceed a ratio of 3.00 to 1.00. As a result of the filing of the Chapter 11 Cases, we are currently in default under our Senior RCF, the Letter of Credit Facility and the Alternative Letter of Credit Facility, and we are in breach of the Leverage Ratio.

As defined in the DIP Credit Agreement, a liquidity maintenance test is required as of each month end period. As of December 31, 2020, we were in compliance with the liquidity maintenance test.

Summarized Financial Information - Hertz

The following tables present the summarized financial information as combined for The Hertz Corporation, ("Parent”), and the Parent's subsidiaries that guarantee the Senior Notes issued by the Parent ("Guarantor Subsidiaries"). The Guarantor Subsidiaries are 100% owned by the Parent and all guarantees are full and unconditional and joint and several. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Senior Facilities and Senior Second Priority Secured Notes and the value of such assets will not be available to satisfy the claims of the unsecured creditors of Hertz until the claims of secured creditors are paid in full.

During the first quarter of 2020, we early adopted Rule 13-01 of the SEC's Regulation S-X that simplifies the existing disclosure requirements for the Guarantor Subsidiaries and allows for the simplified disclosure to be included within Part II, Item 7, "Management’s Discussion and Analysis of Financial Condition and Results of

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Operations." In lieu of providing separate unaudited financial statements for the Guarantor Subsidiaries, Hertz has included the accompanying summarized financial information based on Rule 13-01 of the SEC's Regulation S-X. Management of Hertz does not believe that separate financial statements of the Guarantor Subsidiaries are material to Hertz's investors; therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

Summarized financial information for the Guarantor Subsidiaries is as follows:

(In millions)	December 31, 2020	December 31, 2019
Due from affiliates	$67,023	$3,562
Total assets	67,056	25,964
Due to affiliates(1)	54,100	8,188
Total liabilities	63,282	16,982

(1) Due to affiliates of $53.5 billion is classified as liabilities subject to compromise as of December 31, 2020.

(In millions)	Year Ended December 31, 2020
Total revenues	$3,565
Income (loss) before income taxes and equity in earnings (losses) of subsidiaries(1)	(3,308)
Net income (loss)	(1,846)
Net income (loss) attributable to Hertz	(1,846)

(1)Includes $2.7 billion of intercompany vehicle lease charges from non-guarantor subsidiaries.

Vehicle Financing Risks

Our program vehicles are subject to repurchase by vehicle manufacturers under contractual repurchase or guaranteed depreciation programs. Under these programs, vehicle manufacturers agree to repurchase vehicles at a specified price or guarantee the depreciation rate on the vehicles during a specified time period, typically subject to certain vehicle condition and mileage requirements. We use values derived from this specified price or guaranteed depreciation rate to calculate financing capacity under certain asset-backed and asset-based financing arrangements.

In the event of a bankruptcy of a vehicle manufacturer, our liquidity could be impacted by several factors including reductions in fleet residual values and the risk that we would be unable to collect outstanding receivables due to us from such bankrupt manufacturer. In addition, the program vehicles manufactured by any such company would need to be removed from our financing facilities or re-designated as non-program vehicles, which would require us to furnish additional credit enhancement associated with these program vehicles.

We rely significantly on asset-backed and asset-based financing arrangements to purchase vehicles for our U.S. and international vehicle rental fleet. As a result of the Chapter 11 Cases, asset-backed and asset-based financing arrangements available to us are subject to the risks and uncertainties associated with bankruptcy, which include our ability to obtain Bankruptcy Court approval, our ability to comply with and operate under the requirements and constraints of the Bankruptcy Code and, in the event of such financings, our ability to comply with the terms of such financings. There continues to be uncertainty regarding the potential impact of various SEC rules and regulations governing asset-backed securities and additional requirements contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act (including risk retention requirements) and the Basel III regulatory capital rules, a global regulatory standard on bank capital adequacy, stress testing and market liquidity risk. While we will continue to monitor these developments and their impact on our ABS program, such rules and regulations may impact our ability and/or desire to engage in asset-backed financings in the future. For further information concerning our asset-backed financing programs and our indebtedness, see Note 6, "Debt," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Supplementary Data." For a discussion of the risks associated with our reliance on asset-backed and asset-based financing and the significant amount of indebtedness, see Item 1A, "Risk Factors" in this 2020 Annual Report.

Capital Expenditures

Revenue Earning Vehicles Expenditures and Disposals

The table below sets forth our revenue earning vehicles expenditures and related disposal proceeds for the annual periods shown:

Cash inflow (cash outflow)	Revenue Earning Vehicles
(In millions)	Capital Expenditures	Disposal Proceeds	Net Capital Proceeds (Expenditures)
2020	$(5,542)	$10,098	$4,556
2019	(13,714)	9,486	(4,228)
2018	(12,493)	8,452	(4,041)

The table below sets forth expenditures for revenue earning vehicles, net of proceeds from disposal, by segment:

Cash inflow (cash outflow)	Years Ended December 31,			2020 vs. 2019		2019 vs. 2018
($ in millions)	2020	2019	2018	$ Change	% Change	$ Change	% Change
Americas RAC	$3,903	$(3,075)	$(3,049)	$6,978	NM	$(26)	1%
International RAC	929	(466)	(365)	1,395	NM	(101)	28
All Other Operations	(276)	(687)	(627)	411	(60)	(60)	10
Total	$4,556	$(4,228)	$(4,041)	$8,784	NM	$(187)	5
NM - Not meaningful

Year ended December 31, 2020 compared with year ended December 31, 2019

In 2020, net expenditures on revenue earning vehicles decreased by $8.8 billion, primarily in our Americas RAC segment, as we reduced our commitments to purchase vehicles due to the impact from COVID-19, partially offset by an increase of cash proceeds from disposals of revenue earning vehicles as we accelerated the disposition of vehicles due to the Interim Lease Order.

Non-Vehicle Capital Asset Expenditures and Disposals

The table below sets forth our non-vehicle capital asset expenditures, and related disposal proceeds from non-vehicle capital assets disposed of or to be disposed of for the annual periods shown:

Cash inflow (cash outflow)	Non-Vehicle Capital Assets
(In millions)	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures
2020	$(98)	$60	$(38)
2019	(224)	27	(197)
2018	(177)	51	(126)

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
The table below sets forth non-vehicle capital asset expenditures, net of disposal proceeds, by segment:

Cash inflow (cash outflow)	Years Ended December 31,			2020 vs. 2019		2019 vs. 2018
($ in millions)	2020	2019	2018	$ Change	% Change	$ Change	% Change
Americas RAC	$3	$(72)	$(39)	$75	NM	$(33)	85%
International RAC	(4)	(12)	(10)	8	(67)	(2)	20
All Other Operations	(4)	(4)	(4)	—	—	—	—
Corporate	(33)	(109)	(73)	76	(70)	(36)	49
Total	$(38)	$(197)	$(126)	$159	(81)	$(71)	56
NM - Not meaningful

Year ended December 31, 2020 compared with year ended December 31, 2019

In 2020, net expenditures for non-vehicle capital assets decreased by $76 million in our corporate operations primarily due to a reduction in information technology and finance transformation program costs.

Share Repurchase Program - Hertz Global

As of December 31, 2020, approximately $295 million of shares remain available for purchase under the share repurchase program. No shares were repurchased by Hertz Holdings under the program during 2020, 2019 or 2018 and we do not expect to repurchase shares in 2021 and are unable to do so during the Chapter 11 Cases. Hertz Holdings primarily funds repurchases of its common stock through dividends from Hertz or amounts borrowed under the master loan agreement. Credit agreements governing Hertz's Senior Facilities, Letter of Credit Facility, Alternative Letter of Credit Facility and DIP Credit Agreement restrict Hertz's ability to make dividends and certain payments, including payments to Hertz Holdings for share repurchases.

CONTRACTUAL OBLIGATIONS

The following table details our contractual cash obligations as of December 31, 2020 which does not include contractual obligations of Donlen due to the pending Donlen Asset Sale or reflect any potential changes to our contractual obligations that may result from the Chapter 11 Cases:

		Payments Due by Period
(In millions)	Total	2021	2022 to 2023	2024 to 2025	After 2025
Vehicles:
Debt obligation(1)	$6,087	$1,732	$3,649	$706	$—
Interest on debt(2)	378	209	152	17	—
Non-Vehicle:
Debt obligation(3)	4,747	1,016	1,503	801	1,427
Interest on debt(2)	1,016	320	343	218	135
Minimum fixed obligations for operating leases	2,650	449	699	441	1,061
Commitments to purchase vehicles(4)	3,904	3,904	—	—	—
Purchase obligations and other(5)	194	87	80	4	23
Total	$18,976	$7,717	$6,426	$2,187	$2,646

(1)    The stated, contractual maturity dates are reflected in this table except for $362 million of notes where the maturity date has expired as of December 31, 2020 and as such, is included in the 2021 column in this table. As HVF II is in an amortization event, its expected maturity dates may change. See Note 6, "Debt," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data" for further details.
(2)    Amounts represent the estimated commitment fees and interest payments based on the principal amounts, minimum non-cancelable maturity dates and interest rates on the debt as of December 31, 2020. As HVF II is in an amortization event, certain interest rates also

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
include default interest. Additionally, interest payments for certain facilities have been excluded as a result of the Chapter 11 Cases where interest is not being paid. See Note 6, "Debt," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data" for further details.
(3)    Includes $4.4 billion of Non-Vehicle Debt included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020, and as the expected maturity date is subject to the outcome of the Chapter 11 Cases, the original, legal maturity dates are reflected in this table. See Note 6, "Debt." to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data." for further details.
(4)    Represents fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements.
(5)    Represents agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction, as well as liabilities for uncertain tax positions and other liabilities, and excludes any obligations to employees. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts that state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Purchase obligations include $23 million representing our tax liability for uncertain tax positions and related net accrued interest and penalties.

The table excludes our pension and other postretirement benefit obligations as disclosed in Note 8, "Employee Retirement Benefits," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data."

OFF BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

Indemnification Obligations

In the ordinary course of business, we execute contracts involving indemnification obligations customary in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships and financial matters. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third-party claim. We regularly evaluate the probability of having to incur costs associated with these indemnification obligations and have accrued for expected losses that are probable and estimable. The types of indemnification obligations for which payments are possible include the following:

Certain former Stockholders; Directors

We have entered into indemnification agreements with each of our directors and certain of our executive officers. Hertz entered into customary indemnification agreements with Hertz Holdings pursuant to which Hertz Holdings and Hertz will indemnify those entities and certain of our former stockholders and their affiliates and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of such entities and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us.

Environmental

We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable expenses that we expect to incur for such matters have been accrued, and those expenses are reflected in our consolidated financial statements within accrued liabilities. Amounts accrued represent the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

EMPLOYEE RETIREMENT BENEFITS

Pension

We sponsor defined benefit pension plans worldwide. Pension obligations give rise to expenses that are dependent on assumptions discussed in Note 8, "Employee Retirement Benefits," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data." As a result of filing the Chapter 11 Cases, participants of the Supplemental Plans are no longer entitled to benefit payments and are considered general creditors, as further disclosed in Note 8, "Employee Retirement Benefits," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data." As such, we classified $24 million of our U.S. pension benefit obligation as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020.

Our 2020 worldwide net periodic pension expense included in the accompanying consolidated statement of operations for the year ended December 31, 2020 is $8 million, which is comparable to 2019.

The funded status (i.e., the dollar amount by which the projected benefit obligations exceeded the market value of pension plan assets) of the Hertz Retirement Plan, as defined in Note 8, "Employee Retirement Benefits," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data," in which most domestic employees participate, improved in December 31, 2020 compared with December 31, 2019 primarily due to lower actuarial losses. We did not contribute to the Hertz Retirement Plan during 2020, and we do not anticipate contributing to the Hertz Retirement Plan during 2021. For the international plans, we anticipate contributing $3 million during 2021. The level of 2021 and future contributions will vary, and is dependent on a number of factors including investment returns, interest rate fluctuations, plan demographics, funding regulations and the results of the final actuarial valuation.

We participate in several "multiemployer" pension plans. Amounts accrued for benefit payments under our multiemployer pension plans of $2 million have been classified as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. In the event that we withdraw from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, payable in installments over a minimum of twenty years, which would be reflected as a liability on a discounted basis on our consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. Our multiemployer plans could have significant underfunded liabilities. Such underfunding may increase in the event other employers become insolvent or withdraw from the applicable plan or upon the inability or failure of withdrawing employers to pay their withdrawal liability. In addition, such underfunding may increase as a result of lower than expected returns on pension fund assets or other funding deficiencies. The occurrence of any of these events could have a material adverse effect on our consolidated financial position, results of operations or cash flows. For a discussion of the risks associated with our pension plans, see Item 1A, "Risk Factors” in this 2020 Annual Report.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts in our consolidated financial statements and accompanying notes.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
The following accounting policies involve a higher degree of judgment and complexity in their application, and therefore, represent the critical accounting policies used in the preparation of our consolidated financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. For additional discussion of our critical accounting policies, as well as our significant accounting policies, see Note 2, "Significant Accounting Policies," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data."

Revenue Earning Vehicles

Our principal assets are revenue earning vehicles, which represented approximately 36% of our total assets as of December 31, 2020. Revenue earning vehicles consists of vehicles utilized in our vehicle rental operations and our Donlen business. For the year ended December 31, 2020, 29% of the vehicles purchased for our combined U.S. and International vehicle rental fleets were vehicles purchased under repurchase or guaranteed depreciation programs with vehicle manufacturers, or program vehicles.

Under our vehicle repurchase programs, the manufacturers agree to repurchase vehicles at a specified price or guarantee the depreciation rate on the vehicles during established repurchase periods, subject to, among other things, certain vehicle condition, mileage and holding period requirements. Guaranteed depreciation programs guarantee on an aggregate basis the residual value of the vehicles covered by the programs upon sale according to certain parameters which include the holding period, mileage and condition of the vehicles. We record a provision for excess mileage and vehicle condition, as necessary, during the holding period. These repurchase and guaranteed depreciation programs limit our residual risk with respect to vehicles purchased under the programs and allow us to reduce the variability of depreciation expense for such vehicles, however, typically the acquisition cost is higher. Incentives received from the manufacturers for purchases of vehicles reduce the cost.

For all other vehicles, we use historical experience, industry residual value guidebooks and the monitoring of market conditions to set depreciation rates. Generally, when revenue earning vehicles are acquired outside of a vehicle repurchase program, (i.e., non-program vehicles) we estimate the period that we will hold the asset, primarily based on historical measures of the amount of rental activity (e.g., automobile mileage) and the targeted age of vehicles at the time of disposal. We also estimate the residual value of the applicable revenue earning vehicles at the expected time of disposal. The residual values for rental vehicles are affected by many factors, including make, model and options, age, physical condition, mileage, sale location, time of the year and channel of disposition (e.g., auction, retail, dealer direct). Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the expected time of disposal and the estimated holding periods. Market conditions for used vehicle sales can also be affected by external factors such as the economy, natural disasters, fuel prices, used vehicle supply levels, and incentives offered by manufacturers of new vehicles. These key factors are considered when estimating future residual values. Depreciation rates are adjusted prospectively through the remaining expected life. As a result of this ongoing assessment, we make periodic adjustments to depreciation rates of revenue earning vehicles in response to changing market conditions. Upon disposal of revenue earning vehicles, depreciation of revenue earning vehicles and lease charges in the accompanying statements of operations is adjusted for any difference between the net proceeds received and the remaining net book value and a corresponding gain or loss is recorded.

Within Donlen, revenue earning vehicles are leased under longer term agreements with our customers. These leases contain provisions whereby we have a contracted residual value guaranteed to us by the lessee, such that we rarely experience any economic gains or losses on the disposal of these vehicles. Donlen accounts for its lease contracts using the appropriate lease classifications.

COVID-19 may have a significant impact on the used-vehicle market, resulting in a material deterioration of residual values. This deterioration could impact our current fleet and sales plans resulting in changes to the holding period of our vehicles as well as our ability to dispose of vehicles in the period originally anticipated. As a result of the Chapter 11 Cases, the Bankruptcy Court may issue additional orders directing us to dispose of vehicles sooner than

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
anticipated. Changes in any or all of these variables could cause a material change in our estimates regarding depreciation expense.

Self-insured Liabilities

Self-insured liabilities on our consolidated balance sheets include public liability, property damage, general liability, liability insurance supplement, personal accident insurance, and workers compensation. These represent an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported and are recorded on an undiscounted basis. Reserve requirements are based on rental volume and actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

Recoverability of Goodwill and Definite and Indefinite-lived Intangible Assets

On an annual basis as of October 1, and at interim periods when circumstances require as a result of a triggering event as defined by Accounting Standards Codification 350 – Intangibles, Goodwill and Other ("ASC 350"), we test the recoverability of our goodwill and indefinite-lived intangible assets by performing an impairment analysis. An impairment is deemed to exist if the carrying value of goodwill or indefinite-lived intangible assets exceed their fair value as determined using level 3 inputs under the GAAP fair value hierarchy. The reviews of fair value involve judgment and estimates, including projected revenues, royalty rates and discount rates. We believe our valuation techniques and assumptions are reasonable for this purpose.

For goodwill, we determine the fair value using an income approach based on the discounted cash flows of each reporting unit. A reporting unit is an operating segment or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. Components are aggregated into a single reporting unit when they have similar economic characteristics. We have three reporting units (operating segments): Americas Rental Car, International Rental Car and Donlen. Key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, cash flow projections, tax rates and terminal value rates. Discount rates are set by using the Weighted-Average Cost of Capital (“WACC”) methodology. The WACC methodology considers market and industry data as well as Company specific risk factors for each reporting unit in determining the appropriate discount rates to be used. The discount rate utilized for each reporting unit is indicative of the return an investor would expect to receive for investing in such a business. Our cash flow projections represent management's most recent planning assumptions, which are based on a combination of industry outlooks, views on general economic conditions, our expected pricing plans and expected future savings. Terminal value rates are determined using a common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and long-term growth rates.

Our indefinite-lived intangible assets primarily consist of the Hertz and Dollar Thrifty tradenames. For tradenames, we determine the fair value using a relief-from-royalty income approach, which utilizes our revenue projections for each asset along with assumptions for royalty rates, tax rates and the WACC.

A significant decline in either projected revenues, projected cash flows or increased discount rates (the WACC) used to determine fair value could result in an impairment charge.

In 2020, due to the impact related to COVID-19, our reduction in cash flow projections, the filing of the Chapter 11 Cases and declines in the stock price of Hertz Global, we tested the recoverability of our goodwill and indefinite-lived intangible assets as of June 30, 2020, and based on the quantitative test, no impairment was recorded. Due to uncertainty surrounding our financial ability to complete certain information technology projects as a result of COVID-19 and the filing of the Chapter 11 Cases, we concluded in the second quarter of 2020 that there was an impairment of such technology-related intangible assets and capitalized cloud computing implementation costs, and recorded an impairment charge of $193 million in our corporate operations, representing a full impairment of the

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
carrying value of such assets as of June 30, 2020 of $124 million and $69 million of technology-related intangible assets and other assets, respectively.

We also tested the recoverability of our goodwill and indefinite-lived intangible assets as of our annual test date of October 1, 2020 and concluded that there was an impairment of the Hertz tradename in our International RAC segment and recorded charges of $20 million as of December 31, 2020. In 2019 the results of the annual impairment test as of October 1, 2019, indicated that the estimated fair value of each reporting unit and tradenames were in excess of their carrying value by more than 10% in all instances; therefore, we concluded there was no impairment in 2019.

Further deterioration in the general economic conditions in the travel industry, our cash flows and our ability to obtain future financing to maintain our fleet or the weighted average cost of capital assumptions may result in an impairment charge to earnings in future periods. We will continue to closely monitor actual results versus our expectations as well as any significant changes in market events or conditions, including the impact of COVID-19 on our business and the travel industry, and the resulting impact to our assumptions about future estimated cash flows, and the weighted average cost of capital. If our expectations of the operating results, both in magnitude or timing, do not materialize, or if our weighted average cost of capital increases, we may be required to record goodwill and indefinite-lived intangible asset impairment charges, which could be material.

Subrogation Receivables

Subrogation receivables represent recoveries that the Company is contractually entitled to receive for vehicle damage caused while a vehicle is on rent with a customer. The amount of subrogation receivables recorded by the Company reflects our best estimate of both billed and unbilled recoveries from customers and/or third parties and represents the amount of damage the Company expects to recover. We estimate recoveries based on the relationship between historical collection data from subrogation claims and total damage expense, as well as other inputs, such as historical recovery periods, average recovery rates, average recovery dollars and other qualitative facts and circumstances. The impact of COVID-19 could result in a deterioration of the credit worthiness of our customers and third-parties regarding our subrogation receivables, and as a result we could incur material write-offs or a reduction in future collections.

Income Taxes

Our income tax expense or benefit, deferred tax assets and liabilities and liabilities for unrecognized tax benefits reflect management's best assessment of estimated current and future taxes to be paid. Deferred tax asset valuation allowances and our liabilities for unrecognized tax benefits require significant management judgment regarding applicable statutes and their related interpretation, the status of various income tax audits and our particular facts and circumstances.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are estimated and recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of operations. In projecting future taxable income, we consider historical results and incorporate assumptions about the amount of future state, federal and foreign pretax operating income adjusted for items that do not have tax consequences. Our assumptions regarding future taxable income are consistent with the plans and estimates we use to manage our underlying businesses. Subsequent changes to enacted tax rates and changes to the global mix of operating results will result in changes to the tax rates used to calculate deferred taxes and any related valuation allowances. We record deferred tax assets for NOL carry forwards in various tax jurisdictions when applicable. Upon utilization of those carry forwards,

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
the taxing authorities may examine the positions that led to the generation of those NOLs and determine that some of those losses are disallowed, which could result in additional income tax payable to us.

We evaluate our exposures associated with our various tax filing positions and recognize a tax benefit only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of our position. For uncertain tax positions that do not meet this threshold, we record a related liability. We adjust our unrecognized tax benefit liability and income tax expense in the period in which the uncertain tax position is effectively settled, the statute of limitations expires for the relevant taxing authority to examine the tax position or when new information becomes available. There is a reasonable possibility that our unrecognized tax benefit liability will be adjusted within twelve months due to the expiration of a statute of limitations and/or resolution of examinations with taxing authorities.

Our income tax returns are periodically audited by domestic and foreign tax authorities. These audits include review of our tax filing positions, including the timing and amount of deductions taken and the allocation of income between tax jurisdictions.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 2, "Significant Accounting Policies," — "Recently Issued Accounting Pronouncements," to the Notes to our consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data."

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Hertz Global Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hertz Global Holdings, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes and financial statement schedules listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2021 expressed an adverse opinion thereon.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has filed for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of New Accounting Standard

As discussed in Note 10 to the consolidated financial statements the Company changed its method of accounting for leases as a result of the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and the related amendments, effective January 1, 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Calculation of Non-Program Depreciation on Revenue Earning Vehicles
Description of the Matter
For the year ended December 31, 2020, depreciation of revenue earning vehicles and lease charges was $2.032 billion, including gains and losses on disposals. As discussed in Note 2 to the consolidated financial statements, depreciation rates are reviewed on a quarterly basis based on management’s ongoing assessment of present and estimated future market conditions, the effect of these conditions on residual values at the expected time of disposal and the estimated holding period for the revenue earning vehicles. The Company’s fleet is comprised of vehicles that are subject to vehicle repurchase programs (“program vehicles”) and (“non-program vehicles”). For program vehicles, the manufacturers guarantee a specified price or depreciation rate upon disposal, versus non-program vehicles where the Company estimates the residual value of the vehicle at the expected time of disposal.

Auditing the Company’s calculation of depreciation for non-program vehicles was complex due to the significant estimation uncertainty and management judgment to determine the estimated residual values at the expected time of disposal. The significant estimation uncertainty was primarily due to management’s assumptions of future consumer demand for vehicles within their current fleet, the disposal channel of those vehicles and other external market conditions. Additionally, auditing the calculation of depreciation was challenging due to the volume of data inputs utilized in management’s calculation, including historical sales data from multiple sources at varying levels of disaggregation, along with additional data specific to the Company’s current fleet.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of internal controls over the Company’s measurement of depreciation expense for non-program vehicles. For example, we tested controls over management’s quarterly review of the depreciation rates, which included their procedures to validate the completeness and accuracy of the data used in the calculation and their assessment of significant assumptions, specifically the estimated residual values of non-program vehicles.

To test the depreciation calculation for non-program vehicles, our audit procedures included, among others, testing the completeness and accuracy of the underlying data by comparing historical sales data and vehicle information used in the calculation (e.g., make, model, trim) to external sources and the Company’s records. We tested the base depreciation rate calculations performed within the IT application and evaluated the reasonableness of other significant assumptions such as resale market conditions, including consumer demand for specific vehicles, and disposition channels to assess the reasonableness of the residual value estimates made by management. Additionally, we performed analytical procedures to evaluate historical gains and losses recognized upon disposal in order to retrospectively review the reasonableness of management’s estimates.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

Valuation of Self-insured Liabilities
Description of the Matter
As disclosed in Notes 2 and 15 to the consolidated financial statements, the Company is self-insured for public liability, property damage, general liability, liability insurance supplement, and worker's compensation. The Company records liabilities for these matters based on actuarial analyses of historical claim activity and estimates of both reported accident claims not yet paid, and claims incurred but not yet reported. The estimated self-insured liabilities as of December 31, 2020 were $488 million. The actuarial analyses that determine the claims incurred but not yet reported portion of the liability balances considers a variety of factors, including the frequency and severity of losses, changes in claim reporting and resolution patterns, insurance industry practices, the regulatory environment and legal precedent.

Auditing self-insured liabilities is complex and required the involvement of our actuarial specialists due to the significant valuation uncertainty associated with the estimate, management’s application of complex judgments, and the use of actuarial methods. In addition, the self-insured liabilities estimates are sensitive to management’s assumptions, including claim frequency, actuarial evaluations of historical claim experience, and future projections of ultimate losses used in the computation of self-insured liabilities.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of internal controls over the Company’s self-insured liabilities process. For example, we tested controls over management’s review of the assumptions outlined above that are used in the self-insured liabilities calculation and the completeness and accuracy of the data underlying the self-insured liabilities.

To test the valuation of the self-insured liabilities, we performed audit procedures that included, among others, testing the completeness and accuracy of the underlying claims data used to develop the related reserves. Furthermore, we involved our internal actuarial specialists to assist us in evaluating the models used by management and the reasonableness of assumptions used in those models (e.g., actuarial evaluations of historical claim experience and future projections of ultimate losses). We compared the Company's reserve to a range developed by our actuarial specialists based on the underlying claims data and independently selected assumptions.

Valuation of Indefinite-Lived Intangible Tradename Assets and of Goodwill related to the U.S. Rental Car Reporting Unit
Description of the Matter
As disclosed in Notes 1 and 5 to the consolidated financial statements, the Company’s indefinite-lived intangible tradename assets and goodwill related to its U.S. rental car reporting unit (U.S. RAC) totaled $2.794 billion and $1.029 billion, respectively, as of December 31, 2020. As disclosed in Notes 1 and 5 to the consolidated financial statements, indefinite-lived intangible assets and goodwill are tested for impairment on an annual basis, as of October 1, and at interim periods when circumstances require as a result of a triggering event. The Company recorded an impairment of $20 million related to the Hertz tradename in the Company’s International RAC segment.

Auditing the Company’s indefinite-lived intangible tradename assets and goodwill related to the U.S. RAC reporting unit was complex and highly judgmental due to the significant estimation required to determine the fair values of the indefinite-lived intangible tradename assets and the U.S. RAC reporting unit as a result of the Company’s current operating performance and the current industry and economic environment in which the Company operates. The Company’s estimate of fair value for the indefinite-lived intangible tradename assets and U.S. RAC reporting unit required significant judgment to estimate the impact of declines in revenues and profitability, industry trends on future operating results, and the future cash flows expected to be generated.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

Additionally, the fair value estimate of the U.S. RAC reporting unit was sensitive to significant assumptions such as forecasted annual revenue growth rates, earnings before interest, taxes, depreciation, amortization (“EBITDA”) margins, and the weighted average cost of capital. In addition, the fair value estimates of the indefinite-lived intangible tradename assets were sensitive to significant assumptions such as projected revenues, royalty rates, and discount rates. These significant assumptions are affected by expected future market or economic conditions, including the impact of COVID-19.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of internal controls over the Company’s indefinite-lived intangible tradename assets and goodwill impairment review processes. For example, we tested controls over management’s review of the assumptions, including assumptions related to projected financial information, as outlined above that are used in the indefinite-lived intangible tradename assets and goodwill impairment test.

To test the estimated fair value of the Company’s indefinite-lived intangible tradename assets and U.S. RAC reporting unit, we performed audit procedures that included, among others, assessing methodologies and testing the significant assumptions and the completeness and accuracy of the underlying data used by the Company in its analyses. We compared the significant assumptions used by management to current industry and economic trends, expected changes to the Company’s business model, the Company’s historical results, and other relevant factors. We assessed the historical accuracy of management’s estimates, including projected financial information, and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the indefinite-lived intangible tradename assets and U.S. RAC reporting unit that would result from hypothetical changes in the assumptions. We also involved valuation specialists to assist in our evaluation of the Company’s model, valuation methodologies, and certain significant assumptions, such as the royalty rates and weighted average cost of capital. In addition, we inspected the Company’s reconciliation of the fair value of all reporting units to the market capitalization of the Company and assessed the results.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2019.
Tampa, Florida
February 26, 2021

Except for Note 18, as to which the date is
October 15, 2021

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hertz Global Holdings, Inc.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Hertz Global Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2018, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2018, including the related notes and schedules of (i) condensed financial information of Hertz Global Holdings, Inc. as of December 31, 2018 and for each of the two years in the period ended December 31, 2018 and (ii) valuation and qualifying accounts for each of the tw0 years in the period ended December 31, 2018 appearing under Item 8 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues in 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements, before the effects of the adjustments described above, based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements, before the effects of the adjustments described above, in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
February 25, 2019, except for the effects of the rights offering discussed in Note 17 and the changes to segment profitability metric information disclosed in Note 18, as to which the date is February 25, 2020, and the change in the composition of reportable segments disclosed in Note 7 and Note 18, as to which the date is October 15, 2021

We served as the Company's or its predecessor's auditor from 1994 to 2019.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of The Hertz Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Hertz Corporation and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2021 expressed an adverse opinion thereon.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has filed for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of New Accounting Standard

As discussed in Note 10 to the consolidated financial statements the Company changed its method of accounting for leases as a result of the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and the related amendments, effective January 1, 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Calculation of Non-Program Depreciation on Revenue Earning Vehicles
Description of the Matter
For the year ended December 31, 2020, depreciation of revenue earning vehicles and lease charges was $2.032 billion, including gains and losses on disposals. As discussed in Note 2 to the consolidated financial statements, depreciation rates are reviewed on a quarterly basis based on management’s ongoing assessment of present and estimated future market conditions, the effect of these conditions on residual values at the expected time of disposal and the estimated holding period for the revenue earning vehicles. The Company’s fleet is comprised of vehicles that are subject to vehicle repurchase programs (“program vehicles”) and (“non-program vehicles”). For program vehicles, the manufacturers guarantee a specified price or depreciation rate upon disposal, versus non-program vehicles where the Company estimates the residual value of the vehicle at the expected time of disposal.

Auditing the Company’s calculation of depreciation for non-program vehicles was complex due to the significant estimation uncertainty and management judgment to determine the estimated residual values at the expected time of disposal. The significant estimation uncertainty was primarily due to management’s assumptions of future consumer demand for vehicles within their current fleet, the disposal channel of those vehicles and other external market conditions. Additionally, auditing the calculation of depreciation was challenging due to the volume of data inputs utilized in management’s calculation, including historical sales data from multiple sources at varying levels of disaggregation, along with additional data specific to the Company’s current fleet.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of internal controls over the Company’s measurement of depreciation expense for non-program vehicles. For example, we tested controls over management’s quarterly review of the depreciation rates, which included their procedures to validate the completeness and accuracy of the data used in the calculation and their assessment of significant assumptions, specifically the estimated residual values of non-program vehicles.

To test the depreciation calculation for non-program vehicles, our audit procedures included, among others, testing the completeness and accuracy of the underlying data by comparing historical sales data and vehicle information used in the calculation (e.g., make, model, trim) to external sources and the Company’s records. We tested the base depreciation rate calculations performed within the IT application and evaluated the reasonableness of other significant assumptions such as resale market conditions, including consumer demand for specific vehicles, and disposition channels to assess the reasonableness of the residual value estimates made by management. Additionally, we performed analytical procedures to evaluate historical gains and losses recognized upon disposal in order to retrospectively review the reasonableness of management’s estimates.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

Valuation of Self-insured Liabilities
Description of the Matter
As disclosed in Notes 2 and 15 to the consolidated financial statements, the Company is self-insured for public liability, property damage, general liability, liability insurance supplement, and worker's compensation. The Company records liabilities for these matters based on actuarial analyses of historical claim activity and estimates of both reported accident claims not yet paid, and claims incurred but not yet reported. The estimated self-insured liabilities as of December 31, 2020 were $488 million. The actuarial analyses that determine the claims incurred but not yet reported portion of the liability balances considers a variety of factors, including the frequency and severity of losses, changes in claim reporting and resolution patterns, insurance industry practices, the regulatory environment and legal precedent.

Auditing self-insured liabilities is complex and required the involvement of our actuarial specialists due to the significant valuation uncertainty associated with the estimate, management’s application of complex judgments, and the use of actuarial methods. In addition, the self-insured liabilities estimates are sensitive to management’s assumptions, including claim frequency, actuarial evaluations of historical claim experience, and future projections of ultimate losses used in the computation of self-insured liabilities.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of internal controls over the Company’s self-insured liabilities process. For example, we tested controls over management’s review of the assumptions outlined above that are used in the self-insured liabilities calculation and the completeness and accuracy of the data underlying the self-insured liabilities.

To test the valuation of the self-insured liabilities, we performed audit procedures that included, among others, testing the completeness and accuracy of the underlying claims data used to develop the related reserves. Furthermore, we involved our internal actuarial specialists to assist us in evaluating the models used by management and the reasonableness of assumptions used in those models (e.g., actuarial evaluations of historical claim experience and future projections of ultimate losses). We compared the Company's reserve to a range developed by our actuarial specialists based on the underlying claims data and independently selected assumptions.

Valuation of Indefinite-Lived Intangible Tradename Assets and of Goodwill related to the U.S. Rental Car Reporting Unit
Description of the Matter
As disclosed in Notes 1 and 5 to the consolidated financial statements, the Company’s indefinite-lived intangible tradename assets and goodwill related to its U.S. rental car reporting unit (U.S. RAC) totaled $2.794 billion and $1.029 billion, respectively, as of December 31, 2020. As disclosed in Notes 1 and 5 to the consolidated financial statements, indefinite-lived intangible assets and goodwill are tested for impairment on an annual basis, as of October 1, and at interim periods when circumstances require as a result of a triggering event. The Company recorded an impairment of $20 million related to the Hertz tradename in the Company’s International RAC segment.

Auditing the Company’s indefinite-lived intangible tradename assets and goodwill related to the U.S. RAC reporting unit was complex and highly judgmental due to the significant estimation required to determine the fair values of the indefinite-lived intangible tradename assets and the U.S. RAC reporting unit as a result of the Company’s current operating performance and the current industry and economic environment in which the Company operates.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

The Company’s estimate of fair value for the indefinite-lived intangible tradename assets and U.S. RAC reporting unit required significant judgment to estimate the impact of declines in revenues and profitability, industry trends on future operating results, and the future cash flows expected to be generated. Additionally, the fair value estimate of the U.S. RAC reporting unit was sensitive to significant assumptions such as forecasted annual revenue growth rates, earnings before interest, taxes, depreciation, amortization (“EBITDA”) margins, and the weighted average cost of capital. In addition, the fair value estimates of the indefinite-lived intangible tradename assets were sensitive to significant assumptions such as projected revenues, royalty rates, and discount rates. These significant assumptions are affected by expected future market or economic conditions, including the impact of COVID-19.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of internal controls over the Company’s indefinite-lived intangible tradename assets and goodwill impairment review processes. For example, we tested controls over management’s review of the assumptions, including assumptions related to projected financial information, as outlined above that are used in the indefinite-lived intangible tradename assets and goodwill impairment test.
To test the estimated fair value of the Company’s indefinite-lived intangible tradename assets and U.S. RAC reporting unit, we performed audit procedures that included, among others, assessing methodologies and testing the significant assumptions and the completeness and accuracy of the underlying data used by the Company in its analyses. We compared the significant assumptions used by management to current industry and economic trends, expected changes to the Company’s business model, the Company’s historical results, and other relevant factors. We assessed the historical accuracy of management’s estimates, including projected financial information, and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the indefinite-lived intangible tradename assets and U.S. RAC reporting unit that would result from hypothetical changes in the assumptions. We also involved valuation specialists to assist in our evaluation of the Company’s model, valuation methodologies, and certain significant assumptions, such as royalty rates and weighted average cost of capital. In addition, we inspected the Company’s reconciliation of the fair value of all reporting units to the market capitalization of the Company and assessed the results.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2019.
Tampa, Florida
February 26, 2021

Except for Note 18, as to which the date is
October 15, 2021

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
The Hertz Corporation

Opinion on the Financial Statements

We have audited the consolidated balance sheet of The Hertz Corporation and its subsidiaries (the “Company”) as of December 31, 2018, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2018, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2018 appearing under Item 8 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues in 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements, before the effects of the adjustments described above, based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements, before the effects of the adjustments described above, in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
February 25, 2019, except for the changes to segment profitability metric information disclosed in Note 18, as to which the date is February 25, 2020, and the change in the composition of reportable segments disclosed in Note 7 and Note 18, as to which the date is October 15, 2021

We served as the Company's auditor from 1994 to 2019.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
(In millions, except par value and share data)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$1,096	$865
Restricted cash and cash equivalents:
Vehicle	50	466
Non-vehicle	361	29
Total restricted cash and cash equivalents	411	495
Total cash, cash equivalents, restricted cash and restricted cash equivalents	1,507	1,360
Receivables:
Vehicle	164	791
Non-vehicle, net of allowance of $46 and $35, respectively	613	1,049
Total receivables, net	777	1,840
Prepaid expenses and other assets	373	689
Revenue earning vehicles:
Vehicles	7,540	17,085
Less: accumulated depreciation	(1,478)	(3,296)
Total revenue earning vehicles, net	6,062	13,789
Property and equipment, net	666	757
Operating lease right-of-use assets	1,675	1,871
Intangible assets, net	2,992	3,238
Goodwill	1,045	1,083
Assets held for sale	1,811	—
Total assets(1)	$16,908	$24,627
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Vehicle	$29	$289
Non-vehicle	389	654
Total accounts payable	418	943
Accrued liabilities	759	1,032
Accrued taxes, net	121	150
Debt:
Vehicle	6,024	13,368
Non-vehicle	243	3,721
Total debt	6,267	17,089
Operating lease liabilities	1,636	1,848
Self-insured liabilities	488	553
Deferred income taxes, net	730	1,124
Total liabilities not subject to compromise	10,419	22,739
Liabilities subject to compromise	4,965	—
Liabilities held for sale	1,431	—
Total liabilities(1)	16,815	22,739
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 158,235,410 and 144,153,444 shares issued, respectively and 156,206,478 and 142,124,512 shares outstanding, respectively	2	1
Additional paid-in capital	3,047	3,024
Accumulated deficit	(2,681)	(967)
Accumulated other comprehensive income (loss)	(212)	(189)
Treasury stock, at cost, 2,028,932 and 2,028,932 shares, respectively	(100)	(100)
Stockholders' equity attributable to Hertz Global	56	1,769
Noncontrolling interests	37	119
Total stockholders' equity	93	1,888
Total liabilities and stockholders' equity	$16,908	$24,627
(1) Hertz Global Holdings, Inc.'s consolidated total assets as of December 31, 2020 and December 31, 2019 include total assets of VIEs of $511 million and $1.3 billion, respectively, which can only be used to settle obligations of the VIEs. Hertz Global Holdings, Inc.'s consolidated total liabilities as of December 31, 2020 and December 31, 2019 include total liabilities of VIEs of $475 million and $1.1 billion, respectively, for which the creditors of the VIEs have no recourse to Hertz Global Holdings, Inc. See "Special Purpose Entities" in Note 6, "Debt," and "767 Auto Leasing LLC" in Note 16, "Related Party Transactions," for further information.
The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Years Ended December 31,
	2020	2019	2018
Revenues:
Worldwide vehicle rental	$4,628	$9,107	$8,756
All other operations	630	672	748
Total revenues	5,258	9,779	9,504
Expenses:
Direct vehicle and operating	3,627	5,486	5,355
Depreciation of revenue earning vehicles and lease charges	2,032	2,565	2,690
Selling, general and administrative	664	969	1,017
Interest expense, net:
Vehicle	455	494	448
Non-vehicle (excludes contractual interest of $129 million for the year ended December 31, 2020)	153	311	291
Total interest expense, net	608	805	739
Intangible and other asset impairments	213	—	—
Other (income) expense, net	(9)	(59)	(40)
Reorganization items, net	175	—	—
Total expenses	7,310	9,766	9,761
Income (loss) before income taxes	(2,052)	13	(257)
Income tax (provision) benefit	329	(63)	30
Net income (loss)	(1,723)	(50)	(227)
Net (income) loss attributable to noncontrolling interests	9	(8)	2
Net income (loss) attributable to Hertz Global	$(1,714)	$(58)	$(225)
Weighted-average shares outstanding:
Basic	150	117	96
Diluted	150	117	96
Earnings (loss) per share:
Basic earnings (loss) per share	$(11.44)	$(0.49)	$(2.35)
Diluted earnings (loss) per share	$(11.44)	$(0.49)	$(2.35)

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Years Ended December 31,
	2020	2019	2018
Net income (loss)	$(1,723)	$(50)	$(227)
Other comprehensive income (loss):
Foreign currency translation adjustments	(19)	6	(34)
Reclassification of foreign currency items to other (income) expense, net	—	—	(1)
Net gain (loss) on pension and postretirement benefit plans	(11)	(11)	(44)
Reclassification from other comprehensive income (loss) to other (income) expense for amortization of actuarial net losses	13	11	5
Total other comprehensive income (loss) before income taxes	(17)	6	(74)
Income tax (provision) benefit related to pension and postretirement benefit plans	(4)	(1)	12
Income tax (provision) benefit related to reclassified amounts of net periodic costs on pension and postretirement benefit plans	(2)	(2)	(1)
Total other comprehensive income (loss)	(23)	3	(63)
Total comprehensive income (loss)	(1,746)	(47)	(290)
Comprehensive (income) loss attributable to noncontrolling interests	9	(8)	2
Comprehensive income (loss) attributable to Hertz Global	$(1,737)	$(55)	$(288)

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In millions)

	Preferred Stock Shares	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock Shares	Treasury Stock Amount	Stockholders' Equity Attributable to Hertz Global	Non- controlling Interests	Total Stockholders' Equity
Balance as of:
December 31, 2017	—	84	$1	$2,243	$(506)	$(118)	2	$(100)	$1,520	$—	$1,520
Change in accounting principle	—	—	—	—	(189)	—	—	—	(189)	—	(189)
January 1, 2018 (as adjusted)	—	84	1	2,243	(695)	(118)	2	(100)	1,331	—	1,331
Net income (loss)	—	—	—	—	(225)	—	—	—	(225)	(2)	(227)
Other comprehensive income (loss)	—	—	—	—	—	(63)	—	—	(63)	—	(63)
Net settlement on vesting of restricted stock	—	—	—	(3)	—	—	—	—	(3)	—	(3)
Stock-based compensation charges	—	—	—	21	—	—	—	—	21	—	21
Reclassification of income tax effects resulting from the Tax Cuts and Jobs Act	—	—	—	—	11	(11)	—	—	—	—	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	61	61
December 31, 2018	—	84	1	2,261	(909)	(192)	2	(100)	1,061	59	1,120
Net income (loss)	—	—	—	—	(58)	—	—	—	(58)	8	(50)
Other comprehensive income (loss)	—	—	—	—	—	3	—	—	3	—	3
Net settlement on vesting of restricted stock	—	—	—	(3)	—	—	—	—	(3)	—	(3)
Stock-based compensation charges	—	—	—	18	—	—	—	—	18	—	18
Rights Offering, net	—	58	—	748	—	—	—	—	748	—	748
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	52	52
December 31, 2019	—	142	1	3,024	(967)	(189)	2	(100)	1,769	119	1,888
Net income (loss)	—	—	—	—	(1,714)	—	—	—	(1,714)	(9)	(1,723)
Other comprehensive income (loss)	—	—	—	—	—	(23)	—	—	(23)	—	(23)
Net settlement on vesting of restricted stock	—	—	—	(3)	—	—	—	—	(3)	—	(3)
Stock-based compensation charges	—	—	—	(2)	—	—	—	—	(2)	—	(2)
Stock issuance, net	—	14	1	28	—	—	—	—	29	—	29
Distributions to noncontrolling interests, net	—	—	—	—	—	—	—	—	—	(73)	(73)
December 31, 2020	—	156	$2	$3,047	$(2,681)	$(212)	2	$(100)	$56	$37	$93
The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$(1,723)	$(50)	$(227)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and reserves for revenue earning vehicles	2,259	2,791	2,546
Depreciation and amortization, non-vehicle	225	203	218
Amortization of deferred financing costs and debt discount (premium)	59	52	50
Loss on extinguishment of debt	5	43	22
Stock-based compensation charges	(2)	18	14
Provision for receivables allowance	94	53	35
Deferred income taxes, net	(353)	27	(66)
Intangible and other asset impairments	213	—	—
(Gain) loss on marketable securities	—	(30)	(20)
(Gain) loss on sale of non-vehicle capital assets	(24)	(39)	(1)
Other	13	(9)	7
Changes in assets and liabilities:
Non-vehicle receivables	195	(88)	(136)
Prepaid expenses and other assets	92	(8)	(23)
Operating lease right-of-use assets	366	402	—
Non-vehicle accounts payable	98	65	70
Accrued liabilities	(61)	(98)	72
Accrued taxes, net	(52)	14	(8)
Operating lease liabilities	(375)	(428)	—
Self-insured liabilities	(76)	(18)	3
Net cash provided by (used in) operating activities	953	2,900	2,556
Cash flows from investing activities:
Revenue earning vehicles expenditures	(5,542)	(13,714)	(12,493)
Proceeds from disposal of revenue earning vehicles	10,098	9,486	8,452
Non-vehicle capital asset expenditures	(98)	(224)	(177)
Proceeds from non-vehicle capital assets disposed of or to be disposed of	60	27	51
Purchases of marketable securities	—	—	(60)
Sales of marketable securities	74	—	36
Other	(1)	—	(6)
Net cash provided by (used in) investing activities	4,591	(4,425)	(4,197)
Cash flows from financing activities:
Proceeds from issuance of vehicle debt	4,546	13,013	14,009
Repayments of vehicle debt	(10,751)	(11,530)	(12,426)
Proceeds from issuance of non-vehicle debt	1,812	3,016	557
Repayments of non-vehicle debt	(855)	(3,732)	(571)
Payment of financing costs	(75)	(53)	(47)
Early redemption premium payment	—	(34)	(19)
Proceeds from issuance of stock, net	28	—	—
Contributions from (distributions to) noncontrolling interests	(75)	49	60

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In millions)

	Years Ended December 31,
	2020	2019	2018
Proceeds from Rights Offering, net	—	748	—
Other	(2)	(3)	(2)
Net cash provided by (used in) financing activities	(5,372)	1,474	1,561
Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	46	1	(14)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	218	(50)	(94)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,360	1,410	1,504
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period(1)	$1,578	$1,360	$1,410

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized:
Vehicle	$335	$431	$379
Non-vehicle	109	272	286
Income taxes, net of refunds	(11)	21	26
Operating lease liabilities	546	575	—
Supplemental disclosures of non-cash information:
Purchases of revenue earning vehicles included in accounts payable, net of incentives	$9	$165	$169
Sales of revenue earning vehicles included in vehicle receivables	144	667	510
Sales-type capital lease of revenue earning vehicles included in other receivables	—	—	75
Fleet payables included in liabilities subject to compromise	2	—	—
Purchases of non-vehicle capital assets included in accounts payable	7	40	42
Revenue earning vehicles and non-vehicle capital assets acquired through capital leases	32	23	21
Purchases of non-vehicle capital assets included in liabilities subject to compromise	18	—	—
Operating lease right-of-use assets obtained in exchange for lease liabilities	152	680	—

(1)     Amounts include cash and cash equivalents and restricted cash and cash equivalents which are held for sale as disclosed in Note 3, "Divestitures."
The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
(In millions, except par value and share data)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$1,096	$865
Restricted cash and cash equivalents:
Vehicle	50	466
Non-vehicle	333	29
Total restricted cash and cash equivalents	383	495
Total cash, cash equivalents, restricted cash and restricted cash equivalents	1,479	1,360
Receivables:
Vehicle	164	791
Non-vehicle, net of allowance of $46 and $35, respectively	613	1,049
Total receivables, net	777	1,840
Due from Hertz Holdings	1	—
Prepaid expenses and other assets	372	689
Revenue earning vehicles:
Vehicles	7,540	17,085
Less: accumulated depreciation	(1,478)	(3,296)
Total revenue earning vehicles, net	6,062	13,789
Property and equipment, net	666	757
Operating lease right-of-use assets	1,675	1,871
Intangible assets, net	2,992	3,238
Goodwill	1,045	1,083
Assets held for sale	1,811	—
Total assets(1)	$16,880	$24,627
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Accounts payable:
Vehicle	$29	$289
Non-vehicle	389	654
Total accounts payable	418	943
Accrued liabilities	759	1,032
Accrued taxes, net	121	150
Debt:
Vehicle	6,024	13,368
Non-vehicle	243	3,721
Total debt	6,267	17,089
Operating lease liabilities	1,636	1,848
Self-insured liabilities	488	553
Deferred income taxes, net	735	1,128
Total liabilities not subject to compromise	10,424	22,743
Liabilities subject to compromise	5,030	—
Liabilities held for sale	1,431	—
Total liabilities(1)	16,885	22,743
Commitments and contingencies
Stockholder's equity:
Common stock, $0.01 par value, 3,000 shares authorized, 100 and 100 shares issued and outstanding, respectively	—	—
Additional paid-in capital	3,953	3,955
Due from affiliate	—	(64)
Accumulated deficit	(3,783)	(1,937)
Accumulated other comprehensive income (loss)	(212)	(189)
Stockholder's equity (deficit) attributable to Hertz	(42)	1,765
Noncontrolling interests	37	119
Total stockholder's equity (deficit)	(5)	1,884
Total liabilities and stockholder's equity (deficit)	$16,880	$24,627
(1) The Hertz Corporation's consolidated total assets as of December 31, 2020 and December 31, 2019 include total assets of VIEs of $511 million and $1.3 billion, respectively, which can only be used to settle obligations of the VIEs. The Hertz Corporation's consolidated total liabilities as of December 31, 2020 and December 31, 2019 include total liabilities of VIEs of $475 million and $1.1 billion, respectively, for which the creditors of the VIEs have no recourse to The Hertz Corporation. See "Special Purpose Entities" in Note 6, "Debt," and "767 Auto Leasing LLC" in Note 16, "Related Party Transactions," for further information.

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Years Ended December 31,
	2020	2019	2018
Revenues:
Worldwide vehicle rental	$4,628	$9,107	$8,756
All other operations	630	672	748
Total revenues	5,258	9,779	9,504
Expenses:
Direct vehicle and operating	3,627	5,486	5,355
Depreciation of revenue earning vehicles and lease charges	2,032	2,565	2,690
Selling, general and administrative	664	969	1,017
Interest expense, net:
Vehicle	455	494	448
Non-vehicle (excludes contractual interest of $129 million for the year ended December 31, 2020)	151	304	284
Total interest expense, net	606	798	732
Intangible and other asset impairments	213	—	—
Write-off of intercompany loan	133	—	—
Other (income) expense, net	(9)	(59)	(40)
Reorganization items, net	175	—	—
Total expenses	7,441	9,759	9,754
Income (loss) before income taxes	(2,183)	20	(250)
Income tax (provision) benefit	328	(65)	28
Net income (loss)	(1,855)	(45)	(222)
Net (income) loss attributable to noncontrolling interests	9	(8)	2
Net income (loss) attributable to Hertz	$(1,846)	$(53)	$(220)

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Years Ended December 31,
	2020	2019	2018
Net income (loss)	$(1,855)	$(45)	$(222)
Other comprehensive income (loss):
Foreign currency translation adjustments	(19)	6	(34)
Reclassification of foreign currency items to other (income) expense, net	—	—	(1)
Net gain (loss) on pension and postretirement benefit plans	(11)	(11)	(44)
Reclassification from other comprehensive income (loss) to other (income) expense for amortization of actuarial net losses	13	11	5
Total other comprehensive income (loss) before income taxes	(17)	6	(74)
Income tax (provision) benefit related to pension and postretirement benefit plans	(4)	(1)	12
Income tax (provision) benefit related to reclassified amounts of net periodic costs on pension and postretirement benefit plans	(2)	(2)	(1)
Total other comprehensive income (loss)	(23)	3	(63)
Total comprehensive income (loss)	(1,878)	(42)	(285)
Comprehensive (income) loss attributable to noncontrolling interests	9	(8)	2
Comprehensive income (loss) attributable to Hertz	$(1,869)	$(50)	$(283)

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In millions)

	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Due From Affiliate	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholder's Equity (Deficit) Attributable to Hertz	Noncontrolling Interests	Total Stockholder's Equity (Deficit)
Balance as of:
December 31, 2017	100	$—	$3,166	$(42)	$(1,486)	$(118)	$1,520	$—	$1,520
Change in accounting principle	—	—	—	—	(189)	—	(189)	—	(189)
January 1, 2018 (as adjusted)	100	—	3,166	(42)	(1,675)	(118)	1,331	—	1,331
Net income (loss)	—	—	—	—	(220)	—	(220)	(2)	(222)
Due from Hertz Holdings	—	—	—	(10)	—	—	(10)	—	(10)
Other comprehensive income (loss)	—	—	—	—	—	(63)	(63)	—	(63)
Reclassification of income tax effects resulting from the Tax Cuts and Jobs Act	—	—	—	—	11	(11)	—	—	—
Stock-based compensation charges	—	—	21	—	—	—	21	—	21
Other	—	—	—	—	—	—	—	61	61
December 31, 2018	100	—	3,187	(52)	(1,884)	(192)	1,059	59	1,118
Net income (loss)	—	—	—	—	(53)	—	(53)	8	(45)
Due from Hertz Holdings	—	—	—	(12)	—	—	(12)	—	(12)
Other comprehensive income (loss)	—	—	—	—	—	3	3	—	3
Stock-based compensation charges	—	—	18	—	—	—	18	—	18
Contributions from noncontrolling interests	—	—	—	—	—	—	—	52	52
Contributions from Hertz Holdings	—	—	750	—	—	—	750	—	750
December 31, 2019	100	—	3,955	(64)	(1,937)	(189)	1,765	119	1,884
Net income (loss)	—	—	—	—	(1,846)	—	(1,846)	(9)	(1,855)
Due from Hertz Holdings	—	—	—	(4)	—	—	(4)	—	(4)
Liabilities subject to compromise(1)	—	—	—	(65)	—	—	(65)	—	(65)
Write-off of intercompany loan(2)	—	—	—	133	—	—	133	—	133
Other comprehensive income (loss)	—	—	—	—	—	(23)	(23)	—	(23)
Stock-based compensation charges	—	—	(2)	—	—	—	(2)	—	(2)
Distributions to noncontrolling interests, net	—	—	—	—	—	—	—	(73)	(73)
December 31, 2020	100	$—	$3,953	$—	$(3,783)	$(212)	$(42)	$37	$(5)

(1)    As a result of the Chapter 11 Cases, a Pre-petition loan due to an affiliate was classified as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. See Note 19, "Liabilities Subject to Compromise."
(2)    As a result of the filing of the Chapter 11 Cases, the full amount outstanding under a loan due from affiliate was deemed uncollectible and written off. See Note, 14, "Related Party Transactions."
The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$(1,855)	$(45)	$(222)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and reserves for revenue earning vehicles	2,259	2,791	2,546
Depreciation and amortization, non-vehicle	225	203	218
Amortization of deferred financing costs and debt discount (premium)	59	52	50
Loss on extinguishment of debt	5	43	22
Stock-based compensation charges	(2)	18	14
Provision for receivables allowance	94	53	35
Deferred income taxes, net	(353)	28	(64)
Intangible and other asset impairments	213	—	—
Write-off of intercompany loan	133	—	—
(Gain) loss on marketable securities	—	(30)	(20)
(Gain) loss on sale of non-vehicle capital assets	(24)	(39)	(1)
Other	13	(8)	7
Changes in assets and liabilities:
Non-vehicle receivables	195	(88)	(136)
Prepaid expenses and other assets	94	(8)	(23)
Operating lease right-of-use assets	366	402	—
Non-vehicle accounts payable	98	65	70
Accrued liabilities	(61)	(98)	72
Accrued taxes, net	(52)	14	(8)
Operating lease liabilities	(375)	(428)	—
Self-insured liabilities	(76)	(18)	3
Net cash provided by (used in) operating activities	956	2,907	2,563
Cash flows from investing activities:
Revenue earning vehicles expenditures	(5,542)	(13,714)	(12,493)
Proceeds from disposal of revenue earning vehicles	10,098	9,486	8,452
Non-vehicle capital asset expenditures	(98)	(224)	(177)
Proceeds from non-vehicle capital assets disposed of or to be disposed of	60	27	51
Purchases of marketable securities	—	—	(60)
Sales of marketable securities	74	—	36
Other	(1)	—	(6)
Net cash provided by (used in) investing activities	4,591	(4,425)	(4,197)
Cash flows from financing activities:
Proceeds from issuance of vehicle debt	4,546	13,013	14,009
Repayments of vehicle debt	(10,751)	(11,530)	(12,426)

THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In millions)

	Years Ended December 31,
	2020	2019	2018
Proceeds from issuance of non-vehicle debt	1,812	3,016	557
Repayments of non-vehicle debt	(855)	(3,732)	(571)
Payment of financing costs	(75)	(53)	(47)
Early redemption premium payment	—	(34)	(19)
Advances to Hertz Holdings	(5)	(12)	(9)
Contributions from (distributions to) noncontrolling interests	(75)	49	60
Contributions from Hertz Holdings	—	750	—
Net cash provided by (used in) financing activities	(5,403)	1,467	1,554
Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	46	1	(14)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	190	(50)	(94)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,360	1,410	1,504
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period (1)	$1,550	$1,360	$1,410

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized:
Vehicle	$335	$431	$379
Non-vehicle	109	272	286
Income taxes, net of refunds	(11)	21	26
Operating lease liabilities	546	575	—
Supplemental disclosures of non-cash information:
Purchases of revenue earning vehicles included in accounts payable, net of incentives	$9	$165	$169
Sales of revenue earning vehicles included in vehicle receivables	144	667	510
Sales-type capital lease of revenue earning vehicles included in other receivables	—	—	75
Fleet payables included in liabilities subject to compromise	2	—	—
Purchases of non-vehicle capital assets included in accounts payable	7	40	42
Revenue earning vehicles and non-vehicle capital assets acquired through capital leases	32	23	21
Purchases of non-vehicle capital assets included in liabilities subject to compromise	18	—	—
Operating lease right-of-use assets obtained in exchange for lease liabilities	152	680	—

(1)     Amounts include cash and cash equivalents and restricted cash and cash equivalents which are held for sale as disclosed in Note 3, "Divestitures."
The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Background

Hertz Global Holdings, Inc. was incorporated in Delaware in 2015 to serve as the top-level holding company for Rental Car Intermediate Holdings, LLC, which wholly owns The Hertz Corporation, Hertz Global's primary operating company. Hertz was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the vehicle rental and leasing business since 1918. Hertz operates its vehicle rental business globally primarily through the Hertz, Dollar and Thrifty brands from company-owned, licensee and franchisee locations in the U.S., Africa, Asia, Australia, Canada, the Caribbean, Europe, Latin America, the Middle East and New Zealand. Through its Donlen subsidiary, Hertz provides vehicle leasing and fleet management services. As disclosed in Note 3, "Divestitures," in the fourth quarter of 2020, the Company entered into a stock and asset purchase agreement to sell the Donlen Assets. Unless otherwise noted, information disclosed in these notes to the consolidated financial statements exclude the Donlen Assets.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. In response to COVID-19, local and national governments around the world instituted shelter-in-place and similar orders and travel restrictions, and airline and other travel decreased suddenly and dramatically. Despite a strong start to the year, as a result of the impact on travel demand, late in the first quarter, the Company began experiencing a high level of rental cancellations and a significant decline in forward bookings. In response, the Company began adjusting its fleet levels to reflect the reduced level of demand by leveraging its multiple used-vehicle channels and negotiating with suppliers to reduce fleet commitments.

Additionally, the Company began aggressively managing costs, including implementing employee furlough programs affecting approximately 20,000 employees worldwide to align staffing levels with the slowdown in demand. The Company (i) initiated a restructuring program affecting approximately 11,000 U.S. employees in its Americas RAC segment and corporate operations, the majority of which were previously furloughed; (ii) actively negotiated to abate or defer its airport rent and concession payments; (iii) substantially reduced capital expenditures; (iv) eliminated discretionary marketing spend; and (v) reduced commitments to purchase vehicles by approximately $4.0 billion from original commitments in its Americas RAC segment. See Note 11, "Restructuring" for further information regarding the restructuring program disclosed above.

Although the Company had taken aggressive action to eliminate costs, it faced significant ongoing expenses, including monthly payments under its Operating Lease with HVF, pursuant to which Hertz leases from HVF vehicles used in the Company's U.S. rental car operations. HVF II issues asset-backed notes and lends the proceeds thereof to HVF to finance the acquisition of vehicles, which are then leased to Hertz pursuant to the Operating Lease. Monthly payments under the Operating Lease are variable and significant and are subject to volatility depending upon the changes in current market value estimates of the underlying leased vehicles. During April 2020, the Company engaged in discussions with various creditors to obtain relief from its obligations to make full rent payments under its Operating Lease. While such discussions were ongoing, to preserve liquidity, on April 27, 2020, Hertz did not make certain payments, including the full rent payments, in accordance with the Operating Lease.

As a result of the failure to make the full rent payments on April 27, 2020, an amortization event was in effect as of May 5, 2020 for all series of notes issued by HVF II and a liquidation event was in effect with respect to the variable funding notes (“Series 2013-A Notes”) issued by HVF II.  As a result of the amortization event, and notwithstanding the forbearance agreement described below, proceeds from the sales of vehicles that collateralize the notes issued by HVF II were to be primarily applied to the payment of principal and interest under those notes and were not available to finance new vehicle acquisitions for Hertz. A liquidation event means that, unless the affected noteholders otherwise agree, the affected noteholders can direct the liquidation of vehicles serving as collateral for their notes.

On May 4, 2020, prior to the occurrence of the liquidation event with respect to the Series 2013-A Notes, Hertz, HVF, HVF II and DTG Operations, Inc. entered into a forbearance agreement (the “Forbearance Agreement”) with holders (the “VFN Noteholders”) of the Series 2013-A Notes representing approximately 77% in aggregate principal amount of the Series 2013-A Notes. Pursuant to the Forbearance Agreement that became effective against all VFN

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Noteholders, the VFN Noteholders agreed to forbear from exercising their liquidation remedies. The Forbearance Agreement with the VFN Noteholders expired on May 22, 2020.

Concurrently with entering into the Forbearance Agreement, on May 4, 2020, Hertz entered into limited waiver agreements (collectively, the “Waiver Agreements”) with certain of the lenders (the “Lenders”) under its (i) Senior RCF/senior term loan facility, (ii) letter of credit facility, (iii) alternative letter of credit facility and (iv) U.S. Vehicle RCF (collectively, the “Facilities”). Pursuant to the Waiver Agreements, the Lenders agreed to (a) waive any default or event of default that could have resulted from the above referenced missed payment under the Operating Lease, (b) waive any default or event of default that had arisen as a result of Hertz’s failure to deliver its 2020 operating budget on a timely basis in accordance with the Facilities and (c) extend the grace period to cure a default with respect to Hertz’s obligation to reimburse drawings that occurred under certain letters of credit during the waiver period. The Waiver Agreements which were effective across the Facilities expired on May 22, 2020.

In accordance with the Forbearance Agreement and the Waiver Agreements, the Company made a payment of approximately $30 million reflecting certain variable payment elements of monthly rent under the Operating Lease, including an interest component on May 5, 2020.

Voluntary Petitions for Bankruptcy

In connection with the expiration of the Forbearance Agreement and the Waiver Agreements described above and the continuing economic impact from COVID-19, on the Petition Date, the Debtors filed Petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW).

In May 2020, the Bankruptcy Court approved motions filed by the Debtors that were designed primarily to mitigate the impact of the Chapter 11 Cases on the Company’s operations, customers and employees. The Debtors are authorized to conduct their business activities in the ordinary course, and pursuant to orders entered by the Bankruptcy Court, the Debtors are authorized to, among other things and subject to the terms and conditions of such orders (i) pay employees’ wages and related obligations; (ii) pay certain taxes; (iii) pay critical vendors and certain fees to airport authorities and provide adequate protection; (iv) continue to maintain certain customer programs; (v) maintain insurance programs; (vi) use certain cash collateral on an interim basis; (vii) honor certain obligations to franchisees; and (viii) maintain existing cash management systems.

Per the terms of the Interim Lease Order entered on July 24, 2020, the Debtors were directed to, among other things, (i) make $650 million of base rent payments under the Operating Lease to the HVF trustee in the amount of six equal monthly payments of approximately $108 million commencing in July 2020 through December 2020; (ii) dispose of at least 182,521 lease vehicles between June 1, 2020 and December 31, 2020, inclusive, where the proceeds of the dispositions, subject to certain exclusions set forth in the Interim Lease Order, were used to make payments under the Operating Lease; (iii) fund interest payments on the Operating Lease from draws on certain existing letters of credit, which are reimbursable by the Debtors; and (iv) suspended litigation relating to the Operating Lease until January 15, 2021 with all parties reserving all rights with respect to future litigation claims. For the period from June 1, 2020 through December 31, 2020, the Company disposed of approximately 198,000 lease vehicles pursuant to or otherwise in satisfaction of its vehicle disposition obligations under the Interim Lease Order.

In 2020, the Bankruptcy Court entered the Lease Rejection Orders which applied, in the aggregate, to 359 off airport and 66 airport locations in the Company's Americas RAC segment. See Note 10, "Leases" for further information.

On January 20, 2021, the Bankruptcy Court authorized the Second Lease Order, which extended the forbearance period related to the Operating Lease to September 30, 2021, provided that the Debtors dispose of 121,510 lease vehicles, at least 113,381 of which will be non-program vehicles, and reach a minimum cumulative vehicle disposition proceeds of $2.0 billion by September 30, 2021. Additionally, the Second Lease Order directed the Debtors to (i) have no more than 157,262 lease vehicles by September 30, 2021 and (ii) make $756 million of base rent payments under the Operating Lease to the HVF trustee in the amount of nine equal monthly payments of $84 million commencing in January 2021 through September 2021.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Debtors-In-Possession

The Debtors are currently operating as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession under the Bankruptcy Code, the Debtors are authorized to continue to operate as an ongoing business but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

Automatic Stay

Subject to certain specific exceptions under the Bankruptcy Code, the Debtors' bankruptcy petitions automatically stayed most judicial or administrative actions against the Debtors and efforts by creditors to collect on or otherwise exercise rights or remedies with respect to obligations of the Debtors incurred prior to the Petition Date. Substantially all of the Debtors’ Pre-petition liabilities are subject to resolution as provided in the Bankruptcy Code.

Potential Claims

The Debtors have filed with the Bankruptcy Court schedules and statements setting forth, among other things, the assets and liabilities of each of the Debtors, subject to the assumptions filed in connection therewith. These schedules and statements may be subject to further amendment or modification after filing. As part of the Chapter 11 Cases, parties believing that they have claims or causes of action against the Debtors may file proofs of claim evidencing such claims. Certain holders of Pre-petition claims that are not governmental units were required to file proofs of claim by the deadline for general claims, which was on October 21, 2020, the Bar Date.

As of December 31, 2020, the Debtors have received approximately 14,600 proofs of claim in the aggregate asserted amount of approximately $104.5 billion. Such amount includes duplicate claims across multiple debtor legal entities. These claims are in the process of being reconciled to amounts recorded in the Company's accounting records. Differences in amounts recorded and claims filed by creditors will be investigated and resolved, including through the filing of objections with the Bankruptcy Court, where appropriate. The Company may ask the Bankruptcy Court to disallow claims that the Company believes are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. Additional amounts may be included in liabilities subject to compromise in future periods if the Company elects to reject executory contracts, tax claims, unexpired leases and/or other claims asserted as part of the Chapter 11 Cases. Due to the uncertain nature of many of the potential claims, the magnitude of potential claims not reasonably estimable at this time and potential claims not considered to be probable as of the balance sheet date, these claims are not currently included in liabilities subject to compromise in the accompanying consolidated balance sheet. As of the date of the issuance of this 2020 Annual Report, the Company’s assessment of the validity of claims received has not been completed. In light of the substantial number of claims filed, and expected to be filed, the claims resolution process may take considerable time to complete and likely will continue after the Debtors emerge from bankruptcy.

Borrowing Capacity and Availability

The filing of the Chapter 11 Cases constituted defaults, termination events and/or amortization events with respect to certain of the Company's existing debt obligations. As a result of the filing of the Chapter 11 Cases, the remaining capacity under almost all of the Company's revolving credit facilities was terminated, as disclosed in Note 6, "Debt." Consequently, the proceeds of sales of vehicles which serve as collateral for such vehicle finance facilities must be applied to the payment of the related indebtedness of the Non-Debtor Financing Subsidiaries (as defined in Note 6, "Debt") and are not otherwise available to fund the Company’s operations. Additionally, the Company is precluded from accessing any of its subordinated investment in the vehicle collateral until the related defaults are waived or the third party funding under those facilities has been retired, either through the monetization of the underlying collateral or the refinancing of the related indebtedness. Proceeds from vehicle receivables, excluding manufacturer rebates, as of December 31, 2020 and ongoing vehicle sales must be applied to vehicle debt in amortization.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company currently has waivers related to the filing of the Chapter 11 Cases under its European ABS and U.K. Fleet Financing facility that were extended to March 5, 2021, as disclosed in Note 6, "Debt."

On October 12, 2020, the Bankruptcy Court entered an order authorizing Hertz and Donlen to enter into certain agreements in connection with a new asset-based securitization facility with a newly formed non-Debtor special purpose entity, DFLF. On October 16, 2020, DFLF issued the Series 2020-1 Notes in an aggregate principal amount up to $400 million pursuant to this new facility, as disclosed in Note 6, "Debt."

On October 29, 2020, the Bankruptcy Court entered an order authorizing the Debtors to obtain certain debtor-in-possession financing. In accordance with the Bankruptcy Court’s order, on October 30, 2020, Hertz, as borrower, and Hertz Global and certain of its subsidiaries located in the U.S. and Canada, in each case that are debtors in these Chapter 11 Cases, as guarantors, entered into the DIP Credit Agreement. The DIP Credit Agreement provides for DIP Loans in an aggregate amount of up to $1.65 billion, of which (i) up to $1.0 billion can be used as equity for new interim fleet financing, giving the Debtors the ability to replenish their vehicle fleet in the future, and (ii) up to $800 million can be used for working capital and general corporate purposes. The DIP Loans are available in multiple draws of at least (i) $250 million each, or (ii) the remaining available commitments if such commitments are less than $250 million. The DIP Loans bear interest at a rate of LIBOR plus 7.25% (subject to a 1.00% floor), which is reduced to LIBOR plus 6.75% upon a significant repayment of Pre-petition first lien debt. See Note 6, "Debt" for further details. On February 16, 2021, Hertz borrowed an additional $250 million as per the minimum draw requirement of the DIP Credit Agreement.

On November 24, 2020, the Bankruptcy Court entered an order authorizing the formation of HVIF and for the Debtors to obtain interim fleet financing. In accordance with the Bankruptcy Court's order, on November 25, 2020, HVIF issued the Series 2020-1 Notes in an aggregate principal amount up to $4.0 billion, as disclosed in Note 6, "Debt."

On January 13, 2021, the Bankruptcy Court entered an order authorizing the Debtors to enter into a Canadian fleet financing facility up to CAD$400 million. On January 28, 2021, TCL Funding Limited Partnership, a bankruptcy remote, indirect, wholly-owned, special purpose subsidiary of Hertz, entered into the Funding LP Series 2021-A which provides for aggregate maximum borrowings of CAD$350 million on a revolving basis. Subject to initial availability, the initial draw of CAD$120 million was used to pay the outstanding obligations under the Funding LP Series 2015-A Notes, including any unpaid default interest.

The Company's inability to retain any proceeds from the sale of vehicles under its U.S. ABS programs means that its sources of liquidity are primarily its unrestricted cash and unrestricted cash equivalents on hand, cash generated from its operations and up to $800 million from its DIP Credit Agreement. As of December 31, 2020, the Company had $1.1 billion of unrestricted cash and unrestricted cash equivalents and approximately $1.1 billion of availability under the DIP Credit Agreement, net of the $275 million minimum liquidity requirement, for a total liquidity of $2.2 billion which the Company believes will be sufficient to fund its operations through approximately December 31, 2021, assuming it does not experience any unforeseen liquidity needs before then, which could result in the utilization of the liquidity in advance of December 31, 2021.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to successfully implement a plan of reorganization, among other factors, and the realization of assets and the satisfaction of liabilities are subject to uncertainty. Further, any plan of reorganization could materially change the amounts of assets and liabilities reported in the accompanying consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern or as a consequence of the Chapter 11 Cases. As a result of the Company's financial condition, defaults under certain debt agreements as disclosed in Note 6, "Debt," and the risks and uncertainties surrounding the Chapter 11 Cases, substantial doubt exists that the Company will be able to continue as a going concern for one year from the issuance date of this 2020 Annual Report.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NYSE Delisting and Transfer to the OTC Market

On May 26, 2020, the Company received a letter from the staff of NYSE Regulation, Inc. that it had determined to commence proceedings to delist the common stock of Hertz Global from the NYSE in light of the Company’s disclosure on May 22, 2020 that it had commenced voluntary petitions for reorganization under Chapter 11. The Company appealed the determination in a timely manner and requested a hearing before the NYSE. On October 15, 2020, the NYSE heard the Company’s appeal. On October 29, 2020, the NYSE informed Hertz Global that its common stock was no longer suitable for listing on the NYSE and that the NYSE suspended trading of Hertz Global common stock (NYSE ticker symbol: HTZ) after the market close on October 29, 2020. Hertz Global common stock began trading exclusively on the OTC market on October 30, 2020 under the symbol "HTZGQ." On October 30, 2020, the NYSE applied to the SEC pursuant to Form 25 to remove the common stock of Hertz Global from listing and registration on the NYSE at the opening of business on November 10, 2020. Hertz Global common stock was delisted on November 10, 2020. Upon deregistration of Hertz Global common stock under Section 12(b) of the Exchange Act, Hertz Global common stock remains registered under Section 12(g) of the Exchange Act.

Note 2—Significant Accounting Policies

Accounting Principles

The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP.

Reclassifications

Certain prior period amounts have been reclassified to conform with current period presentation.

Principles of Consolidation

The consolidated financial statements of Hertz Global include the accounts of Hertz Global, its wholly owned and majority owned U.S. and international subsidiaries, and its VIEs, as applicable. The consolidated financial statements of Hertz include the accounts of Hertz, its wholly owned and majority owned U.S. and international subsidiaries, and its VIEs, as applicable. The Company consolidates a VIE when it is deemed the primary beneficiary. The Company accounts for its investment in joint ventures using the equity method when it has significant influence but not control and is not the primary beneficiary. All significant intercompany transactions have been eliminated in consolidation.

Accounting Standards Codification 852 - Reorganizations

Effective on the Petition Date, the Company applied accounting standards applicable to reorganizations, Accounting Standards Codification 852 - Reorganizations, in preparing the accompanying consolidated financial statements as of and for the year ended December 31, 2020, which requires the financial statements, for periods subsequent to the commencement of the Chapter 11 Cases, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, Pre-petition obligations of the Debtors that may be impacted by the Chapter 11 Cases have been classified as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. These liabilities are reported at the amounts the Company anticipates will be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. See Note 19, "Liabilities Subject to Compromise," for additional information. In addition, certain charges related to the Chapter 11 Cases are recorded as reorganization items, net in the accompanying consolidated statements of operations for the year ended December 31, 2020. See Note 20, "Reorganization Items, Net," for additional information.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes. Actual results could differ materially from those estimates.

Significant estimates inherent in the preparation of the consolidated financial statements include depreciation of revenue earning vehicles, reserves for litigation and other contingencies, accounting for income taxes and related uncertain tax positions, pension and postretirement benefit costs, the recoverability of long-lived assets, useful lives and impairment of long-lived tangible and intangible assets including goodwill, valuation of stock-based compensation, self-insured liabilities, allowance for doubtful accounts, the retail value of loyalty points, and fair value of financial instruments, among others.

Revenue Earning Vehicles

Revenue earning vehicles are stated at cost, net of related discounts and incentives from manufacturers. Holding periods typically range from six to thirty-six months. Generally, when revenue earning vehicles are acquired outside of a vehicle repurchase program, the Company estimates the period that the Company will hold the asset, primarily based on historical measures of the amount of rental activity (e.g., automobile mileage). The Company also estimates the residual value of the applicable revenue earning vehicles at the expected time of disposal, taking into consideration factors such as make, model and options, age, physical condition, mileage, sale location, time of the year and channel of disposition (e.g., auction, retail, dealer direct) and market conditions. Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the expected time of disposal and the estimated holding periods. Gains and losses on the sale of vehicles, including the costs associated with disposals, are included in depreciation of revenue earning vehicles and lease charges in the accompanying consolidated statements of operations.

For program vehicles, the manufacturers agree to repurchase program vehicles at a specified price or guarantee the depreciation rate on the vehicles during established repurchase or auction periods, subject to, among other things, certain vehicle condition, mileage and holding period requirements. Guaranteed depreciation programs guarantee on an aggregate basis the residual value of the program vehicle upon sale according to certain parameters which include the holding period, mileage and condition of the vehicles. The Company records a provision in accumulated depreciation for excess mileage and vehicle condition, as necessary, during the holding period.

Donlen's revenue earning vehicles are leased under long term agreements with its customers. These leases contain provisions whereby Donlen has a contracted residual value guaranteed by the lessee, such that it does not bear the risk of any gains or losses on the disposal of these vehicles. Donlen accounts for its lease contracts using the appropriate lease classifications.

The Company continually evaluates revenue earning vehicles to determine whether events or changes in circumstances have occurred that may warrant revision of the residual value or holding period.

Self-insured Liabilities

Self-insured liabilities in the accompanying consolidated balance sheets include public liability, property damage, general liability, liability insurance supplement, personal accident insurance, and worker's compensation. These represent an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported and are recorded on an undiscounted basis. Reserve requirements are based on rental volume and actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If the Company's estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Recoverability of Goodwill and Indefinite-lived Intangible Assets

The Company tests the recoverability of its goodwill and indefinite-lived intangible assets by performing an impairment analysis on an annual basis, as of October 1, and at interim periods when circumstances require as a result of a triggering event.

A goodwill impairment charge is calculated as the amount by which a reporting unit's carrying amount exceeds its fair value. For goodwill, fair value is determined using an income approach based on the discounted cash flows of each reporting unit. A reporting unit is an operating segment or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. Components are aggregated into a single reporting unit when they have similar economic characteristics. The Company has three reporting units (operating segments): Americas Rental Car, International Rental Car and Donlen. The fair values of the reporting units are estimated using the net present value of discounted cash flows generated by each reporting unit and incorporate various assumptions related to discount rates, growth rates, cash flow projections, tax rates and terminal value rates specific to the reporting unit to which they are applied. Discount rates are set by using the Weighted-Average Cost of Capital (“WACC”) methodology. The Company’s discounted cash flows are based upon reasonable and appropriate assumptions about the underlying business activities of the Company’s reporting units.

In the impairment analysis for an indefinite-lived intangible asset, the Company compares the carrying value of the asset to its estimated fair value and recognizes an impairment charge whenever the carrying amount of the asset exceeds its estimated fair value. The estimated fair value for a tradename utilizes a relief-from-royalty income approach, which includes the Company’s revenue projections for each asset, along with assumptions for royalty rates, tax rates and WACC.

Subrogation Receivables

The Company records receivables for vehicle damage caused while a vehicle is on rent with a customer based on billed and unbilled recoveries and represents the amount of damage the Company expects to recover. Amounts recorded are estimated using a combination of actual historical data with respect to damage expense and collections and other facts and circumstances. Subrogation receivables are recorded as a contra-expense (i.e. a credit to direct vehicle and operating expense in the accompanying consolidated statements of operations) in the period in which the expense was incurred. The Company had net subrogation receivables of $67 million and $109 million which are included in non-vehicle receivables, net in the accompanying consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Income Taxes

The Company recognized the effects of the TCJA enacted on December 22, 2017, which created the global intangible low-tax income ("GILTI") provision that imposes U.S. tax on certain earnings of foreign subsidiaries that are subject to foreign tax below a certain threshold. GILTI taxes are recorded in current income tax expense as incurred. In 2018 and 2019, the Company asserted indefinite reinvestment on certain of its foreign earnings. As of December 31, 2020, the Company no longer asserts permanent reinvestment of foreign earnings, due to the impact from COVID-19, as disclosed in Note 1, "Background." The Company does not anticipate that the change in its assertion will have a material impact on its cash flows during the next twelve months.

Valuation Allowances

The Company’s current and future provision for income taxes is impacted by the initial recognition of and changes in valuation allowances in certain jurisdictions. The Company intends to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. The Company’s future provision for income taxes will include no tax benefit with respect to losses incurred in these jurisdictions. Accordingly, income taxes are impacted by changes in valuation allowances and the mix of earnings among jurisdictions.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company evaluates the realizability of its deferred tax assets on a quarterly basis. In completing this evaluation, the Company considers all available evidence in order to determine whether, based on the weight of the evidence, a valuation allowance for its deferred tax assets is necessary. Such evidence includes the evaluation of historical cumulative earnings and losses in recent years, future reversals of deferred tax liabilities, the availability of carry forwards and the remaining period of the respective carry forward, future taxable income (exclusive of the reversal of temporary differences and carryforwards), and any applicable tax-planning strategies that are available.

If, based on the weight of the evidence, it is more likely than not that all or a portion of the Company’s deferred tax assets will not be realized, a valuation allowance is recorded. If operating results improve or decline on a continual basis in a particular jurisdiction, the Company’s decision regarding the need for a valuation allowance could change resulting in either the initial recognition or reversal of a valuation allowance in that jurisdiction, which could have a significant impact on income tax expense in the period recognized and subsequent periods. In determining the provision for income taxes for financial statement purposes, the Company makes certain estimates and judgments, which affect its evaluation of the carrying value of its deferred tax assets, as well as its calculation of certain tax liabilities.

Uncertain Tax Positions

The calculation of the Company’s gross unrecognized tax benefits and liabilities includes uncertainties in the application of, and changes in, complex tax regulations in a multitude of jurisdictions across its global operations. The Company recognizes tax benefits and liabilities based on its estimates of whether, and the extent to which, additional taxes will be due. The Company adjusts these benefits and liabilities based on changing facts and circumstances; however, due to the complexity of these uncertainties and the impact of tax audits, the ultimate resolutions may differ significantly from the Company’s estimates.

Revenue Recognition

In February 2016, the FASB issued guidance that replaced the existing lease guidance in U.S. GAAP and in 2018 and 2019 issued amendments and updates to the new lease standard (collectively "Topic 842"). Upon adoption of Topic 842, on January 1, 2019, the Company accounts for revenue earned from vehicle rentals and rental related activities wherein an identified asset is transferred to the customer and the customer has the ability to control that asset under Topic 842. Prior to the adoption of Topic 842, the Company accounted for such revenue under Revenue from Contracts with Customers ("Topic 606"). As such, vehicle rental and rental related revenue is recognized under Topic 842 for the years ended December 31, 2020 and December 31, 2019, and under Topic 606 for the year ended December 31, 2018. The policy that follows herein is applicable under Topics 842 and 606 unless otherwise noted.

The Company recognizes two types of revenue: (i) lease revenue; and (ii) revenue from contracts with customers.

The Company reports revenues for taxes or non-concession fees collected from customers on behalf of governmental authorities on a net basis.

Vehicle Rental and Rental Related Revenues

The Company recognizes revenue from its vehicle rental operations when persuasive evidence of a contract exists, the performance obligations have been satisfied, the transaction price is fixed or determinable and collection is reasonably assured. Performance obligations associated with vehicle rental transactions are satisfied over the rental period, except for the portion associated with loyalty points, as further described below. Rental periods are short term in nature. Performance obligations associated with rental related activities, such as charges to the customer for the fueling of vehicles and value-added services such as loss damage waivers, insurance products, navigation units, supplemental equipment and other consumables, are also satisfied over the rental period. Revenue from charges that are charged to the customer, such as gasoline, vehicle licensing and airport concession fees, is recorded on a gross basis with a corresponding charge to direct vehicle and operating expense. Sales commissions paid to third parties are generally expensed when incurred due to the short-term nature of the related transaction on which the commission was earned and are recorded within selling, general and administrative

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
expense. Payments are due from customers at the completion of the rental, except for customers with negotiated payment terms, generally net 30 days or less, which are invoiced and remain as accounts receivable until collected.

Loyalty Programs - The Company offers loyalty programs, primarily Hertz Gold Plus Rewards, wherein customers are eligible to earn loyalty points that are redeemable for free rental days or can be converted to loyalty points for redemption of products and services under loyalty programs of other companies. Upon adoption of Topic 606, each transaction that generates loyalty points results in the deferral of revenue equivalent to the retail value at the date the points are earned. The associated revenue is recognized when the customer redeems the loyalty points at some point in the future. The retail value of loyalty points is estimated based on the current retail value measured as of the date the loyalty points are earned, less an estimated amount representing loyalty points that are not expected to be redeemed (“breakage”). Breakage is reviewed on a quarterly basis and includes significant assumptions such as historical breakage trends and internal Company forecasts.

Customer Rebates - The Company has business customers that rent vehicles based on terms that have been negotiated through contracts with their employers, or other entities with which they are associated (“commercial contracts”), which can differ substantially from the terms on which the Company rents vehicles to the general public. Some of the commercial contracts contain provisions which allow for rebates to the entity based on achieving a specific rental volume threshold. Rebates are treated as lease incentives under Topic 842 and variable consideration under Topic 606, and are recognized as a reduction of revenue at the time of the rental based on the rebate expected to be earned by the entity.

Licensee Revenue

The Company has franchise agreements which allow an independent entity to rent their vehicles under the Company’s brands, primarily Hertz, Dollar or Thrifty, for a franchise fee. Franchise fees are earned over time for the duration of the franchise agreement and are typically based on the larger of a minimum payment or an amount representing a percentage of net sales of the franchised business. Under Topic 606 franchise fees are recognized as earned and when collectability is reasonably assured. Franchise fees that relate to a future contract term, such as initial fees or renewal fees, are deferred and recognized over the term of the franchise agreement.

Ancillary Retail Vehicle Sales Revenue

Ancillary retail vehicle sales represent revenues generated from the sale of warranty contracts, financing and title fees, and other ancillary services associated with vehicles disposed of at the Company’s retail outlets. These revenues are recorded at the point in time when the Company sells the product or provides the service to the customer. These revenues exclude the sale price of the vehicle which is a component of the gain or loss on the disposition and is included in depreciation of revenue earning vehicles and lease charges in the accompanying consolidated statements of operations.

Fleet Leasing and Fleet Management Revenue

The Company's Donlen subsidiary generates revenue from various fleet leasing and fleet management services. Donlen’s operating leases for fleets have lease periods that are typically for twelve months, after which the lease converts to a month-to-month lease, allowing the vehicle to be surrendered any time thereafter. The Company's fleet leases contain a terminal rental adjustment clause ("TRAC") where, upon sale of the vehicle following the termination of the lease, a TRAC adjustment may result through which the lessee is credited or charged with the gain or loss on the vehicle's disposal. Such TRAC adjustments are considered variable charges. Fleet management services are comprised of fuel purchasing and management, preventive vehicle maintenance, repair consultation, toll management and accident management. Fleet management revenue is recognized net of any fees collected from customers on behalf of third-party service providers, as services are rendered.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Contract Balances

The Company recognizes receivables and liabilities resulting from its contracts with customers. Contract receivables primarily consist of receivables from customers for vehicle rentals. Contract liabilities primarily consist of obligations to customers for prepaid vehicle rentals and related to the Company’s points-based loyalty programs.

Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with an original maturity of three months or less. The Company's cash and cash equivalents are invested in various investment grade institutional money market funds, and bank money market and interest bearing accounts.

Restricted cash and restricted cash equivalents includes cash and cash equivalents that are not readily available for use in the Company's operating activities. Restricted cash and restricted cash equivalents are primarily comprised of proceeds from the disposition of vehicles pledged under the terms of vehicle debt financing arrangements and is restricted for the purchase of revenue earning vehicles and other specified uses under the vehicle debt facilities, cash utilized as credit enhancement under those arrangements, and certain cash accounts supporting regulatory reserve requirements related to the Company's self-insurance. As a result of the filing of the Chapter 11 Cases, the Company has multiple segregated bank accounts, some of which can only be accessed upon approval by the Bankruptcy Court, and cash collateral accounts for certain purposes. These funds are primarily held in demand deposit and money market accounts or in highly rated money market funds with investments primarily in government and corporate obligations.

Deposits held at financial institutions may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company limits exposure relating to financial instruments by diversifying the financial instruments among various counterparties, which consist of major financial institutions.

Receivables, Net of Allowance

Receivables are stated net of allowances and primarily represent credit extended to vehicle manufacturers, customers that satisfy defined credit criteria, and amounts due from customers resulting from damage to rental vehicles. The estimate of the allowance for doubtful accounts is based on the Company's future expected losses and its judgement as to the likelihood of ultimate payment. Actual receivables are written-off against the allowance for doubtful accounts when the Company determines the balance will not be collected. Estimates for future credit memos are based on historical experience and are reflected as reductions to revenue, while bad debt expense is reflected as a component of direct vehicle and operating expense in the accompanying consolidated statements of operations.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property and Equipment, Net

The Company's property and equipment, net consists of the following:

(In millions)	December 31, 2020	December 31, 2019
Land, buildings and leasehold improvements	$1,277	$1,271
Service vehicles, equipment and furniture and fixtures	761	798
Less: accumulated depreciation	(1,372)	(1,312)
Total property and equipment, net	$666	$757

Land is stated at cost and reviewed annually for impairment as further disclosed above in "Long-lived Assets, Including Finite-lived Intangible Assets."

Property and equipment are stated at cost and are depreciated utilizing the straight-line method over the estimated useful lives of the related assets. Useful lives are as follows:

Buildings	1 to 50 years
Furniture and fixtures	1 to 5 years
Service vehicles and equipment	1 to 25 years
Leasehold improvements	The lesser of the economic life or the lease term

Depreciation expense for property and equipment, net for the years ended December 31, 2020, 2019 and 2018 was $129 million, $122 million and $129 million, respectively.

The Company follows the practice of charging maintenance and repair costs for service vehicles, furniture and fixtures, and equipment, including the cost of minor replacements, to maintenance expense.

Long-lived Assets, Including Finite-lived Intangible Assets

Finite-lived intangible assets include concession agreements, technology, customer relationships and other intangibles. Long-lived assets and intangible assets with finite lives, including technology-related intangibles, are amortized using the straight-line method over the estimated economic lives of the assets, which range from one to fifty years and two to twenty years, respectively. Long-lived assets and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the estimated fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying value or estimated fair value less costs to sell.

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Forfeitures are accounted for when they occur. The Company has estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected term, dividend yield and risk-free interest rate.

The Company accounts for restricted stock unit and performance stock unit awards as equity classified awards. For restricted stock units ("RSUs") the expense is based on the grant-date fair value of the stock and the number of shares that vest, recognized over the service period. For performance stock units ("PSUs") and performance stock awards ("PSAs"), the expense is based on the grant-date fair value of the stock, recognized over a two to four year

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
service period depending upon the applicable performance condition. For PSUs and PSAs, the Company re-assesses the probability of achieving the applicable performance condition quarterly and adjusts the recognition of expense accordingly. The Company includes the excess tax benefit within income tax expense in the accompanying consolidated statements of operations when realized.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the "exit price"). Fair value is a market-based measurement that is determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.

The Company assesses the inputs used to measure fair value using the three-tier hierarchy promulgated under U.S. GAAP. This hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market.

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date and include management's judgment about assumptions market participants would use in pricing the asset or liability.

Financial Instruments

The Company is exposed to a variety of market risks, including the effects of changes in interest rates, gasoline and diesel fuel prices and foreign currency exchange rates. The Company manages exposure to these market risks through regular operating and financing activities and, when deemed appropriate, through the use of financial instruments. Financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. In addition, financial instruments are entered into with a diversified group of major financial institutions in order to manage the Company's exposure to counterparty nonperformance on such instruments. The Company measures all financial instruments at their fair value and does not offset the derivative assets and liabilities in its accompanying consolidated balance sheets. As the Company does not have financial instruments that are designated and qualify as hedging instruments, the changes in their fair value are recognized currently in the Company's operating results.

Foreign Currency Translation and Transactions

Assets and liabilities of international subsidiaries whose functional currency is the local currency are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average exchange rates throughout the year. The related translation adjustments are reflected in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. Foreign currency exchange rate gains and losses resulting from transactions are included in selling, general and administrative expense in the accompanying consolidated statements of operations.

Advertising

Advertising and sales promotion costs are expensed the first time the advertising or sales promotion takes place. Advertising costs are reflected as a component of selling, general and administrative expenses in the accompanying

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
consolidated statements of operations and for the years ended December 31, 2020, 2019 and 2018 were $112 million, $318 million and $238 million, respectively.

Divestitures

The Company classifies long-lived assets and liabilities to be disposed of as held for sale in the period in which they are available for immediate sale in their present condition and the sale is probable and expected to be completed within one year. The Company initially measures assets and liabilities held for sale at the lower of their carrying value or fair value less costs to sell and assesses their fair value quarterly until disposed. When the divestiture represents a strategic shift that has (or will have) a major effect on the Company's operations and financial results, the disposal is presented as a discontinued operation.

Recently Issued Accounting Pronouncements

Adopted

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued guidance that sets forth a current expected credit loss impairment model for financial assets, which replaces the current incurred loss model, and issued amendments and updates to the new standard in 2018 and 2019. This model requires a financial asset (or group of financial assets), including trade receivables, measured at amortized cost to be presented at the net amount expected to be collected with an allowance for credit losses deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The Company adopted this guidance when effective, on January 1, 2020, using a modified retrospective transition method. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations or cash flows.

Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement

In August 2018, the FASB issued guidance on a customer's accounting for implementation fees paid in a cloud computing service contract arrangement that addresses which implementation costs to capitalize as an asset and which costs to expense. Capitalized implementation fees are to be expensed over the term of the cloud computing arrangement, and the expense is required to be recognized in the same line item in the income statement as the associated hosting service expenses. The entity is also required to present the capitalized implementation fees on the balance sheet in the same line item as the prepayment for hosting service fees associated with the cloud computing arrangement. The Company adopted this guidance when effective, on January 1, 2020, using a prospective transition method. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations or cash flows.

The Company has hosting arrangements in connection with its Enterprise Resource Planning systems. Prior to the adoption of this guidance, the Company capitalized certain implementation costs for its hosting arrangements in intangible assets, net, in the accompanying consolidated balance sheet as of December 31, 2019. Subsequent to the adoption of this guidance on January 1, 2020, the Company records implementation fees incurred in connection with its hosting arrangements in prepaid expenses and other assets in the accompanying consolidated balance sheet as of December 31, 2020.

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued guidance that simplifies the accounting for income taxes by removing certain exceptions in existing guidance and improves consistency in application by clarifying and amending existing guidance. This guidance is effective for annual periods beginning after December 15, 2020, and interim periods within those annual periods. On July 1, 2020, the Company adopted this guidance early, as permitted, on a

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
prospective basis, where adjustments as of January 1, 2020 were not material; therefore, adoption of this guidance had no material impact on the Company's financial position, results of operations or cash flows.

Facilitation of the Effects of Reference Rate Reform

In March 2020, the FASB issued guidance that provides optional expedients and exceptions for contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform initiatives. This guidance is effective beginning March 12, 2020 through December 31, 2022 where the transition method varies depending upon the specific expedient or exception. On December 31, 2020, the Company early adopted on a prospective basis, as permitted, the optional practical expedient for contract modification for all debt and lease agreements under Topics 470 and 842. The Company continues to work with its lenders in identifying reference rate transition options and expected timing for new rates to be implemented into existing agreements. At the time of this filing, the adoption of this guidance had no material impact on the Company's financial position, results of operations or cash flows.

Note 3—Divestitures

Donlen Asset Sale

In November 2020, the Company entered into a stock and asset purchase agreement (the "Purchase Agreement") with Freedom Acquirer LLC (the "Buyer"), an affiliate of Athene Holding Ltd., to sell substantially all of the assets of its wholly-owned subsidiary Donlen. At the closing, the Buyer will pay approximately $825 million in cash, subject to adjustments based on the level of assumed indebtedness, working capital and fleet equity. Within three business days of the execution of the Purchase Agreement, the Buyer made a good faith deposit of $82.5 million into a deposit escrow that will either (i) be credited to the purchase price payable at the closing and released to the Company, (ii) be released to the Company upon termination of the Purchase Agreement in certain circumstances in which the Buyer has breached the Purchase Agreement or (iii) be released to the Buyer if the Purchase Agreement is terminated for other reasons. A hearing is scheduled on March 1, 2021 with the Bankruptcy Court for final approval of the sale.

The assets and liabilities of Donlen, included in the Company's All Other Operations segment, to be included in the sale have been classified as held for sale in the accompanying consolidated balance sheet as of December 31, 2020. Assets and liabilities classified as held for sale are required to be recorded at the lower of the carrying value

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
or fair value less any costs to sell. The major classes of assets and liabilities held for sale as of December 31, 2020 are presented below at their carrying value.

(in millions)	December 31, 2020
ASSETS
Cash and cash equivalents	$3
Restricted cash and cash equivalents	68
Receivables, net	207
Prepaid expenses and other assets	28
Revenue earning vehicles, net	1,432
Property and equipment, net	6
Operating lease right-of-use assets	2
Intangible assets, net	29
Goodwill	36
Total assets held for sale	$1,811
LIABILITIES
Accounts payable	$76
Accrued liabilities	19
Accrued taxes, net	3
Vehicle debt	1,327
Operating lease liabilities	6
Total liabilities held for sale	$1,431

Sale of Non-vehicle Capital Assets

In 2019, the Company completed the sale of certain non-vehicle capital assets in its Americas RAC segment (the "Non-Vehicle Asset Sale") and recognized a $39 million pre-tax gain on the sale which is included in other (income) expense, net in the accompanying consolidated statement of operations for the year ended December 31, 2019. In 2020, the Company received additional cash from the Non-Vehicle Asset Sale and recognized an additional $20 million pre-tax gain on the sale, which is included in other (income) expense, net in the accompanying consolidated statement of operations for the year ended December 31, 2020.

Sale of Marketable Securities

In 2020, the Company sold marketable securities for $74 million and recognized an immaterial gain on the sale in its corporate operations, which is included in other (income) expense, net in the accompanying consolidated statement of operations for the year ended December 31, 2020.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 4—Revenue Earning Vehicles

The components of revenue earning vehicles, net are as follows:

	December 31,
(In millions)	2020	2019
Revenue earning vehicles	$7,492	$16,626
Less accumulated depreciation	(1,467)	(3,159)
	6,025	13,467
Revenue earning vehicles held for sale, net(1)	37	322
Revenue earning vehicles, net	$6,062	$13,789

(1)    Represents the carrying amount of vehicles currently placed on the Company's retail lots for sale or actively in the process of being sold through other disposition channels.

Note 5—Goodwill and Intangible Assets, Net

Technology-related Intangible and Other Assets

Due to uncertainty surrounding the Company's financial ability to complete certain information technology projects as a result of COVID-19 and the filing of the Chapter 11 Cases, as disclosed in Note 1, "Background," the Company concluded in the second quarter of 2020 that there was an impairment of such technology-related intangible assets and capitalized cloud computing implementation costs. In the second quarter of 2020, the Company recorded an impairment charge of $193 million in its corporate operations, representing an impairment of the carrying value of the abandoned portion of such assets as of June 30, 2020 of $124 million and $69 million of technology-related intangible assets and other assets, respectively.

Recoverability of Goodwill and Indefinite-lived Intangible Assets

The Company tests the recoverability of its goodwill and indefinite-lived intangible assets by performing an impairment analysis on an annual basis, as of October 1, and at interim periods when circumstances require as a result of a triggering event, as defined by ASC 350. The Company considered factors such as, but not limited to, its expectations of projected revenues, expenses and cash flows, reflecting the expected duration and extent of impact to its business, customers, economy and the travel industry from COVID-19, and the impact of the Chapter 11 Cases.

The Company performed the goodwill impairment analyses using the income approach, a measurement using level 3 inputs under the U.S. GAAP fair value hierarchy. In performing the impairment analyses, the weighted-average cost of capital used in the discounted cash flow model was calculated based upon the fair value of the Company's debt and stock price with a debt to equity ratio comparable to the vehicle rental car industry. This present value model requires management to estimate future cash flows and forecasted earnings before interest, taxes, depreciation and amortization ("EBITDA") margins and capital investments of each reporting unit. The assumptions the Company used to estimate future cash flows and EBITDA margins are consistent with the assumptions that the reporting units use for internal planning purposes, which the Company believes would be generally consistent with that of a market participant. The discount rate used for each reporting unit ranged from 12.5% to 14.0%. All reporting units that have goodwill were noted to have a fair value that exceeded their carrying values. Each of the Company's reporting units had fair values that exceeded their respective carrying values by more than 20%.

The Company performed the intangible impairment analyses for indefinite-lived intangible assets using the relief-from-royalty income approach, a measurement using level 3 inputs under the U.S. GAAP fair value hierarchy. The Company considered consistent factors as described above related to goodwill in addition to royalty rates. The assumptions the Company uses to estimate royalty rates are consistent with the assumptions that the reporting units use for internal planning purposes, which the Company believes would be generally consistent with that of a market participant. The discount rate used for each indefinite-lived intangible ranged from 13% to 14.0%. All

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
indefinite-lived intangibles were noted to have a fair value that exceeded their carrying values, except for the Hertz tradename in the Company's International RAC segment where the Company recorded an impairment charge of $20 million. Each of the Company's other indefinite-lived intangible assets had fair values that exceeded their respective carrying values by more than 10%, except in the Company’s historical U.S. RAC segment which was in excess by 7% of the carrying value of $934 million.

Further deterioration in the general economic conditions in the travel industry, the Company’s cash flows and the Company's ability to obtain future financing to maintain its fleet or the weighted average cost of capital assumptions may result in an impairment charge to earnings in future quarters. The Company will continue to closely monitor actual results versus its expectations as well as any significant changes in market events or conditions, including the impact of COVID-19 on the Company's business and the travel industry, and the resulting impact to its assumptions about future estimated cash flows and the weighted average cost of capital. If the Company's expectations of the operating results, both in magnitude or timing, do not materialize, or if its weighted average cost of capital increases, the Company may be required to record goodwill and indefinite-lived intangible asset impairment charges, which could be material.

Goodwill

The following summarizes the changes in the Company's goodwill, by segment:

(In millions)	Americas RAC	International RAC	All Other Operations	Total
Balance as of January 1, 2020
Goodwill	$1,029	$236	$36	$1,301
Accumulated impairment losses	—	(218)	—	(218)
	1,029	18	36	1,083
Goodwill acquired and other changes during the period(1)	—	(2)	(36)	(38)
	—	(2)	(36)	(38)
Balance as of December 31, 2020
Goodwill	1,029	236	—	1,265
Accumulated impairment losses	—	(220)	—	(220)
	$1,029	$16	$—	$1,045

(1)Goodwill associated with the Company's All Other Operations segment, was classified as held for sale as of December 31, 2020, as disclosed in Note 3, "Divestitures."

(In millions)	Americas RAC	International RAC	All Other Operations	Total
Balance as of January 1, 2019
Goodwill	$1,029	$236	$36	$1,301
Accumulated impairment losses	—	(218)	—	(218)
	1,029	18	36	1,083
Goodwill acquired and other changes during the period	—	—	—	—
	—	—	—	—
Balance as of December 31, 2019
Goodwill	1,029	236	36	1,301
Accumulated impairment losses	—	(218)	—	(218)
	$1,029	$18	$36	$1,083

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Intangible Assets, Net

Intangible assets, net, consisted of the following major classes:

	December 31, 2020
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$268	$(268)	$—
Concession rights	414	(371)	43
Technology-related intangibles(1)	359	(232)	127
Other(2)	60	(56)	4
Total	1,101	(927)	174
Indefinite-lived intangible assets:
Tradenames	2,794	—	2,794
Other(3)	24	—	24
Total	2,818	—	2,818
Total intangible assets, net	$3,919	$(927)	$2,992

	December 31, 2019
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$333	$(313)	$20
Concession rights	414	(324)	90
Technology-related intangibles(1)	515	(236)	279
Other(2)	74	(64)	10
Total	1,336	(937)	399
Indefinite-lived intangible assets:
Tradenames	2,814	—	2,814
Other(3)	25	—	25
Total	2,839	—	2,839
Total intangible assets, net	$4,175	$(937)	$3,238
(1)    Technology-related intangibles include software not yet placed into service.
(2)     Other amortizable intangible assets primarily include reacquired franchise rights.
(3)     Other indefinite-lived intangible assets primarily consist of reacquired franchise rights.

	Years Ended December 31,
(In millions)	2020	2019	2018
Amortization of intangible assets	$96	$81	$89

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table summarizes the Company's expected amortization expense based on its amortizable intangible assets as of December 31, 2020:

(In millions)
2021	$85
2022	33
2023	24
2024	17
2025	7
After 2025	8
Total expected amortization expense	$174

Note 6—Debt

The Company's debt, including its available credit facilities, consists of the following ($ in millions):

Facility	Weighted-Average Interest Rate as of December 31, 2020	Fixed or Floating Interest Rate	Maturity	December 31, 2020	December 31, 2019
Non-Vehicle Debt
Senior Term Loan(1)		Floating	6/2023	$—	$660
Senior RCF(1)		Floating	6/2021	—	—
Senior Notes(1)(2)		Fixed	10/2022-1/2028	—	2,700
Senior Second Priority Secured Notes(1)		Fixed	6/2022	—	350
Senior Secured Superpriority Debtor-in-Possession Credit Agreement	8.53%	Floating	12/2021	250	—
Promissory Notes(1)		Fixed	1/2028	—	27
Other Non-Vehicle Debt	7.26%	Fixed	Various	18	18
Unamortized Debt Issuance Costs and Net (Discount) Premium				(25)	(34)
Total Non-Vehicle Debt Not Subject to Compromise				243	3,721
Non-Vehicle Debt Subject to Compromise
Senior Term Loan	3.50%	Floating	6/2023	656	—
Senior RCF	3.41%	Floating	6/2021	615	—
Senior Notes(2)	6.11%	Fixed	10/2022-1/2028	2,700	—
Senior Second Priority Secured Notes	7.63%	Fixed	6/2022	350	—
Promissory Notes	7.00%	Fixed	1/2028	27	—
Alternative Letter of Credit Facility(6)	5.25%	Floating	11/2023	114	—
Senior RCF Letter of Credit Facility	5.50%	Floating	6/2021	17	—
Unamortized Debt Issuance Costs and Net (Discount) Premium				(36)	—
Total Non-Vehicle Debt Subject to Compromise				4,443	—
Vehicle Debt
HVF II U.S. ABS Program
HVF II U.S. Vehicle Variable Funding Notes
HVF II Series 2013-A(3)(6)	3.39%	Floating	3/2022	1,940	2,644
				1,940	2,644

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Facility	Weighted-Average Interest Rate as of December 31, 2020	Fixed or Floating Interest Rate	Maturity	December 31, 2020	December 31, 2019
HVF II U.S. Vehicle Medium Term Notes
HVF II Series 2015-1(3)	N/A	N/A	N/A	—	780
HVF II Series 2015-3(3)	3.64%	Fixed	9/2020	163	371
HVF II Series 2016-2(3)	3.98%	Fixed	3/2021	263	595
HVF II Series 2016-4(3)	3.65%	Fixed	7/2021	187	424
HVF II Series 2017-1(3)	3.91%	Fixed	10/2020	199	450
HVF II Series 2017-2(3)	4.31%	Fixed	10/2022	164	350
HVF II Series 2018-1(3)	3.86%	Fixed	2/2023	468	1,000
HVF II Series 2018-2(3)	4.31%	Fixed	6/2021	94	200
HVF II Series 2018-3(3)	4.62%	Fixed	7/2023	95	200
HVF II Series 2019-1(3)	4.37%	Fixed	3/2022	330	700
HVF II Series 2019-2(3)	3.98%	Fixed	5/2024	354	750
HVF II Series 2019-3(3)	3.22%	Fixed	12/2024	352	800
				2,669	6,620
Donlen U.S. ABS Program
HFLF U.S. ABS Program
HFLF Variable Funding Notes
HFLF Series 2013-2(4)(6)	6.12%	Floating	1/2021-6/2022	—	286
				—	286
HFLF Medium Term Notes
HFLF Series 2016-1(4)	N/A	N/A	N/A	—	34
HFLF Series 2017-1(4)	2.94%	Both	1/2021-8/2022	—	229
HFLF Series 2018-1(4)	2.74%	Both	1/2021-8/2022	—	462
HFLF Series 2019-1(4)	2.31%	Both	1/2021-8/2022	—	650
				—	1,375
Vehicle Debt - Other
U.S. Vehicle RCF	N/A	N/A	N/A	—	146
European Vehicle Notes(5)	5.07%	Fixed	10/2021-3/2023	888	810
European ABS(3)	1.60%	Floating	11/2021	263	766
Hertz Canadian Securitization(3)(6)	3.67%	Floating	3/2021	53	241
Donlen Canadian Securitization(3)	1.54%	Floating	12/2022	—	24
Australian Securitization(3)	1.67%	Floating	6/2021	97	177
New Zealand RCF	2.91%	Floating	6/2021	35	50
U.K. Financing Facility	3.01%	Floating	1/2021-11/2023	105	247
Other Vehicle Debt	3.52%	Floating	1/2021-11/2024	37	29
				1,478	2,490
Unamortized Debt Issuance Costs and Net (Discount) Premium				(63)	(47)
Total Vehicle Debt Not Subject to Compromise				6,024	13,368
Total Debt Not Subject to Compromise				$6,267	$17,089
N/A - Not applicable

(1)As a result of filing the Chapter 11 Cases, certain debt was classified as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. The weighted-average interest rate for such debt is disclosed in subsequent rows under "non-vehicle debt subject to compromise."

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2)References to the "Senior Notes" include the series of Hertz's unsecured senior notes set forth in the table below which are included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. Outstanding principal amounts for each such series of the Senior Notes is also specified below:

(In millions)	Outstanding Principal
Senior Notes	December 31, 2020	December 31, 2019
6.250% Senior Notes due October 2022	$500	$500
5.500% Senior Notes due October 2024	800	800
7.125% Senior Notes due August 2026	500	500
6.000% Senior Notes due January 2028	900	900
	$2,700	$2,700

(3)     Maturity reference is to the earlier "expected final maturity date" as opposed to the subsequent "legal final maturity date." The expected final maturity date is the date by which Hertz and investors in the relevant indebtedness originally expected the outstanding principal of the relevant indebtedness to be repaid in full. The legal final maturity date is the date on which the outstanding principal of the relevant indebtedness is legally due and payable in full. While HVF II remains in an amortization event, as described below, the expected maturity will deviate from its stated, contractual maturity date during amortization as payoff is based on the sale of the underlying vehicles and the pro-rata application of those proceeds across all outstanding HVF II Series of Notes in accordance with their seniority. During the amortization event, the ultimate maturity of the notes will depend upon the length of time the underlying vehicle collateral is sold or the timing of the refinancing of the notes.
(4)    In the case of the HFLF Medium Term Notes, such notes are repayable from cash flows derived from third-party leases comprising the underlying HFLF collateral pool. As a result of the Chapter 11 Cases and the resulting amortization events, as described below, the revolving period for all series was terminated and are amortizing monthly by an amount equal to the lease collections payable to that series and the maturity date referenced for each series of HFLF Medium Term Notes represents the date by which Hertz expects such series of notes to be repaid in full, which is based upon the contractual amortization of the underlying leases as well as the assumed rate of prepayments of such leases. Such maturity reference is to the “expected final maturity date” as opposed to the subsequent “legal final maturity date.” The legal final maturity date is the date on which the relevant indebtedness is legally due and payable. Although the underlying lease cash flows that support the repayment of the HFLF Medium Term Notes may vary, the cash flows generally are expected to approximate a straight-line amortization of the related notes from the initial maturity date through the expected final maturity date.
(5)    References to the "European Vehicle Notes" include the series of Hertz Holdings Netherlands B.V.'s, an indirect wholly-owned subsidiary of Hertz organized under the laws of the Netherlands ("Hertz Netherlands"), unsecured senior notes (converted from Euros to U.S. dollars at a rate of 1.22 to 1 and 1.12 to 1 as of December 31, 2020 and 2019, respectively) set forth in the table below. Outstanding principal amounts for each such series of the European Vehicle Notes is also specified below:

(In millions)	Outstanding Principal
European Vehicle Notes	December 31, 2020	December 31, 2019
4.125% Senior Notes due October 2021	$276	$251
5.500% Senior Notes due March 2023	612	559
	$888	$810

(6)    Includes default interest which is comprised of an increase in the contractual spread.

Chapter 11

As a result of filing the Chapter 11 Cases, as disclosed in Note 1, "Background," and as noted in the table above, the Company reclassified certain of its non-vehicle debt instruments, net of deferred financing costs, discounts and premiums, as applicable, to liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. The Company has suspended accruing and paying interest and amortizing deferred financing costs, discounts and premiums, as applicable, on the Senior Notes, Promissory Notes and Alternative Letter of Credit Facility, as of the Petition Date. The Company is continuing to pay in cash an amount equal to the monthly interest at the non-default rate for the Senior Term Loan and Senior RCF (collectively, "the First Lien Facilities"), and has suspended amortizing the associated deferred financing costs, discounts and premiums for the First Lien Facilities, as applicable, as of the Petition Date. On November 3, 2020, as directed by the Bankruptcy Court in an order dated October 29, 2020, the Company paid in cash an amount equal to the monthly interest that would have accrued on the First Lien Facilities during the period May 1, 2020 through June 30, 2020 upon entry of the DIP Order as defined below. On December 1, 2020, as directed by the Bankruptcy Court in an order dated August 25, 2020, the Company paid in cash an amount equal to half of the interest that would have accrued on the Senior Second Priority Secured Notes during the period July 1, 2020 through November 30, 2020 with the remaining half

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
paid in kind as of December 31, 2020. On February 4, 2021, as directed by the Bankruptcy Court, the Company will continue to pay half of the interest on the Senior Second Priority Secured Notes with the remaining half paid in kind.

The filing of the Chapter 11 Cases constituted an event of default that accelerated the Debtors’ obligations under the Senior Term Loan, the Senior RCF, the U.S. Vehicle RCF, the Letter of Credit Facility and the Alternative Letter of Credit Facility. Additionally, the filing triggered defaults, termination events and/or amortization events under certain obligations of (i) Hertz International Limited, Hertz Netherlands and the direct and indirect subsidiary companies located outside of the U.S. and Canada (collectively the "International Subsidiaries") (some of which were waived or amended, subject to certain time limitations, as disclosed further below), and (ii) HVF, HVF II, HFLF and certain other vehicle financing subsidiaries (collectively the "Non-Debtor Financing Subsidiaries").

Non-Vehicle Debt

Senior Secured Superpriority Debtor-in-Possession Credit Agreement

On October 15, 2020, Hertz entered into a commitment letter for debtor-in-possession financing with the holders of a majority in aggregate outstanding amount of its Pre-petition first-lien debt (collectively, the “Initial Commitment Parties”) pursuant to which the Initial Commitment Parties committed to backstop the DIP Credit Agreement in an aggregate amount of $1.65 billion, subject to the terms and conditions set forth in the initial commitment letter. The initial commitment letter was amended on October 28, 2020 to add certain additional commitment parties.

On October 29, 2020, the Bankruptcy Court entered an order authorizing the Debtors to obtain certain debtor-in-possession financing (the "DIP Order"). In accordance with the Bankruptcy Court’s order, on October 30, 2020, Hertz, as borrower, and Hertz Global and certain of its subsidiaries located in the U.S. and Canada, in each case that are debtors in these Chapter 11 Cases, as guarantors (collectively, the "DIP Debtors"), entered into the DIP Credit Agreement with the financial institutions identified therein as lenders and Barclays Bank PLC as administrative agent. The DIP Credit Agreement provides for DIP Loans, of which (i) up to $1.0 billion can be used as equity for new interim fleet financing, giving the DIP Debtors the ability to replenish their vehicle fleet in the future, and (ii) up to $800 million can be used for working capital and general corporate purposes. The DIP Loans are available in multiple draws of at least (i) $250 million each, or (ii) the remaining available commitments if such commitments are less than $250 million. The DIP Loans bear interest at a rate of LIBOR plus 7.25% (subject to a 1.00% floor), which is reduced to LIBOR plus 6.75% upon a significant repayment of Pre-petition first lien debt.

The DIP Credit Agreement matures on December 31, 2021 and has limited covenants and events of default, including one milestone requiring the filing of a plan of reorganization by August 1, 2021. The DIP Credit Agreement will be secured by first priority liens on substantially all of the DIP Debtors’ assets (subject to certain exclusions) and has the support of the requisite majority of the DIP Debtors’ first lien Pre-petition debt to allow for consensual priming of existing liens. The DIP Credit Agreement does not contain a roll-up or cross-collateralization of Pre-petition debt or otherwise dictate how Pre-petition claims will be addressed in a plan of reorganization.

The DIP Credit Agreement includes customary negative covenants for debtor-in-possession loan agreements of this type, including covenants limiting the loan parties and their subsidiaries’ ability to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of junior or Pre-petition indebtedness, in each case subject to customary exceptions for debtor-in-possession loan agreements of this type. The DIP Credit Agreement also includes conditions precedent, representations and warranties, mandatory prepayments, affirmative covenants and events of default customary for financings of this type. Certain bankruptcy-related events are also events of default, including, but not limited to, the dismissal by the Bankruptcy Court of any of the Chapter 11 Cases, the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, the appointment of a trustee pursuant to Chapter 11, and certain other events related to the impairment of the lenders’ rights or liens granted under the DIP Credit Agreement.

In November 2020, the Company drew $250 million from the DIP Credit Agreement and Hertz utilized $50 million of the draw to make a capital contribution to HVIF in order to pay fees associated with the issuance of the HVIF Series

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2020-1 Notes, as defined below. On February 16, 2021, Hertz borrowed an additional $250 million as per the minimum draw requirements of the DIP Credit Agreement.

Senior Notes

In August 2019, Hertz issued $500 million in aggregate principal amount of 7.125% Senior Notes due August 2026 (the "2026 Notes"). Hertz utilized proceeds from the issuance of the 2026 Notes, together with net proceeds from the Rights Offering, as described in Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global," to redeem all $700 million of the outstanding 5.875% Senior Notes due 2020 and all $500 million of the outstanding 7.375% Senior Notes due 2021.

In November 2019, Hertz issued $900 million in aggregate principal amount of 6.000% Senior Notes due January 2028 (the "2028 Notes"). Hertz utilized proceeds from the issuance of the 2028 Notes, together with available cash, to redeem $900 million in aggregate principal amount of its outstanding 7.625% Senior Second Priority Secured Notes due 2022 (the "Senior Second Priority Secured Notes").

Vehicle Debt

The governing documents of certain of the vehicle debt financing arrangements specified below contain covenants that, among other things, significantly limit or restrict (or upon certain circumstances may significantly restrict or prohibit) the ability of the borrowers/issuers, and the guarantors if applicable, to make certain restricted payments (including paying dividends, redeeming stock, making other distributions, loans or advances) to Hertz Holdings and Hertz, whether directly or indirectly. To the extent applicable, aggregate maximum borrowings are subject to borrowing base availability. There is subordination within certain series of vehicle debt based on class. Proceeds from the issuance of vehicle debt is typically used to acquire or refinance vehicles or to repay portions of outstanding principal amounts of vehicle debt with an earlier maturity.

HVF II U.S. ABS Program

HVF II, a bankruptcy remote, indirect, wholly-owned, special purpose subsidiary of Hertz, is the issuer of variable funding notes and medium term notes under the HVF II U.S. ABS Program. HVF II has entered into a base indenture that permits it to issue term and revolving rental vehicle asset-backed securities, secured by one or more shared or segregated collateral pools consisting primarily of portions of the rental vehicles used in the Company's U.S. vehicle rental operations and contractual rights related to such vehicles that have been allocated as the ultimate indirect collateral for HVF II's financings. Within each series of HVF II U.S. Vehicle Medium Term Notes there is subordination based on class. The assets of HVF II and HVF II GP Corp. are owned by HVF II and HVF II GP Corp., respectively, and are not available to satisfy the claims of Hertz’s general creditors.

As a result of the failure to make the full rent payments on April 27, 2020, an amortization event was in effect as of May 5, 2020 for all series of notes issued by HVF II and a liquidation event was in effect with respect to the Series 2013-A Notes issued by HVF II. As a result of the amortization event, proceeds from the sales of vehicles that collateralize the notes issued by HVF II must be primarily applied to the payment of principal and are allocated on what approximates a pro rata basis to the reduction of principal on the basis of seniority by class. As disclosed in Note 1, "Background," per the terms of the Interim Lease Order entered on July 24, 2020, the Debtors, as directed, made $650 million of base rent payments under the Operating Lease to the HVF trustee in the amount of six equal monthly payments of approximately $108 million commencing in July 2020 through December 2020. On January 20, 2021, the Bankruptcy Court entered the Second Lease Order, which directed the Debtors, among other things, to make $756 million of base rent payments under the Operating Lease to the HVF trustee in the amount of nine equal monthly payments of $84 million commencing in January 2021 through September 2021. The parties have agreed to defer litigation related to the Operating Lease until September 30, 2021. HVF II is accruing default interest on the HVF II Variable Funding Notes and accruing non-default interest on the U.S. Vehicle Medium Term Notes. Non-default interest is being paid on the HVF II Variable Funding Notes and the U.S. Vehicle Medium Term Notes from funds drawn on existing letter of credit facilities, as described below.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
HVF II U.S. Vehicle Variable Funding Notes

HVF II Series 2013-A Notes: In February 2019, HVF II extended the maturities of $3.4 billion of existing commitments under the HVF II Series 2013-A Notes from March 2020 to March 2021, added $400 million in new commitments and terminated the HVF II Series 2013-B Notes, transitioning $300 million in commitments to the HVF II Series 2013-A Notes. In May 2019, HVF II increased the commitments of the HVF II Series 2013 Notes by $40 million such that after giving effect to such commitments the maximum principal amount was approximately $4.1 billion.

In February 2020, HVF II extended the maturity of the Series 2013-A Notes from March 2021 to March 2022 and increased the commitments thereunder by $750 million. After giving effect to the transactions, the aggregate maximum principal amount of the Series 2013-A Notes was $4.9 billion, where $0.2 billion of commitments have a maturity of March 2021.

HVF II U.S. Vehicle Medium Term Notes

HVF II Series 2019-1 Notes: In February 2019, HVF II issued the Series 2019-1 Rental Car Asset Backed Notes, Class A, Class B, Class C and Class D in an aggregate principal amount of $745 million.

HVF II Series 2019-2 Notes: In May 2019, HVF II issued the Series 2019-2 Rental Car Asset Backed Notes, Class A, Class B, Class C and Class D in an aggregate principal amount of $799 million.

HVF II Series 2019-3 Notes: In November 2019, HVF II issued the Series 2019-3 Rental Car Asset Backed Notes, Class A, Class B, Class C and Class D in an aggregate principal amount of $800 million. The Class D notes initially were purchased by an affiliate of HVF II and in December 2019, were sold to a third party.

HVF II Series 2017-2 and Various Series 2018 and 2019 Class D Notes: In March 2020, HVF II sold the below notes to third parties, which it had acquired at the time of the respective initial offerings and which were previously eliminated in consolidation.

(In millions)	Aggregate Principal Amount
HVF II Series 2017-2 Class D Notes	$20
HVF II Series 2018-1 Class D Notes	58
HVF II Series 2018-2 Class D Notes	13
HVF II Series 2018-3 Class D Notes	13
HVF II Series 2019-1 Class D Notes	45
HVF II Series 2019-2 Class D Notes	49
Total	$198

HVIF U.S. ABS Program

On November 24, 2020, the Bankruptcy Court entered an order authorizing the Debtors to obtain interim fleet financing and the formation of HVIF. In accordance with the Bankruptcy Court's order, on November 25, 2020, HVIF issued the Series 2020-1 Rental Car Asset Backed Notes, Class A and Class B (collectively, the "HVIF Series 2020-1 Notes") in an aggregate principal amount of $4.0 billion to unaffiliated third parties. The HVIF Series 2020-1 Notes are comprised of $3.5 billion aggregate principal amount of Series 2020-1 3.00% Class A Notes and $500 million aggregate principal of Series 2020-1 3.75% Class B Notes. The HVIF Series 2020-1 Notes have a maturity date of November 24, 2021. The Class B Notes are subordinated to the Class A Notes. There were no notes issued as of December 31, 2020.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The HVIF Series 2020-1 Notes are restricted to be drawn upon if the utilization of the vehicles that serve as collateral falls below 55%.

Donlen U.S. ABS Program

HFLF, a bankruptcy remote, indirect, wholly-owned, special purpose subsidiary of Donlen is the issuer under the Donlen U.S. ABS Program. HFLF has entered into a base indenture that permits it to issue term and revolving vehicle lease asset-backed securities. Donlen utilizes the HFLF securitization platform to finance its U.S. vehicle leasing operations. The notes issued by HFLF are ultimately backed by a special unit of beneficial interest in a pool of leases and the related vehicles. References to the “Donlen U.S. ABS Program” include HFLF’s Variable Funding Notes together with HFLF’s Medium Term Notes.

The filing of the Chapter 11 Cases triggered an amortization event under the HFLF Variable Funding Notes and the HFLF Medium Term Notes. As a result, the remaining commitments under the HFLF Series 2013-2 Notes were terminated and, while the amortization events continue, proceeds from lease payments and from the sales of vehicles that collateralize the notes issued by HFLF must be applied to the reduction of principal and payment of interest on the notes. The principal will be allocated on approximately a pro rata basis and distributed to the note holders on the basis of seniority by class. HFLF is accruing default interest on the HFLF Variable Funding Notes, while non-default interest is being paid on the HFLF Variable Funding Notes and the HFLF Medium Term Notes.

HFLF Variable Funding Notes

In February 2020, HFLF amended the HFLF Series 2013-2 Notes to extend the end of the revolving period from March 2021 to March 2022 and increased the commitments thereunder by $100 million, such that the aggregate maximum borrowings of the HFLF Series 2013-2 Notes increased to $600 million. As a result of the pending sale of the Donlen Assets, the amount outstanding of $316 million has been classified as liabilities held for sale in the accompanying consolidated balance sheet as of December 31, 2020, as disclosed in Note 3, "Divestitures."
HFLF Medium Term Notes

HFLF Series 2019-1 Notes: In May 2019, HFLF issued the Series 2019-1 Asset Backed Notes, Class A, Class B, Class C, Class D and Class E in an aggregate principal amount of $650 million. The HFLF Series 2019-1 Notes are fixed rate, except for the Class A-1 Notes, which are floating rate and carry an interest rate based upon a spread to one-month LIBOR. As a result of the pending sale of the Donlen Assets, the amount outstanding of $734 million has been classified as liabilities held for sale in the accompanying consolidated balance sheet as of December 31, 2020, as disclosed in Note 3, "Divestitures."

DFLF Variable Funding Notes

On October 12, 2020, the Bankruptcy Court entered an order authorizing Hertz and Donlen to enter into certain agreements in connection with DFLF. On October 16, 2020, DFLF issued the Series 2020-1 Notes to offset funding needs created by the amortization of the HFLF Variable Funding Notes, where DFLF will fund lease originations going forward. As of December 31, 2020, DFLF has access to up to $400 million of available funding, subject to certain conditions, and $300 million of committed funding available which increases by a minimum of $50 million per month, subject to the payment of incremental up-front fees. As a result of the pending sale of the Donlen Assets, the amount outstanding of $250 million has been classified as liabilities held for sale in the accompanying consolidated balance sheet as of December 31, 2020, as disclosed in Note 3, "Divestitures."

Vehicle Debt-Other

The filing of the Chapter 11 Cases constituted defaults, termination events and/or amortization events with respect to certain of the Company's existing debt obligations, as described below.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. Vehicle Revolving Credit Facility

In August 2020, Hertz terminated the U.S. vehicle revolving credit facility by utilizing available cash to pay in full amounts outstanding of $93 million.

European Vehicle Notes

The European Vehicle Notes are the primary vehicle financing facility for the Company's vehicle rental operations in Italy, Belgium and Luxembourg and finances a portion of its assets in the United Kingdom, France, The Netherlands, Spain and Germany. The agreements governing the European Vehicle Notes contain covenants that apply to the Hertz credit group similar to those for the Senior Notes. The terms of the European Vehicle Notes permit Hertz Netherlands to incur additional indebtedness that would be pari passu with the European Vehicle Notes.

Hertz Netherlands and certain other international subsidiaries entered into a limited forbearance and lock-up agreement (the “Lock-up Agreement”), as extended, in respect of the European Vehicle Notes pursuant to which the majority noteholders agreed not to take action in respect of any default or event of default that could have resulted from the Chapter 11 Cases, in order to support a transaction set-forth in the Lock-up Agreement, and to be implemented by a scheme of arrangement (subject to conditions and approvals), subsequent to the waiver expiration on December 31, 2020. The transaction set out in the Lock-up Agreement is intended to be implemented by a UK Scheme of Arrangement and is expected to comprise (i) an issuance of €250.0 million in new notes to certain European Vehicle Notes lenders for cash by Hertz International Limited (the “HIL Notes”); (ii) an on-lending of the proceeds from the HIL Notes to Hertz Netherlands; (iii) a bifurcation of the existing guarantee claims under the European Vehicle Notes, which would then be auctioned, and the amount owing on the European Vehicle Notes would be reduced by the proceeds from the sale of the existing guarantee claims; and (iv) an extension of the maturity and an alteration of the European Vehicle Notes terms which may include a further reduction of amounts owing (amounts and final terms are dependent upon the level of participation of existing European Vehicle Notes holders in the lending for the HIL Notes). The UK Scheme of Arrangement was approved by the requisite majority of European Vehicle Notes creditors. The guarantee bifurcation from Hertz is subject to approval by the Bankruptcy Court and the intention is to have the UK Scheme of Arrangement recognized in the U.S. under Chapter 15 of the Bankruptcy Code. A Bankruptcy Court hearing has been scheduled for March 2021.

European ABS

The European ABS is the primary vehicle financing facility for the Company's vehicle rental operations in France, the Netherlands, Germany and Spain. The lenders under the European ABS have been granted a security interest in the owned rental vehicles used in the Company's vehicle rental operations in these countries and certain contractual rights related to such vehicles.

An amortization event, that would have arisen under the European ABS as a result of filing the Chapter 11 Cases, was waived in May 2020 as International Fleet Financing No.2 B.V (“IFF No. 2”) entered into a waiver agreement as extended which expires on March 5, 2021 or earlier if certain conditions are not met (the "European Waiver"). Under the European Waiver, aggregate maximum borrowings were not to exceed (i) €201 million from January 29, 2021 to February 11, 2021, (ii) €187 million from February 12, 2021 to February 18, 2021 and (iii) €180 million from and including February 19, 2021.

Hertz Canadian Securitization

TCL Funding Limited Partnership, a bankruptcy remote, indirect, wholly-owned, special purpose subsidiary of Hertz (“Funding LP”), is the issuer under the Hertz Canadian Securitization. The Hertz Canadian Securitization was established to facilitate financing activities relating to the vehicles used by the Company in the Canadian daily vehicle rental operations. The lenders under the Hertz Canadian Securitization have been granted a security interest primarily in the owned rental vehicles used in the Company's vehicle rental operations in Canada and certain contractual rights related to such vehicles as well as certain other assets owned by the Hertz entities

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
connected to the financing. In connection with the establishment of the Hertz Canadian Securitization, Funding LP issued the Series 2015-A Variable Funding Rental Car Asset Backed Notes (the “Funding LP Series 2015-A Notes”) that provided for aggregate maximum borrowings of CAD$350 million on a revolving basis.

The filing of the Chapter 11 Cases triggered an amortization event under the Hertz Canadian Securitization. As a result, the remaining committed available borrowings were terminated and proceeds from the sales of vehicles and receipt of vehicle receivables that collateralize the Hertz Canadian Securitization must be applied to the payment of principal. On September 23, 2020, Funding LP entered into an interim agreement under the Hertz Canadian Securitization in which default interest will be paid.

On January 13, 2021, the Bankruptcy Court entered an order authorizing the Debtors to enter into a new series under the Hertz Canadian Securitization, Funding LP Series 2021-A Notes. On January 27, 2021, Funding LP entered into aggregate maximum borrowings of CAD$350 million on a revolving basis, subject to availability under the borrowing base limitation. The initial draw was used, in part, to pay outstanding obligations under the Funding LP Series 2015-A Notes, including any unpaid default interest. As a result of the payoff of the Funding LP Series 2015-A Notes, the Hertz Canadian Securitization amortization event ceased to exist.

Donlen Canadian Securitization

In December 2019, Donlen established a new securitization platform (the "Donlen Canadian Securitization") to finance its Canadian vehicle leasing operations. The Donlen Canadian Securitization provides for aggregate maximum borrowings of CAD$50 million on a revolving basis and a maturity of December 2022. As a result of the pending sale of the Donlen Assets, the amount outstanding of $27 million has been classified as liabilities held for sale in the accompanying consolidated balance sheet as of December 31, 2020, as disclosed in Note 3, "Divestitures."

The filing of the Chapter 11 Cases triggered an event of default under the Donlen Canadian Securitization. Donlen entered into a waiver agreement, as extended, under the Donlen Canadian Securitization with an expiration date of the earlier of April 27, 2021 or the closing of the Donlen Asset Sale, in which the aggregate maximum borrowings were reduced from CAD$50 million to CAD$37 million.

Australian Securitization

HA Fleet Pty Limited, an indirect wholly-owned subsidiary of Hertz, is the issuer under the Australian Securitization. The Australian Securitization is the primary fleet financing facility for Hertz's vehicle rental operations in Australia. The lender under the Australian Securitization has been granted a security interest primarily in the owned rental vehicles used in its vehicle rental operations in Australia and certain contractual rights related to such vehicles.

An amortization event that would have arisen under the Australian Securitization as a result of filing the Chapter 11 Cases was waived in May 2020 as HA Fleet Pty Limited, an indirect, wholly-owned subsidiary of Hertz, entered into a permanent waiver agreement under the Australian Securitization such that the aggregate maximum borrowing capacity was reduced from AUD$270 million to AUD$210 million.

New Zealand Revolving Credit Facility

Hertz New Zealand Holdings Limited, an indirect wholly-owned subsidiary of Hertz, is the borrower under a credit agreement that provides for aggregate maximum borrowings on a revolving basis under an asset-based revolving credit facility (the “New Zealand RCF”). The New Zealand RCF is the primary vehicle financing facility for its vehicle rental operations in New Zealand.

In September 2019, Hertz New Zealand Holdings Limited amended the New Zealand RCF to increase the aggregate maximum borrowings from NZD$60 million to NZD$75 million and extended the maturity from March 2020 to June 2021.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.K. Financing Facility

In May 2019, Hertz U.K. Limited amended its credit agreement ("U.K. Financing Facility") to, among other things, extend the maturity of the aggregate maximum borrowing capacity of £250 million to March 2021.

In April 2020, the aggregate maximum borrowing capacity under the U.K. Financing Facility was reduced from £250 million to £200 million as a result of a downgrade in the credit rating of Hertz. Events of default that would have arisen under the U.K. Financing Facility as a result of filing the Chapter 11 Cases were waived as Hertz U.K. Limited entered into a waiver agreement, as extended, which expires on March 5, 2021, or earlier if certain conditions are not met (the "UK Waiver"). Under the UK Waiver, the aggregate maximum borrowing capacity under the U.K. Financing Facility was reduced to £85 million.

Loss on Extinguishment of Debt

The Company incurred losses in the form of early redemption premiums and/or the write-off of deferred financing costs associated with certain redemptions, terminations and waiver agreements. Losses on extinguishment of debt are presented in vehicle and non-vehicle interest expense, net, as applicable in the accompanying statements of operations. The following table reflects the amount of losses for each respective redemption/termination:

	Years Ended December 31,
Redemption/Termination (in millions)	2020	2019	2018
Non-Vehicle Debt:
5.875% Senior Notes due 2020	$—	$2	$—
7.375% Senior Notes due 2021	—	2	—
7.625% Senior Second Priority Secured Notes due 2022	—	39	—
Total Non-Vehicle Debt	—	43	—
Vehicle Debt:
HVF II Series 2017-A	—	—	2
4.375% European Vehicle Notes due 2019	—	—	20
European ABS	5	—	—
Total Vehicle Debt	5	—	22
Total Loss on Extinguishment of Debt	$5	$43	$22

Maturities

As of December 31, 2020, the nominal amounts of maturities of debt, including non-vehicle debt subject to compromise, for each of the years ending December 31 are as follows:

(In millions)	2021	2022	2023	2024	2025	After 2025
Non-Vehicle Debt(1)	$1,016	$870	$633	$801	$—	$1,427
Vehicle Debt(2)	1,732	2,466	1,183	706	—	—
Total	$2,748	$3,336	$1,816	$1,507	$—	$1,427

(1)     Includes Non-Vehicle Debt of $4.4 billion included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020, and as the expected maturity date is subject to the outcome of the Chapter 11 Cases, the original, legal maturity dates are reflected in this table.
(2)    The stated, contractual maturity dates are reflected in this table except for $362 million of notes where the maturity date has expired as of December 31, 2020 and as such, is included in the 2021 column in this table. As HVF II is in an amortization event, its expected maturity dates may change as described above.

As of December 31, 2020, $1.0 billion of non-vehicle debt, of which $760 million is included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020, and $1.7 billion of vehicle

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
debt is set to mature in 2021 which does not reflect any potential changes to the Company's debt that may result from the Chapter 11 Cases.

Borrowing Capacity and Availability

Borrowing capacity and availability comes from the Company's revolving credit facilities. As a result of the filing of the Chapter 11 Cases, almost all of the Company's revolving credit facilities were terminated, as disclosed in the following table. The remaining revolving credit facilities are a combination of cash flow based revolving credit facilities and asset-based revolving credit facilities. Creditors under each such asset-backed securitization facility and asset-based revolving credit facility have a claim on a specific pool of assets as collateral. With respect to each such asset-backed securitization facility and asset-based revolving credit facility, the Company refers to the amount of debt it can borrow given a certain pool of assets as the borrowing base.

The Company refers to "Remaining Capacity" as the maximum principal amount of debt permitted to be outstanding under the respective facility (i.e., with respect to a variable funding asset-backed securitization facility or asset-based revolving credit facility, the amount of debt the Company could borrow assuming it possessed sufficient assets as collateral) less the principal amount of debt then-outstanding under such facility. With respect to a variable funding asset-backed securitization facility or asset-based revolving credit facility, the Company refers to "Availability Under Borrowing Base Limitation" as the lower of Remaining Capacity or the borrowing base less the principal amount of debt then-outstanding under such facility (i.e., the amount of debt that can be borrowed given the collateral possessed at such time).

The following facilities were available to the Company as of December 31, 2020 and are presented net of any outstanding letters of credit:

(In millions)	Remaining Capacity	Availability Under Borrowing Base Limitation
Non-Vehicle Debt
Senior RCF(1)	$—	$—
Senior Secured Superpriority Debtor-in-Possession Credit Agreement	1,400	1,400
Letter of Credit Facility(1)	—	—
Alternative Letter of Credit Facility(1)	—	—
Total Non-Vehicle Debt	1,400	1,400
Vehicle Debt
HVF II U.S. Vehicle Variable Funding Notes(1)	—	—
HVIF Series 2020-1	4,000	10
European ABS	471	—
Hertz Canadian Securitization(1)	—	—
Australian Securitization	63	2
U.K. Financing Facility	44	1
New Zealand RCF	19	2
Total Vehicle Debt	4,597	15
Total	$5,997	$1,415

(1)    As a result of the filing of the Chapter 11 Cases, there is no longer remaining capacity or availability under these facilities, as such unused commitments were terminated.

Letters of Credit

The Letter of Credit Facility consists of $400 million of commitments from the issuing banks party thereto and matures on June 30, 2021. The Alternative Letter of Credit Facility consists of $250 million of unsecured commitments from the issuing banks party thereto and matures on December 20, 2023.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020, there were outstanding standby letters of credit totaling $740 million. Such letters of credit have been issued primarily to support the Company's insurance programs, vehicle rental concessions and leaseholds as well as to provide credit enhancement for its asset-backed securitization facilities. Of this amount, $225 million were issued under the Senior RCF, $299 million were issued under the Letter of Credit Facility and $200 million were issued under the Alternative Letter of Credit Facility. As of December 31, 2020, $17 million and $114 million of the issued letters of credit have been drawn upon under the Senior RCF and Alternative Letter of Credit Facility, respectively, to fund interest payments due under the HVF II Notes. The draws remain unreimbursed by the Company, and, except as otherwise set forth in orders from the Bankruptcy Court, as a result are accruing interest at the non-default rate.

Special Purpose Entities

Substantially all of the Company's revenue earning vehicles and certain related assets are owned by special purpose entities or are encumbered in favor of the lenders under the various credit facilities, other secured financings and asset-backed securities programs. None of the value of such assets (including the assets owned by Hertz Vehicle Financing II LP, HVF II GP Corp., Hertz Vehicle Financing LLC, Rental Car Finance LLC and various international subsidiaries that facilitate the Company's international securitizations) will be available to satisfy the claims of unsecured creditors unless the secured creditors are paid in full.

The Company has a 25% ownership interest in IFF No. 2, whose sole purpose is to provide commitments to lend in various currencies subject to borrowing bases comprised of revenue earning vehicles and related assets of certain of Hertz International, Ltd.'s subsidiaries. IFF No. 2 is a VIE and the Company is the primary beneficiary, therefore, the assets, liabilities and results of operations of IFF No. 2 are included in the accompanying consolidated financial statements. As of December 31, 2020 and 2019, IFF No. 2 had total assets of $464 million and $1.1 billion, respectively, primarily comprised of loans receivable, and total liabilities of $464 million and $1.1 billion, respectively, primarily comprised of debt.

Covenant Compliance

Prior to the filing of the Chapter 11 Cases, Hertz’s consolidated first lien net leverage ratio (the "Leverage Ratio"), as defined in the credit agreements governing the Senior RCF, the Letter of Credit Facility and the Alternative Letter of Credit Facility, as of the last day of any fiscal quarter may not exceed a ratio of 3.00 to 1.00. As a result of the filing of the Chapter 11 Cases, the Company is currently in default under its Senior RCF, the Letter of Credit Facility and the Alternative Letter of Credit Facility, and the Company is in breach of the Leverage Ratio.

The DIP Credit Agreement requires a liquidity maintenance test of $275 million, as defined in the DIP Credit Agreement, as of each month end period. As of December 31, 2020, Hertz was in compliance with the liquidity maintenance test.

Accrued Interest

As of December 31, 2020 and 2019, accrued interest was $136 million and $61 million, respectively, which is included in accrued liabilities in the accompanying consolidated balance sheets. There was $70 million of accrued interest included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020 related to the filing of the Chapter 11 Cases as disclosed above.

Restricted Net Assets

As a result of the contractual restrictions on Hertz's or its subsidiaries' ability to pay dividends (directly or indirectly) under various terms of its debt, as of December 31, 2020, the restricted net assets of the subsidiaries of Hertz and Hertz Global exceed 25% of their total consolidated net assets, respectively.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 7 —Revenue from Contracts with Customers

In the Revenue Recognition section of Note 2, “Significant Accounting Policies”, the Company discloses that revenue earned from vehicle rentals and from other forms of rental related activities wherein an identified asset is transferred to the customer and the customer has the ability to control that asset, are accounted for under Topic 842, which the Company adopted in accordance with the effective date on January 1, 2019. Prior to the adoption of Topic 842, the Company accounted for such revenue under Topic 606 for the year ended December 31, 2018.

The following disclosures are in accordance with Topic 606 for the year ended December 31, 2018. See Note 10, "Leases" for disclosures in accordance with Topic 842 for the years ended December 31, 2020 and 2019.

The Company operates at airport rental locations in the U.S. and internationally ("airport") and at off airport locations also in the U.S. and internationally ("off airport"). The Company's airport rental customers are primarily airline travelers; whereas the Company's off airport rental customers include people who prefer to rent vehicles closer to their home or place of work for business or leisure purposes, as well as those needing to travel to or from airports. The Company's off airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their vehicles were damaged, those expecting to lease vehicles that are not yet available from their leasing companies and replacement renters. In addition, the Company's off airport customers include TNC drivers.

The following table presents revenues from contracts with customers by reportable segment and disaggregated by product/service and type of location and customer for the year ended December 31, 2018:

	Year Ended December 31, 2018
(In millions)	Americas RAC	International RAC	All Other Operations	Consolidated
Vehicle rental and rental related:
Airport	$4,664	$1,089	$—	$5,753
Off airport	1,954	769	—	2,723
Total vehicle rental and rental related	6,618	1,858	—	8,476

Other:
Licensee revenue	32	145	—	177
Ancillary retail vehicle sales	103	—	—	103
Fleet management	—	—	45	45
Total other	135	145	45	325
Total revenue from contracts with customers	$6,753	$2,003	$45	$8,801

The Company recognizes receivables and liabilities resulting from its contracts with customers. Contract receivables primarily consist of receivables from customers for vehicle rentals. Contract liabilities primarily consist of obligations to customers for prepaid vehicle rentals and related to the Company’s points-based loyalty programs.

The contract liability balance as of December 31, 2018 is $341 million and is included in accrued liabilities in the accompanying consolidated balance sheet. The revenue recognized during the year ended December 31, 2018 for such contract liabilities is $127 million. Additionally, the Company elected to apply the practical expedient where the value of unsatisfied performance obligations for sales-based royalty fees from franchisees is not disclosed.

During the year ended December 31, 2018, based on the net impact of loyalty points earned and redeemed by customers, the Company recorded a net revenue deferral of $7 million. As of December 31, 2018, the value of unredeemed loyalty points is $272 million, which is recorded as a contract liability in accrued liabilities in the accompanying consolidated balance sheet.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 8—Employee Retirement Benefits

The Company sponsors multiple domestic and international employee retirement benefit plans. Benefits are based upon years of service and compensation. The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”) is a U.S. cash balance plan which was amended in 2014 to permanently discontinue future benefit accruals and participation under the plan for non-union employees. Additionally, the Company sponsors the Hertz Corporation Benefit Equalization Plan ("BEP") and the Hertz Corporation Supplemental Executive Retirement Plans (together with the BEP, the "Supplemental Plans"), where benefit accruals and participation under the Supplemental Plans were discontinued by the Company effective December 31, 2014.

Some of the Company’s international subsidiaries have defined benefit retirement plans or participate in various insured or multiemployer plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans. The Company's benefit plans are generally funded, except for certain non-qualified U.S. defined benefit plans and in Germany, France and Italy, where unfunded liabilities are recorded. The Company also sponsors defined contribution plans for certain eligible U.S. and non-U.S. employees, where contributions are matched based on specific guidelines in the plans.

The Company also sponsors postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990.

Management makes certain assumptions relating to discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors when determining amounts to be recognized. These assumptions are reviewed annually by management, assisted by the enrolled actuary, and updated as warranted. The Company uses a December 31 measurement date for all of the plans and utilizes fair value to calculate the market-related value of pension assets for purposes of determining the expected return on plan assets and accounting for asset gains and losses.

Actual results that differ from the Company's assumptions are accumulated and amortized over future periods and, therefore, significant differences in actual experience or significant changes in assumptions would affect the Company's pension costs and obligations. The Company recognizes an asset for each over funded plan and a liability for each underfunded plan in the consolidated balance sheets. Pension plan liabilities are revalued annually based on updated assumptions and information about the individuals covered by the plan. For pension plans, if accumulated actuarial gains and losses are in excess of a 10 percent corridor, the excess is amortized on a straight-line basis over the average remaining service period of active participants. Prior service cost is amortized on a straight-line basis from the date recognized over the average remaining service period of active participants, when applicable.

As a result of filing the Chapter 11 Cases, as disclosed in Note 1, "Background," participants of the Supplemental Plans are no longer entitled to benefit payments and are considered general creditors of the Company. As such, the Company classified $24 million of its U.S. pension benefit obligation as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan and other U.S. based retirement plans, other postretirement benefit plans including health care and life insurance plans covering domestic (i.e. U.S.) employees and the retirement plans for international operations (“Non-U.S.”), together with amounts included in the accompanying consolidated balance sheets and statements of operations:

	Pension Benefits				Postretirement
	U.S.		Non-U.S.		Benefits (U.S.)
(In millions)	2020	2019	2020	2019	2020	2019
Change in Benefit Obligation
Benefit obligation as of January 1	$559	$516	$286	$246	$12	$12
Service cost	—	—	1	1	—	—
Interest cost	15	21	5	6	—	—
Plan curtailments	(2)	—	—	—	—	—
Plan settlements	(88)	(33)	(5)	—	—	—
Benefits paid	(3)	(4)	(6)	(5)	(1)	(1)
Foreign currency exchange rate translation	—	—	17	5	—	—
Actuarial loss (gain)	41	59	42	33	1	1
Benefit obligation as of December 31(1)	$522	$559	$340	$286	$12	$12
Change in Plan Assets
Fair value of plan assets as of January 1	$503	$452	$228	$192	$—	$—
Actual return (loss) gain on plan assets	74	84	28	29	—	—
Company contributions	2	4	4	5	1	1
Plan settlements	(88)	(33)	(5)	—	—	—
Benefits paid	(3)	(4)	(6)	(5)	(1)	(1)
Foreign currency exchange rate translation	—	—	9	7	—	—
Fair value of plan assets as of December 31	$488	$503	$258	$228	$—	$—
Funded Status of the Plan
Plan assets less than benefit obligation	$(34)	$(56)	$(82)	$(58)	$(12)	$(12)

(1)     Participants of the Supplemental Plans are no longer entitled to benefit payments and are considered general creditors of the Company. As such, the Company classified $24 million of its U.S. pension benefit obligation as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020.

In 2020 and 2019, discount rates decreased, resulting in actuarial losses for the U.S. and Non-U.S. pension and postretirement plans. In addition, an increase in the inflation assumption in 2020 resulted in an actuarial loss in the Non-U.S. pension plans.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Pension Benefits				Postretirement
	U.S.		Non-U.S.		Benefits (U.S.)
($ in millions)	2020	2019	2020	2019	2020	2019
Amounts recognized in balance sheets:
Prepaid expenses and other assets	$—	$—	$14	$25	$—	$—
Accrued liabilities	(34)	(56)	(96)	(83)	(12)	(12)
Net obligation recognized in the balance sheets	$(34)	$(56)	$(82)	$(58)	$(12)	$(12)

Prior service credit	$—	$—	$(2)	$(2)	$—	$—
Net gain (loss)	(47)	(73)	(93)	(70)	(1)	1
Accumulated other comprehensive income (loss)	(47)	(73)	(95)	(72)	(1)	1
Funded/(Unfunded) accrued pension or postretirement benefit	13	17	13	14	(11)	(13)
Net obligation recognized in the balance sheets	$(34)	$(56)	$(82)	$(58)	$(12)	$(12)

Total recognized in other comprehensive (income) loss	$(26)	$(13)	$23	$13	$1	$1
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$(20)	$(3)	$25	$12	$1	$1
Accumulated Benefit Obligation as of December 31(1)	$522	$559	$338	$284	N/A	N/A

Weighted-average assumptions as of December 31
Discount rate	2.3%	3.1%	1.4%	1.9%	2.3%	3.2%
Expected return on assets	4.5%	4.8%	3.0%	3.2%	N/A	N/A
Average rate of increase in compensation	4.3%	4.3%	2.1%	2.2%	N/A	N/A
Interest crediting rate	3.8%	3.8%	N/A	N/A	N/A	N/A
Initial health care cost trend rate	N/A	N/A	N/A	N/A	5.5%	5.8%
Ultimate health care cost trend rate	N/A	N/A	N/A	N/A	4.5%	4.5%
Number of years to ultimate trend rate	N/A	N/A	N/A	N/A	18	19
N/A - Not applicable
(1)     Participants of the Supplemental Plans are no longer entitled to benefit payments and are considered general creditors of the Company. As such, the Company classified $24 million of its U.S. pension benefit obligation as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020.

The discount rate used to determine the December 31, 2020 and 2019 benefit obligations for U.S. pension plans is based on the rate from the Mercer Pension Discount Curve-Above Mean Yield that is appropriate for the duration of the Company's plan liabilities. For its plans outside the U.S., the discount rate reflects the market rates for an optimized subset of high-quality corporate bonds currently available. The discount rate in a country was determined based on a yield curve constructed from high quality corporate bonds in that country. The rate selected from the yield curve has a duration that matches its plan.

The expected return on plan assets for each funded plan is based on expected future investment returns considering the target investment mix of plan assets.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table sets forth the net periodic pension and postretirement (including health care, life insurance and auto) expense charged to net income (loss). The components of net periodic pension expense (benefit), other than service cost, are included in other (income) expense, net in the accompanying consolidated statements of operations.

	Pension Benefits						Postretirement Benefits (U.S.)
	U.S.			Non-U.S.
	Years Ended December 31,
($ in millions)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Components of Net Periodic Pension and Postretirement Expense (Benefit)
Service cost	$—	$—	$1	$1	$1	$1	$—	$—	$—
Interest cost	15	21	19	5	6	7	—	—	1
Expected return on plan assets	(20)	(22)	(28)	(7)	(9)	(11)	—	—	—
Net amortizations	2	6	1	1	1	1	—	—	—
Settlement loss	9	5	3	2	—	—	—	—	—
Net pension and postretirement expense (benefit)	$6	$10	$(4)	$2	$(1)	$(2)	$—	$—	$1
Weighted-average discount rate for expense (January 1)	3.1%	4.2%	3.6%	1.9%	2.7%	2.4%	3.2%	4.2%	3.5%
Weighted-average assumed long-term rate of return on assets (January 1)	4.8%	6.3%	6.3%	3.2%	4.8%	5.2%	N/A	N/A	N/A
Weighted-average interest crediting rate for expense	3.8%	3.8%	3.8%	N/A	N/A	N/A	N/A	N/A	N/A
Initial health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	5.8%	6.1%	6.4%
Ultimate health care cost trend rate (rate to which cost trend is expected to decline)	N/A	N/A	N/A	N/A	N/A	N/A	4.5%	4.5%	4.5%
Number of years to ultimate trend rate	N/A	N/A	N/A	N/A	N/A	N/A	18	19	20
N/A - Not applicable

The net of tax loss in accumulated other comprehensive income (loss) as of December 31, 2020 and 2019 relating to pension benefits of the Hertz Retirement Plan was $122 million and $118 million, respectively.

The provisions charged to net income (loss) for the years ended December 31, 2020, 2019 and 2018 for all other pension plans were approximately $6 million, $11 million and $10 million, respectively.

The provisions charged to net income (loss) for the years ended December 31, 2020, 2019 and 2018 for the defined contribution plans were approximately $11 million, $27 million and $26 million, respectively.

Plan Assets

The Company has a long-term investment outlook for the assets held in the Company sponsored plans, which is consistent with the long-term nature of each plan's respective liabilities. The Company has two major plans which reside in the U.S. and the United Kingdom.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The U.S. Plan

The U.S. Plan (the “Plan”) has a target asset allocation mix of 65% in investments intended to hedge the impact of capital market movements ("Immunizing Portfolio Investments"), comprised primarily of fixed income securities, and 35% in investments intended to earn more than the pension liability growth over the long-term ("Growth Portfolio Investments"). The Growth Portfolio Investments are primarily invested in passively managed equity funds, international and emerging market funds that are actively managed and non-investment grade fixed income funds. The overall strategy and the Immunizing Portfolio Investments are managed by professional investment managers. The investments within these asset classes are diversified in order to minimize the risk of large losses. The Plan assumes a 4.5% expected long-term annual weighted-average rate of return on assets.

The fair value measurements of the Company's U.S. pension plan assets are based upon inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable (Level 1) and significant observable inputs (Level 2) that reflect quoted prices for similar assets or liabilities in active markets. The fair value measurements of the U.S. pension plan assets relate to common collective trusts and other pooled investment vehicles consisting of the following asset categories:

(In millions)	December 31, 2020			December 31, 2019
Asset Category	Level 1	Level 2	Measured at NAV(1)	Level 1	Level 2	Measured at NAV(1)
Cash	$6	$—	$—	$10	$—	$—
Short Term Investments	—	28	—	—	36	—
Equity Funds(2):
U.S. Large Cap	—	66	—	—	70	—
U.S. Small Cap	—	11	—	—	10	—
International Large Cap	—	36	—	—	38	—
International Small Cap	—	7	—	—	7	—
International Emerging Markets	—	6	9	—	8	8
Fixed Income Securities:
U.S. Treasuries	—	18	—	—	1	—
Corporate Bonds	—	245	—	—	247	—
Government Bonds	—	9	—	—	24	—
Municipal Bonds	—	10	—	—	11	—
Derivatives - Interest Rate	3	—	—	(3)	—	—
Derivatives - Credit	—	—	—	—	1	—
Non-Investment Grade Fixed Income(2)	—	34	—	—	35	—
Total fair value of pension plan assets	$9	$470	$9	$7	$488	$8

(1)    Includes certain investments where the fair value measurement utilizes the net asset value (NAV) and as such, are not classified in the fair value levels above.
(2)    The Level 2 investments relate to investment funds that publish daily NAV per unit. The daily NAV is available to participants in the funds and redemptions can be made daily at the current NAV. The fair value and units are determined and published, and are the basis for current transactions. The investments are not eligible for the NAV practical expedient. However, they are measured at the published NAV because the quoted NAV per unit represents the price at which the investment would be sold in a transaction between independent market participants.

The U.K. Plan

The Company's United Kingdom defined benefit pension plan (the "U.K. Plan") has a target allocation of 30% actively managed diversified growth and multi-asset credit funds, 10% passive equity funds and 60% protection portfolio that consists of liability driven investments, Sterling liquidity fund and United Kingdom corporate bonds. The actively managed diversified growth and multi-asset credit funds are intended to deliver a long-term equity-like return but with reduced levels of volatility. The protection portfolio is designed to partially hedge the interest rate and

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
inflation expectation exposure of the liabilities which are measured on a local regulatory basis. The amount that is required to be invested in each fund to maintain target hedge ratios will vary over time as the value of the liabilities change and the allocations within the protection portfolio will be allowed to vary accordingly. All of the invested assets of the U.K. Plan are held via pooled funds managed by professional investment managers. The U.K. Plan assumes a 3.0% expected long-term weighted-average rate of return on assets for the Plan in total.

The Company's U.K. Plan accounts for $251 million of the $258 million in fair value of Non-U.S. plan assets as of December 31, 2020 and accounts for $221 million of the $228 million in fair value of Non-U.S. plan assets as of December 31, 2019. The fair value measurements of the Company's U.K. Plan assets are based upon inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable (Level 1) and significant observable inputs that reflect quoted prices for similar assets or liabilities in active markets (Level 2). The fair value measurements of the U.K. Plan assets relate to common collective trusts and other pooled investment vehicles consisting of the following asset categories:

(In millions)	December 31, 2020			December 31, 2019
Asset Category	Level 1	Level 2	Measured at NAV(1)	Level 1	Level 2	Measured at NAV(1)
Actively Managed Multi-Asset Funds:
Diversified Growth Funds(2)	$—	$39	$—	$—	$42	$—
Multi Asset Credit	—	—	37	—	—	36
Passive Equity Funds:
U.K. Equities(2)	—	12	—	—	11	—
Overseas Equities(2)	—	14	—	—	14	—
Passive Bond Funds:
Corporate Bonds	—	27	—	—	24	—
Liability Driven Investments(2)	—	98	—	—	48	—
Liquidity Fund	24	—	—	46	—	—
Total fair value of pension plan assets	$24	$190	$37	$46	$139	$36

(1)    Includes certain investments where the fair value measurement utilizes the net asset value (NAV) and as such, are not classified in the fair value levels above.
(2)    The Level 2 investments relate to investment funds that publish daily NAV per unit. The daily NAV is available to participants in the funds and redemptions can be made daily at the current NAV. The fair value and units are determined and published, and are the basis for current transactions. The investments are not eligible for the NAV practical expedient. However, they are measured at the published NAV because the quoted NAV per unit represents the price at which the investment would be sold in a transaction between independent market participants.

Contributions

The Company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations and union agreements. From time to time, the Company makes contributions beyond those legally required. In 2020 and 2019, the Company did not make any cash contributions to its U.S. qualified pension plan.

In 2020 and 2019, the Company made contributions to its U.S. non-qualified pension plans of $2 million and $4 million, respectively. The Company made discretionary contributions of $3 million to its U.K. Plan during the years ended December 31, 2020 and 2019.

The Company does not anticipate contributing to the U.S. qualified pension plan during 2021. For the U.K. Plan the Company anticipates contributing $3 million during 2021 and does not anticipate contributing any significant amounts to its other international plans. The level of 2021 and future contributions will vary, and is dependent on a number of factors including investment returns, interest rate fluctuations, plan demographics, funding regulations and the results of the final actuarial valuation.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Estimated Future Benefit Payments

The following table presents estimated future benefit payments:

(In millions)	Pension Benefits	Postretirement Benefits (U.S.)
2021	$34	$1
2022	33	1
2023	36	1
2024	38	1
2025	40	1
After 2025	217	3
	$398	$8

Multiemployer Pension Plans

The Company contributes to several multiemployer defined benefit pension plans under collective bargaining agreements that cover certain of its union-represented employees. The risks of participating in such plans are different from the risks of a single-employer plan, in the following respects:

a)    Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b)    If a participating employer ceases to contribute to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c)    If the Company ceases to have an obligation to contribute to the multiemployer plan in which the Company had been a contributing employer, the Company may be required to pay to the plan an amount based on the underfunded status of the plan and on the history of its participation in the plan prior to the cessation of its obligation to contribute. The amount that an employer that has ceased to have an obligation to contribute to a multiemployer plan is required to pay to the plan is referred to as a withdrawal liability.

Amounts accrued for benefit payments under the Company's multiemployer pension plans of $2 million have been classified as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. The Company's participation in multiemployer plans is outlined in the table below. For plans that are not individually significant to the Company, the total amount of contributions is presented in the aggregate.

	EIN /Pension Plan Number	Pension Protection Act Zone Status		FIP / RP Status Pending /Implemented(1)	Contributions by The Hertz Corporation (In millions)			Surcharge Imposed	Expiration Dates of Collective Bargaining Agreements
Pension Fund		2020	2019		2020	2019	2018
Western Conference of Teamsters	91-6145047	Green	Green	N/A	$5	$8	$7	N/A	9/30/2021
Other Plans(2)					2	4	3
Total Contributions					$7	$12	$10
N/A    Not applicable

(1)    Indicates whether a Funding Improvement Plan, as required under the Code to be adopted by plans in the “yellow” zone, or a Rehabilitation Plan, as required under the Code to be adopted by plans in the “red” zone, is pending or has been implemented as of the end of the plan year that ended in 2020.
(2)    Included in the Other Plans are contributions to the Local 1034 Pension Fund. The amount contributed by Hertz to the Local 1034 Pension Fund was reported as being more than 5% of total contributions to the plan on the fund's Form 5500 for the year ended December 31, 2019.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
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(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 9—Stock-Based Compensation

The stock-based compensation expense associated with the Hertz Holdings stock-based compensation plans is pushed down from Hertz Global and recorded on the books at the Hertz level.

Plans

In May 2016, Old Hertz Holdings board of directors adopted the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”), which was amended by its stockholders at the annual meeting of stockholders held on May 24, 2019 to increase the number of shares which can be granted under the plan by 2,490,000 shares. As amended, the Omnibus Plan contains 11,767,723 shares which can be granted pursuant to the terms and conditions of the Omnibus Plan. In connection with the Rights Offering, as disclosed in Note 17, “Equity and Earnings (Loss) Per Share - Hertz Global”, and pursuant to the Omnibus Plan, the number of shares which can be granted under the plan was increased by an additional 453,741 shares in 2019. The Omnibus Plan provides for grants of both equity and cash awards, including non-qualified stock options, incentive stock options, stock appreciation rights, performance awards (shares and units), restricted stock, restricted stock units and deferred stock units to key executives, employees and non-management directors. The shares of common stock to be delivered under the Omnibus Plan may consist, in whole or in part, of common stock held in treasury or authorized but unissued shares of common stock, not reserved for any other purpose.

As of December 31, 2020, the Company had 2,694,399 shares underlying awards outstanding under the Omnibus Plan.

Shares subject to any award (other than distribution awards) granted under the Omnibus Plan that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of common stock after the effective date of the Omnibus Plan will generally be available for future grants under the Omnibus Plan.

A summary of the total compensation expense and associated income tax benefits recognized, including the cost of stock options, RSUs, PSUs, and PSAs is as follows:

	Years Ended December 31,
(In millions)	2020	2019	2018
Compensation expense	$(2)	$18	$14
Income tax benefit	—	(2)	(3)
Total	$(2)	$16	$11

As of December 31, 2020, there was approximately $8 million of total unrecognized compensation cost related to non-vested stock options, RSUs, PSUs and PSAs granted. The total unrecognized compensation cost is expected to be recognized over the remaining 1.1 years, on a weighted average basis, of the requisite service period that began on the grant dates.

Stock Options and Stock Appreciation Rights

All stock options and stock appreciation rights granted under the Omnibus Plan will have a per-share exercise price of not less than the fair market value of one share of Hertz Global's common stock on the grant date. Stock options and stock appreciation rights will vest based on a minimum period of service or the occurrence of events (such as a change in control, as defined in the Omnibus Plan) specified by the Compensation Committee of the Company's Board. No stock options or stock appreciation rights will be exercisable after a maximum of ten years from the grant date.

The Company accounts for options as equity-classified awards and recognizes compensation cost on a straight-line basis over the vesting period. The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
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(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company calculates the expected volatility based on the historical movement of its stock price.

	Grants
Assumption	2020(1)	2019(2)	2018
Expected volatility	—%	68.5%	56.7%
Expected dividend yield	—%	—%	—%
Expected term (years)	0	7	5
Risk-free interest rate	—%	1.93%	2.57%
Weighted-average grant date fair value	$—	$9.19	$8.92

(1)    There were no options approved to be granted by the Company's Compensation Committee in 2020.
(2)    Options granted in 2019 are solely related to the incremental grants awarded as part of the Rights Offering, as disclosed in Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global."

A summary of option activity as of December 31, 2020 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (In millions)
Outstanding as of January 1, 2020	1,055,954	$28.36	4.0	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited or Expired	(956,916)	27.70	—	—
Outstanding as of December 31, 2020	99,038	34.76	2.3	—
Exercisable as of December 31, 2020	98,194	35.35	1.4	—

A summary of non-vested option activity as of December 31, 2020 is presented below:

	Non-vested Shares	Weighted- Average Exercise Price	Weighted-Average Grant-Date Fair Value
Non-vested as of January 1, 2020	477,438	$18.31	$9.35
Granted	—	—	—
Vested	(19,664)	17.97	8.93
Forfeited	(434,525)	18.34	9.39
Non-vested as of December 31, 2020	23,249	18.07	9.06

Additional information pertaining to option activity under the plans is as follows:

	Years Ended December 31,
(In millions)	2020	2019	2018
Aggregate intrinsic value of stock options exercised	$—	$—	$—
Cash received from the exercise of stock options	—	—	—
Fair value of options that vested	—	5	3
Tax benefit realized on exercise of stock options	—	—	—

Performance Stock Awards, Performance Stock Units, Restricted Stock and Restricted Stock Units

PSAs and PSUs granted under the Omnibus Plan will vest based on the achievement of pre-determined performance goals over performance periods determined by the Compensation Committee. Each of the units

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
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(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
granted represent the right to receive one share of Hertz Global's common stock on a specified future date. In the event of an employee's death or disability, a pro rata portion of the employee's PSAs and PSUs will vest to the extent performance goals are achieved at the end of the performance period. Restricted stock and RSUs granted under the Omnibus Plan will vest based on a minimum period of service or the occurrence of events (such as a change in control, as defined in the Omnibus Plan) specified by the Compensation Committee.

On August 4, 2020, in recognition of the Chapter 11 Cases, all long-term incentive plans were frozen and as such, no shares will be distributed upon vesting (the "Equity Vesting Event"). As a result, none of the 2018, 2019 or 2020 unvested PSA, PSU and RSU equity awards will vest. The 2020 threshold performance achievement set forth in these 2018, 2019 and 2020 PSU awards also failed to be met due to the COVID-19 pandemic impact on our financial results, and as a result, no PSU shares will be distributed upon vesting.

A summary of the PSU and PSA activity as of December 31, 2020 is presented below:

	Shares	Weighted- Average Fair Value	Aggregate Intrinsic Value (In millions)
Outstanding as of January 1, 2020	2,247,643	$19.08	$21
Granted	1,482,197	22.18	—
Vested	(75,288)	20.15	—
Forfeited or Expired	(1,841,247)	22.05	—
Outstanding as of December 31, 2020	1,813,305	16.47	2

A summary of RSU activity as of December 31, 2020 is presented below:

	Shares	Weighted- Average Fair Value	Aggregate Intrinsic Value (In millions)
Outstanding as of January 1, 2020	1,044,269	$18.43	$16
Granted	757,294	12.18	—
Vested	(396,749)	19.07	—
Forfeited or Expired	(622,758)	14.50	—
Outstanding as of December 31, 2020	782,056	15.11	1

Additional information pertaining to RSU activity is as follows:

	Years Ended December 31,
	2020	2019	2018
Total fair value of awards that vested (In millions)	$8	$12	$5
Weighted-average grant date fair value of awards	12.18	18.66	17.40

Compensation expense for PSUs, PSAs and RSUs is based on the grant date fair value, and is recognized ratably over the vesting period. For grants in 2020, 2019 and 2018, the vesting period is three years. In addition to the service vesting condition, the PSUs and PSAs had an additional vesting condition which called for the number of units that will be awarded being based on achievement of a certain level of Operating Income, Adjusted Corporate EBITDA or other performance measures over the applicable measurement period. As a result of the Equity Vesting Event, none of the 2018, 2019 or 2020 unvested PSA, PSU and RSU shares will be distributed upon vesting.

Note 10—Leases

The Company adopted Topic 842 in accordance with the effective date on January 1, 2019. In the Revenue Recognition section of Note 2, “Significant Accounting Policies, the Company discloses that revenue earned from

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
vehicle rentals and from other forms of rental related activities wherein an identified asset is transferred to the customer and the customer has the ability to control that asset, is accounted for under Topic 842. Prior to the adoption of Topic 842, the Company accounted for such revenue under Topic 606 for the year ended December 31, 2018.

The Company enters into certain agreements as a lessor under which it rents vehicles and leases fleets to customers. The Company enters into certain agreements as a lessee to rent real estate, vehicles and other equipment and to conduct its vehicle rental operations under concession agreements. If any of the following criteria are met, the Company classifies the lease as a financing lease (as a lessee) or as a direct financing or sales-type lease (both as a lessor):

•The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;
•The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;
•The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;
•The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or
•The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

The following further describes the Company's leasing transactions.

Lessor

The Company's operating leases for vehicle rentals have rental periods that are typically short term (e.g., daily or weekly) and can generally be extended for up to one month or terminated at the customer's discretion. Rental charges are computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. In connection with the vehicle rental, the Company offers supplemental equipment rentals (e.g., child seats and ski racks) which are deemed lease components. The Company also offers value-added services in connection with the vehicle rental, which are deemed non-lease components, such as loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, premium emergency roadside service and satellite radio. Additionally, the Company charges for variable services primarily consisting of tolls and refueling charges incurred during the rental period and for fees associated with the early or late termination of the vehicle lease. The Company mitigates residual value risk of its revenue earning vehicles by utilizing manufacturer repurchase and guaranteed depreciation programs, using sophisticated vehicle diagnostic and repair equipment to maintain the condition of its vehicles and through periodic reviews of vehicle depreciation rates based on management's ongoing assessment of present and estimated future market conditions.

The Company's operating leases for fleets have lease periods that are typically for twelve months, after which the lease converts to a month-to-month lease, allowing the vehicle to be surrendered any time thereafter. The Company's fleet leases contain a terminal rental adjustment clause which are considered variable charges.
The following table summarizes the amount of operating lease income and other income included in total revenues in the accompanying consolidated statements of operations for the years ended December 31, 2020 and 2019:

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions)	2020	2019
Operating lease income from vehicle rentals	$4,320	$8,579
Operating lease income from fleet leasing	639	674
Variable operating lease income	30	164
Revenue accounted for under Topic 842	4,989	9,417
Revenue accounted for under Topic 606	269	362
Total revenues	$5,258	$9,779

Lessee

As a lessee, the Company has the following types of operating leases:

•Concession agreements which grant the Company the right to conduct its vehicle rental operations at airports, hotels and train stations and to use building space such as terminal counters and parking garages;
•Real estate leases for its off airport vehicle rental locations and other premises;
•Revenue earning vehicle leases; and
•Other equipment leases.
The Company's lease terms generally range from one month to thirty-five years and a number of agreements contain escalation clauses, which increase the payment obligation based on a fixed or variable rate and renewal options. The length of renewals vary and may result in different payment terms. Payment terms are based on fixed rates explicit in the lease, including guaranteed minimums and/or variable rates based on:

•Operating expenses, such as common area charges, real estate taxes and insurance;
•A percentage of revenues or sales arising at the relevant premises; and/or
•Periodic inflation adjustments.

The Company recognizes a right-of-use asset and lease liability in its accompanying consolidated balance sheets for leases with a term greater than twelve months. Options to extend or terminate a lease are included in the Company's right-of-use asset and lease liability when it is reasonably certain that such options will be exercised. The Company does not recognize right-of-use assets or lease liabilities for short-term leases (i.e., those with a term of twelve months or less) and recognizes lease expense on a straight-line basis over the lease term, as applicable.

To determine the present value of its lease payments, the Company utilizes the interest rate implicit in the lease agreement. If the implicit interest rate cannot be determined in the lease agreement, the Company utilizes the Company's collateralized incremental borrowing rate as of the date of adoption, January 1, 2019, or the commencement date of the lease, whichever is later.

As a result of the impact from COVID-19 as disclosed in Note 1, "Background," the Company received rent concessions in the form of abatement and payment deferrals of fixed and variable rent payments for its airport and off airport locations in the amount of approximately $300 million during the year ended December 31, 2020, which substantially represents amounts previously due in 2020. The Company elected to apply the accounting relief provided by the FASB and elected to not evaluate whether the concession is a modification. The Company will account for the concession as if it were part of the existing contract.

In 2020, the Bankruptcy Court entered the Lease Rejection Orders which applied, in the aggregate, to 359 off airport and 66 airport locations in the Company's Americas RAC segment.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table summarizes the amount of lease costs incurred by the Company:

	Years ended December 31,
(In millions)	2020	2019	2018
Minimum fixed lease costs(1):
Short-term lease costs	$142	$130	N/A
Operating lease costs	527	545	N/A
Total	669	675	$577
Variable lease costs	23	326	438
Total lease costs	$692	$1,001	$1,015

(1)    Topic 842, which was adopted on January 1, 2019, requires the Company to disclose the short-term portion of minimum fixed lease costs. For the year ended December 31, 2018, under the then existing guidance in Topic 840, the Company was only required to disclose minimum fixed costs in total.

The following summarizes the weighted-average remaining lease term and weighted-average discount rate for the Company's operating leases as a lessee:

December 31, 2020
Weighted-average remaining lease term (in years)	9.5
Weighted-average discount rate	10.6%

The following table summarizes the Company's minimum fixed lease obligations under existing agreements as a lessee, excluding variable concession obligations in excess of minimum annual guarantees and short-term leases, as of December 31, 2020:

(In millions)
2021	$449
2022	386
2023	313
2024	248
2025	193
After 2025	1,061
Total lease payments	2,650
Interest	(1,014)
Operating lease liabilities at December 31, 2020	$1,636

Note 11—Restructuring

Due to the impact from COVID-19 as disclosed in Note 1, "Background," the Company initiated a restructuring program beginning in April 2020, affecting approximately 11,000 U.S. employees in its Americas RAC segment and corporate operations and incurred approximately $37 million of charges for termination benefits during the second quarter of 2020, where $7 million was classified as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020 as disclosed below. This program was substantially completed in the third quarter of 2020.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following tables summarize restructuring charges incurred under this program:

(In millions)	Year Ended December 31, 2020
Termination charges:
Direct vehicle and operating	$25
Selling, general and administrative	12
Total	$37

(In millions)	Year Ended December 31, 2020
Termination charges:
Americas RAC Segment	$34
Corporate operations	3
Total	$37

The tables above do not include pension-related settlement charges incurred during the year ended December 31, 2020. See Note 8, "Employee Retirement Benefits."

The following table summarizes the activity affecting the restructuring accrual, which is recorded in accrued liabilities or was reclassified to liabilities subject to compromise in the accompanying consolidated balance sheet, during the year ended December 31, 2020.

(In millions)	Termination Benefits
Balance as of December 31, 2019	$1
Charges incurred	37
Cash payments	(29)
Liabilities subject to compromise(1)	(7)
Other	(2)
Balance as of December 31, 2020	$—

(1)     As a result of filing the Chapter 11 Cases, as disclosed in Note 1, "Background," the Company classified $7 million of restructuring charges as liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. See Note 19, "Liabilities Subject to Compromise."

Note 12—Income Tax (Provision) Benefit

On March 27, 2020, the U.S. federal government passed the CARES Act. The Company has considered the income tax provisions of the CARES Act in the tax benefit calculation for the year ended December 31, 2020.

Under the CARES Act, Alternative Minimum Tax ("AMT") credit refunds are accelerated and fully refundable in tax returns through the year 2019. As a result of this provision, the Company recovered its remaining AMT credit as a refund in the amount of $20 million in the year ended December 31, 2020. The Company also benefited from the provisions of the CARES Act related to the employee retention credit, payroll tax deferral, the increase in the interest expense limitation, and temporary suspension of the NOL percentage utilization limitation.

On December 22, 2017, the U.S. enacted the TCJA, which made substantial changes to corporate income tax laws. Among the key provisions were a U.S. corporate tax rate reduction from 35% to 21% effective for tax years beginning January 1, 2018; an acceleration of expensing for certain business assets; a repeal of the LKE deferral rules as applicable to personal property, including rental vehicles; a one-time transition tax on the deemed

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
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(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
repatriation of cumulative earnings from foreign subsidiaries; and changes to U.S. taxation of foreign earnings from a worldwide to a territorial tax system effective for tax years beginning January 1, 2018. The Company has reflected the adoption and impact of TCJA in its financial results for all years following enactment.

The components of income (loss) before income taxes for the Company's domestic and foreign operations were as follows:

Hertz Global

	As of December 31,
(In millions)	2020	2019	2018
Domestic	$(1,692)	$28	$(293)
Foreign	(360)	(15)	36
Total income (loss) before income taxes	$(2,052)	$13	$(257)

Hertz

	As of December 31,
(In millions)	2020	2019	2018
Domestic	$(1,823)	$35	$(286)
Foreign	(360)	(15)	36
Total income (loss) before income taxes	$(2,183)	$20	$(250)

The total income tax provision (benefit) consists of the following:

Hertz Global and Hertz

	As of December 31,
(In millions)	2020	2019	2018
Current:
Federal	$—	$—	$(3)
Foreign	18	20	32
State and local	4	16	7
Total current	22	36	36
Deferred:
Federal	(356)	1	(66)
Foreign	35	(1)	11
State and local	(30)	27	(11)
Total deferred	(351)	27	(66)
Total provision (benefit) - Hertz Global	(329)	63	(30)
Federal deferred tax (provision) benefit applicable to Hertz Holdings	1	2	2
Total provision (benefit) - Hertz	$(328)	$65	$(28)

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The principal items of the U.S. and foreign net deferred tax assets and liabilities are as follows:

Hertz Global and Hertz

	As of December 31,
(In millions)	2020	2019
Deferred tax assets:
Employee benefit plans	$44	$44
Net operating loss carry forwards	828	2,386
Federal and state tax credit carry forwards	55	43
Accrued and prepaid expenses	124	127
Operating lease liabilities	390	410
Total deferred tax assets	1,441	3,010
Less: valuation allowance	(651)	(396)
Total net deferred tax assets	790	2,614
Deferred tax liabilities:
Depreciation on tangible assets	(380)	(2,518)
Intangible assets	(723)	(738)
Operating lease right-of-use assets	(406)	(422)
Total deferred tax liabilities	(1,509)	(3,678)
Net deferred tax liability - Hertz Global	(719)	(1,064)
Deferred tax asset - net operating loss applicable to Hertz Holdings	(5)	(3)
Net deferred tax liability - Hertz	$(724)	$(1,067)

Hertz Global and Hertz

In determining valuation allowances, an assessment of positive and negative evidence was performed regarding realization of the deferred tax assets. This assessment included the evaluation of cumulative earnings and losses in recent years, scheduled reversals of deferred tax liabilities, the availability of carry forwards and the remaining period of the respective carry forward, future taxable income and any applicable tax-planning strategies that are available.

As of December 31, 2020, the Company has U.S. Federal net operating loss carryforwards ("Federal NOLs") of approximately $1.2 billion, $252 million tax effected and federal tax credits of approximately $23 million. Our Federal NOLs are driven by U.S. operational losses and have an indefinite carryforward period, which may offset 80% of taxable income generated in any future year. The federal tax credits begin expiring in 2035. The Company has not recorded a valuation allowance on its Federal NOLs or federal tax credits as there are adequate U.S. deferred tax liabilities that could be realized within the carry forward periods.

As of December 31, 2020, the Company had state net operating loss carry forwards ("State NOLs") of approximately $4.1 billion of which $550 million have an indefinite utilization period with remaining State NOLs beginning to expire in 2021. The tax effected State NOLs are recorded as a deferred tax asset in the amount of $244 million, and are offset, in part, by a valuation allowance totaling $236 million. In addition, as of December 31, 2020, the Company has approximately $31 million in state tax credits that are fully offset by a valuation allowance. The state tax credits expire over various years beginning in 2021 depending upon when they were generated and the particular jurisdiction. We evaluated the positive and negative evidence supporting realization of the State NOLs and state tax credits on a tax filing basis. We recorded valuation allowances in those jurisdictions with a history of cumulative losses and no other sources of taxable income, including deferred tax liabilities or tax planning strategies, sufficient to conclude the State NOLs and credits are more-likely-than-not to be realized.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of December 31, 2020, the Company had foreign net operating loss carry forwards ("Foreign NOLs") of approximately $1.3 billion, of which $1.1 billion have an indefinite utilization period with the remaining Foreign NOLs beginning to expire in 2024. The tax effected Foreign NOLs are recorded as a deferred tax asset of $332 million, and are offset, in part, by valuation allowances totaling $303 million. In addition, as of December 31, 2020, the Company has approximately $1 million of tax credits in foreign jurisdictions and are fully offset by a valuation allowance. The foreign tax credits have an indefinite utilization period. We evaluated the positive and negative evidence supporting realization of the Foreign NOLs and foreign tax credits on a tax filing basis. We recorded valuation allowances in those jurisdictions with a history of cumulative losses and no other sources of taxable income, including deferred tax liabilities or tax planning strategies, sufficient to conclude the Foreign NOLs or foreign credits were more-likely-than-not to be realized.

The Company's Federal, State and Foreign NOLs may be subject to limitations upon an ownership change before or upon emergence from Chapter 11.

The significant items in the reconciliation of the statutory and effective income tax rates consisted of the following items in the table below. Percentages are calculated from the underlying numbers in thousands, and as a result, may not agree to the amount when calculated in millions.

Hertz Global and Hertz

	Years Ended December 31,
	2020	2019	2018
Statutory federal tax rate	21%	21%	21%
Foreign tax rate differential	—	(31)	(1)
State and local income taxes, net of federal income tax benefit	5	(102)	7
Change in state apportionment and statutory rates, net of federal income tax benefit	1	(17)	1
Tax reform	—	—	(9)
Federal and foreign permanent differences	—	(3)	—
Withholding taxes	—	62	(3)
Uncertain tax positions	—	29	(3)
Change in valuation allowance	(11)	591	(5)
Change in foreign statutory rates	—	15	(3)
Tax credits	—	(75)	7
Stock option shortfalls	—	7	(1)
All other items, net	—	3	1
Effective tax rate - Hertz Global	16	500	12
All other items, net rate impact applicable to Hertz Holdings	(1)	(174)	(1)
Effective tax rate - Hertz	15%	326%	11%

The Company recorded a tax benefit in 2020 versus a tax provision in 2019. The change is primarily due to significant losses in 2020 resulting from the effect of COVID-19, offset, in part, by the impact of valuation allowances on net deferred tax assets.

The Company recorded a tax provision in 2019 versus a tax benefit in 2018. The change is primarily due to an increase in the valuation allowance relating to losses in certain U.S. and non-U.S. jurisdictions and an increase in pretax operating results.

As of December 31, 2020, total unrecognized tax benefits were $53 million and, if settled, $36 million would favorably impact the effective tax rate in future periods. However, considering correlative adjustments associated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
with some uncertain tax positions, the net impact on the income tax provision would be approximately $4 million if settled. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Hertz Global and Hertz

	Years Ended December 31,
(In millions)	2020	2019	2018
Balance as of January 1	$48	$49	$43
Increase (decrease) attributable to tax positions taken during prior periods	5	5	3
Increase (decrease) attributable to tax positions taken during the current year	1	1	5
Decrease attributable to settlements with taxing authorities	(1)	(7)	(2)
Balance as of December 31	$53	$48	$49

The Company conducts business globally and, as a result, files tax returns in the U.S. and non-U.S. jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The open tax years for these jurisdictions span from 2005 to 2020.

During 2020, the IRS proposed transfer pricing adjustments to the Company's 2014 and 2015 tax years, for which the company is pursuing competent authority relief. The IRS continues to audit the Company's 2016 tax year.

Previously, in 2016, the German Tax Authorities provided us with an assessment which asserted that we underreported our German taxable income for our 2005–2010 tax years. This assertion was based on the German Tax Authorities’ belief that certain intercompany charges made by the U.S. to our German entity were overstated. To avoid the double taxation resulting in these tax years from this assessment, the Company pursued U.S. and German competent authority relief. We believe that it is reasonably possible that a decrease of up to $25 million in unrecognized tax benefits related to the German assessment may be necessary within the coming year.

Additionally, we are under audit in several U.S. states and other non-U.S. jurisdictions, and it is reasonably possible that the amount of unrecognized tax benefits may change as the result of the completion of ongoing examinations, the expiration of the statute of limitations or other unforeseen circumstances. The amount that is reasonably possible to change during the next twelve months is not expected to be significant.

Net, after-tax interest and penalties related to tax liabilities are classified as a component of income tax in the accompanying consolidated statements of operations. Income tax expense of $1 million and $0.4 million was recognized for such interest and penalties during the years ended December 31, 2020 and 2019, respectively, and during the year ended December 31, 2018, a benefit of $1 million was recognized for such interest and penalties. Net, after-tax interest and penalties were accrued as a component of tax in the Company's consolidated balance sheet in the amount of $9 million and $8 million as of December 31, 2020 and 2019, respectively.

Hertz Global no longer asserts permanent reinvestment of foreign earnings, due to the impact from COVID-19 as disclosed in Note 1, "Background." This change in assertion did not result in any significant impact to the income tax provision for the period ended December 31, 2020.

Note 13—Fair Value Measurements

Under U.S. GAAP, entities are allowed to measure certain financial instruments and other items at fair value. The Company has not elected the fair value measurement option for any of its assets or liabilities that meet the criteria for this option. Irrespective of the fair value option previously described, U.S. GAAP requires certain financial and non-financial assets and liabilities of the Company to be measured on either a recurring basis or on a nonrecurring basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities, to the extent the underlying liability will be settled in cash, approximates the carrying values because of the short-term nature of these instruments. The Company's assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 inputs (earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples and royalty rates) and Level 3 inputs (forecasted cash flows and discount rates). See Note 2, "Significant Accounting Policies — Recoverability of Goodwill and Intangible Assets," for more information on the application of the use of fair value methodology in the Company's assessment.

Cash Equivalents, Restricted Cash Equivalents and Investments

The Company’s cash equivalents and restricted cash equivalents primarily consist of investments in money market funds and bank money market and interest-bearing accounts. The Company determines the fair value of cash equivalents using a market approach based on quoted prices in active markets (i.e., Level 1 inputs).

Investments in equity securities that are measured at fair value on a recurring basis consisted of marketable securities which the Company divested of in 2020. See Note 3, "Divestitures," for further information.

The following table summarizes the ending balances of the Company's cash equivalents, restricted cash equivalents and investments:

	December 31, 2020				December 31, 2019
(In millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents	$723	$—	$—	$723	$531	$—	$—	$531
Marketable securities	—	—	—	—	74	—	—	74

Debt Obligations

The fair value of debt is estimated based on quoted market rates as well as borrowing rates currently available to the Company for loans with similar terms and average maturities (i.e., Level 2 inputs).

	As of December 31, 2020		As of December 31, 2019
(In millions)	Nominal Unpaid Principal Balance	Aggregate Fair Value(1)	Nominal Unpaid Principal Balance	Aggregate Fair Value
Non-Vehicle Debt(2)	$4,747	$3,382	$3,755	$3,840
Vehicle Debt	6,087	6,021	13,415	13,529
Total	$10,834	$9,403	$17,170	$17,369

(1)    The decrease in the aggregate fair value of the Company's debt is due to the impact from COVID-19 and the filing of the Chapter 11 Cases, as disclosed in Note 1, "Background."
(2)    Includes Non-Vehicle Debt included in liabilities subject to compromise in the accompanying consolidated balance sheet as of December 31, 2020. See Note 6, "Debt."

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Donlen Asset Sale

As a result of the impending sale of the Donlen Assets, the associated assets and liabilities have been classified as assets held for sale and liabilities held for sale, respectively as of December 31, 2020. Additionally, the assets and liabilities classified as held for sale were required to be recorded at the lower of carrying value or fair value less any costs to sell. See Note 3, "Divestitures," for additional information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 14—Accumulated Other Comprehensive Income (Loss)

Changes in the accumulated other comprehensive income (loss) balance by component (net of tax) are as follows:

(In millions)	Pension and Other Post-Employment Benefits	Foreign Currency Items	Unrealized Losses from Currency Translation Adjustments on Terminated Net Investment Hedges	Accumulated Other Comprehensive Income (Loss)
Balance as of January 1, 2020	$(118)	$(52)	$(19)	$(189)
Other comprehensive income (loss) before reclassification	(15)	(19)	—	(34)
Amounts reclassified from accumulated other comprehensive income (loss)	11	—	—	11
Balance as of December 31, 2020	$(122)	$(71)	$(19)	$(212)

(In millions)	Pension and Other Post-Employment Benefits	Foreign Currency Items	Unrealized Losses from Currency Translation Adjustments on Terminated Net Investment Hedges	Accumulated Other Comprehensive Income (Loss)
Balance as of January 1, 2019	$(115)	$(58)	$(19)	$(192)
Other comprehensive income (loss) before reclassification	(12)	6	—	(6)
Amounts reclassified from accumulated other comprehensive income (loss)	9	—	—	9
Balance as of December 31, 2019	$(118)	$(52)	$(19)	$(189)

Note 15—Contingencies and Off-Balance Sheet Commitments

Legal Proceedings

Public Liability and Property Damage

The Company is currently a defendant in numerous actions and has received numerous claims on which actions have not yet commenced for public liability and property damage arising from the operation of motor vehicles rented from the Company. The obligation for public liability and property damage on self-insured U.S. and international vehicles, as stated in the accompanying consolidated balance sheets, represents an estimate for both reported accident claims not yet paid and claims incurred but not yet reported. The related liabilities are recorded on an undiscounted basis and are based on rental volume and actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. As of December 31, 2020 and 2019, the Company's liability recorded for public liability and property damage matters is $488 million and $553 million, respectively. The Company believes that its analysis is based on the most relevant information available, combined with reasonable assumptions. The liability is subject to significant uncertainties. The adequacy of the liability is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If the Company's estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

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THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Loss Contingencies

From time to time the Company is a party to various legal proceedings, typically involving operational issues common to the vehicle rental business, including claims by employees and former employees and governmental investigations. The Company has summarized below the most significant legal proceedings to which the Company was and/or is a party during 2020 or the period after December 31, 2020, but before the filing of this 2020 Annual Report.

Governmental Investigations - The Company previously identified certain activities in Brazil that raised issues under the Foreign Corrupt Practices Act (the "FCPA") and other federal and local laws, which the Company self-reported to appropriate government entities. The matters associated with the FCPA and other federal matters were previously resolved without further action by the applicable U.S. government entities. The Company entered into a leniency agreement in August 2020 with the Brazilian authorities for a monetary sanction against a Hertz non-Debtor subsidiary and the matters under local Brazilian laws are now closed.

In re Hertz Global Holdings, Inc. Securities Litigation - In November 2013, a purported shareholder class action, Pedro Ramirez, Jr. v. Hertz Global Holdings, Inc., et al., was commenced in the U.S. District Court for the District of New Jersey naming Old Hertz Holdings and certain of its officers as defendants and alleging violations of the federal securities laws. The complaint alleged that Old Hertz Holdings made material misrepresentations and/or omissions of material fact in certain of its public disclosures in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The complaint sought an unspecified amount of monetary damages on behalf of the purported class and an award of costs and expenses, including counsel fees and expert fees. The complaint, as amended, was dismissed with prejudice on April 27, 2017 and on September 20, 2018, the Third Circuit affirmed the dismissal of the complaint with prejudice. On February 5, 2019, the plaintiffs filed a motion asking the federal district court to exercise its discretion and allow the plaintiffs to reinstate their claims to include additional allegations from the administrative order agreed to by the SEC and the Company in December 2018, which was supplemented by reference to the Company’s subsequently filed litigation against former executives (disclosed below). On September 30, 2019, the federal district court of New Jersey denied the plaintiffs’ motion for relief from the April 27, 2017 judgment and a related motion to allow the filing of a proposed fifth amended complaint. On October 30, 2019, the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Third Circuit. The parties fully briefed the appeal and oral argument had been scheduled for June 19, 2020. As a result of the Company's bankruptcy, the appeal was stayed as to the Company, but the plaintiffs advocated that the appeal could proceed against the individual defendants. On October 13, 2020, the Third Circuit affirmed the District Court’s dismissal of the plaintiffs’ motion for relief against the individual defendants since the motion was not timely filed.

In addition to the matters described above, the Company maintains an internal compliance program through which it from time to time identifies other potential violations of laws and regulations applicable to the Company. When the Company identifies such matters, the Company conducts an internal investigation and otherwise cooperates with governmental authorities, as appropriate.

The Company has established reserves for matters where the Company believes that losses are probable and can be reasonably estimated. Other than the aggregate reserve established for claims for public liability and property damage, none of those reserves are material. For matters, including certain of those described above, where the Company has not established a reserve, the ultimate outcome or resolution cannot be predicted at this time, or the amount of ultimate loss, if any, cannot be reasonably estimated. These matters are subject to many uncertainties and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those disclosed above, could be decided unfavorably to the Company or any of its subsidiaries involved. Accordingly, it is possible that an adverse outcome from such a proceeding could exceed the amount accrued in an amount that could be material to the accompanying consolidated financial condition, results of operations or cash flows in any particular reporting period.

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THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Other Proceedings

Litigation Against Former Executives - The Company filed litigation in federal court in New Jersey against Mark Frissora, Elyse Douglas and John Jefferey Zimmerman on March 25, 2019, and in state court in Florida against Scott Sider on March 28, 2019, all of whom were former executive officers of Old Hertz Holdings. The complaints predominantly allege breach of contract and seek repayment of incentive-based compensation received by the defendants in connection with restatements included in the Old Hertz Holdings Form 10-K for the year ended December 31, 2014 and related accounting for prior periods. The Company is also seeking recovery for the costs of the SEC investigation that resulted in an administrative order on December 31, 2018 with respect to events generally involving the restatements included in Old Hertz Holdings Form 10-K for the year ended December 31, 2014 and other damages resulting from the necessity of the restatements. The Company is pursuing these legal proceedings in accordance with its clawback policy and contractual rights. The parties are currently involved in motion practice in the New Jersey action and discovery and depositions have commenced in the Florida action. In October 2019, the Company entered into a confidential Settlement Agreement with Elyse Douglas. In September and October 2020, the judge in the New Jersey action entered orders requiring the parties and applicable insurers to attend and participate in mediation. The attorneys in the Florida action voluntarily agreed to participate in the same mediation which was held on November 30, 2020. The mediation was unsuccessful, but settlement discussions have continued. Pursuant to the agreements governing the separation of Herc Holdings from Hertz Global that occurred on June 30, 2016, Herc Holdings is entitled to 15% of the net proceeds of any repayment or recovery.

Indemnification Obligations

In the ordinary course of business, the Company has executed contracts involving indemnification obligations customary in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships and financial matters. Specifically, the Company has indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which the Company may be held responsible could be substantial. In addition, Hertz entered into customary indemnification agreements with Hertz Holdings and certain of the Company's stockholders and their affiliates pursuant to which Hertz Holdings and Hertz will indemnify those entities and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of such entities and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. The Company has entered into customary indemnification agreements with each of its directors and certain of its officers. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third-party claim. In connection with the Spin-Off, the Company executed an agreement with Herc Holdings that contains mutual indemnification clauses and a customary indemnification provision with respect to liability arising out of or resulting from assumed legal matters. The Company regularly evaluates the probability of having to incur costs associated with these indemnification obligations and has accrued for expected losses that are probable and estimable.

Note 16—Related Party Transactions

Transactions and Agreements between Hertz Holdings and Hertz

In June 2018, Hertz entered into a master loan agreement with Hertz Holdings for a facility size of $425 million with an expiration in June 2019 at an interest rate based on the U.S. Dollar LIBOR rate plus a margin (the "2018 Master Loan"). In June 2019, upon expiration of the 2018 Master Loan, Hertz entered into a new master loan agreement with Hertz Holdings for a facility size of $425 million with an expiration in June 2020 (the "2019 Master Loan") where amounts outstanding under the 2018 Master Loan were transferred to the 2019 Master Loan. The interest rate was based on the U.S. Dollar LIBOR rate plus a margin. As of December 31, 2019, the amount outstanding under the 2019 Master loan was $129 million, representing advances and any accrued but unpaid interest. Additionally, Hertz

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(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
had a loan due to an affiliate in the amount of $65 million as of December 31, 2019, representing a tax-related liability to Hertz Holdings. The net impact of the above amounts is included in stockholder's equity in the accompanying consolidated balance sheet of Hertz as of December 31, 2019.

As a result of filing the Chapter 11 Cases, as disclosed in Note 1, "Background," the full amount outstanding under the 2019 Master Loan was deemed uncollectible, resulting in a charge of $133 million during the second quarter of 2020, which is included in the accompanying consolidated statement of operations for Hertz for the year ended December 31, 2020. Additionally, the loan due to an affiliate, which represents a tax-related liability from Hertz to Hertz Holdings, in the amount of $65 million was classified as liabilities subject to compromise in the accompanying consolidated balance sheet of Hertz as of December 31, 2020. See Note 19, "Liabilities Subject to Compromise."

On May 23, 2020, Hertz entered into a new master loan agreement with Hertz Holdings for a facility size of $25 million with an expiration in May 2021 (the "New Loan"). The interest rate is based on the U.S. Dollar LIBOR rate plus a margin. As of December 31, 2020, there is $1 million outstanding under the New Loan representing additional charges incurred during 2020 largely associated with the ATM Program, as disclosed in Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global," paid by Hertz on behalf of Hertz Holdings.

Agreements with the Icahn Group

In May 2020, Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent J. Intrieri, Samuel J. Merksamer and Daniel A. Ninivaggi (collectively, the “Icahn Group”) divested all owned shares of Hertz Global common stock (the "Icahn Divestiture"). As a result of the Icahn Divestiture, the Icahn Group is no longer a related party of the Company. Subsequent to the Icahn Divestiture, there continue to be arms-length transactions between the Company and the Icahn Group.

In the normal course of business, the Company purchases goods and services and leases property from entities controlled by Carl C. Icahn and his affiliates, including The Pep Boys - Manny, Moe & Jack. During the five months ended May 31, 2020, the Company purchased approximately $23 million worth of goods and services from these related parties. During the years ended December 31, 2019 and 2018, the Company purchased approximately $57 million and $39 million, respectively, worth of goods and services from these related parties.

In May 2018, the Company sold approximately $36 million of marketable securities to the Icahn Group at the then current market price of such securities.

Other Relationships

In connection with its vehicle rental businesses, the Company enters into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, the Company also procures goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of the Company's Board. The Company believes that all such rental and procurement transactions involved terms no less favorable to the Company than those that it believes would have been obtained in the absence of such affiliation. The Company's Nominating and Governance Committee oversees compliance through our Standards of Business Conduct, reviews conflicts of interest involving directors and determines whether to approve each transaction that involves the Company or any of its affiliates, on one hand, and (directly or indirectly) a director or member of his or her family or any entity managed by any such person, on the other hand.

767 Auto Leasing LLC

In January 2018, Hertz entered into a Master Motor Vehicle Lease and Management Agreement (the “767 Lease Agreement”) pursuant to which Hertz granted 767 Auto Leasing LLC (“767”), an entity affiliated with the Icahn Group, the option to acquire certain vehicles from Hertz at rates aligned with the rates at which Hertz sells vehicles to third parties. As disclosed above, due to the Icahn Divestiture, the Icahn Group is no longer a related party of the Company. Hertz leases the vehicles purchased by 767 under the 767 Lease Agreement or from third parties, under

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
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(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
a mutually developed fleet plan and Hertz manages, services, repairs, sells and maintains those leased vehicles on behalf of 767. Hertz currently rents the leased vehicles to drivers of TNCs from rental counters within locations leased or owned by affiliates of 767 ("Icahn Locations"), including locations operated under a master lease agreement with The Pep Boys - Manny, Joe & Jack. The 767 Lease Agreement had an initial term, as extended, of approximately 22 months, and is subject to automatic six month renewals thereafter, unless terminated by either party (with or without cause) prior to the start of any such six month renewal.

767’s payment obligations under the 767 Lease Agreement are guaranteed by American Entertainment Properties Corp. ("AEPC"), an entity affiliated with the Icahn Group. During 2020, 767 distributed $75 million to AEPC and there were no cash contributions from AEPC to 767, except for certain services. During 2019, AEPC contributed $49 million to 767 along with certain services.

The Company is entitled to 25% of the profit from the rental of the leased vehicles, as specified in the 767 Lease Agreement, which is variable and based primarily on the rental revenue, less certain vehicle-related costs, such as depreciation, licensing and maintenance expenses. The Company has determined that it is the primary beneficiary of 767 due to its power to direct the activities of 767 that most significantly impact 767's economic performance and the Company's obligation to absorb 25% of 767's gains/losses. Accordingly, 767 is consolidated by the Company as a VIE.

In October 2019, the 767 Lease Agreement was amended such that, among other changes, 767 vehicles will be available for rent from Hertz locations that are opened in replacement of closed Icahn Locations and the 767 vehicles may be available for rent to traditional off airport customers in addition to TNC drivers, when certain conditions apply.

Note 17—Equity and Earnings (Loss) Per Share - Hertz Global

Equity of Hertz Global Holdings, Inc.

As of December 31, 2020 and 2019, there were 40 million shares of Hertz Holdings preferred stock authorized, par value $0.01 per share, 400 million shares of Hertz Holdings common stock authorized, par value $0.01 per share, and two million shares of treasury stock.

Share Repurchase Program

Hertz Holdings has a Board-approved share repurchase program that authorizes it to repurchase shares of its common stock through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. It does not obligate Hertz Holdings to make any repurchases at any specific time or situation. There were no shares repurchased under this program in 2020 or 2019. As of December 31, 2020, Hertz Holdings has repurchased two million shares for $100 million under this program. This amount is included in treasury stock in the accompanying Hertz Global consolidated balance sheets as of December 31, 2020 and 2019, respectively. The timing and extent to which Hertz Holdings repurchases its shares will depend upon, among other things, market conditions, share price, liquidity targets and other factors. Share repurchases may be commenced or suspended at any time or from time to time without prior notice. Since Hertz Holdings does not conduct business itself, it primarily funds repurchases of its common stock using dividends from Hertz or amounts borrowed under the master loan agreement. The credit agreements governing Hertz's Senior Facilities, Letter of Credit Facility, Alternative Letter of Credit Facility and DIP Credit Agreement restrict its ability to make dividends and certain payments, including payments to Hertz Holdings for share repurchases.

Earnings (Loss) Per Share

Basic earnings (loss) per share has been computed based upon the weighted-average number of common shares outstanding. Diluted earnings (loss) per share has been computed based upon the weighted-average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents, except when the effect would be anti-dilutive.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Rights Offering

In June 2019, Hertz Global filed a prospectus supplement to its Registration Statement on Form S-3 declared effective by the SEC on June 12, 2019 for a rights offering to raise gross proceeds of approximately $750 million and providing for the issuance of up to an aggregate of 57,915,055 new shares of Hertz Global common stock. Upon closing in July 2019, the Rights Offering was fully subscribed resulting in Hertz Global selling 57,915,055 shares of its common stock for gross proceeds of $750 million.

Basic weighted-average shares outstanding and weighted-average shares used to calculate diluted earnings (loss) per share for 2018 have been adjusted retrospectively to give effect to the Rights Offering.

Open Market Sale Agreement

In June 2020, subsequent to approval from the Bankruptcy Court and pursuant to a prospectus supplement to the Registration Statement, Hertz Global entered into an open market sale agreement under which it may offer and sell, from time to time, shares of its common stock, par value $0.01 per share, having an aggregate offering price of up to $500 million. Prior to its suspension on June 15, 2020 and ultimate termination on June 18, 2020, Hertz Global issued 13,912,368 shares under the ATM Program for net proceeds of approximately $28 million, which is included in non-vehicle restricted cash in the accompanying consolidated balance sheet as of December 31, 2020.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Years Ended December 31,
(In millions, except per share data)	2020	2019	2018
Numerator:
Net income (loss) attributable to Hertz Global	$(1,714)	$(58)	$(225)
Denominator:
Basic weighted-average shares outstanding (excluding the impact of the Rights Offering)	150	84	84
Rights Offering adjustment(1)	—	33	12
Basic weighted-average shares outstanding	150	117	96
Dilutive stock options, RSUs and PSUs	—	—	—
Diluted weighted-average shares outstanding	150	117	96
Antidilutive stock options, RSUs, PSUs and PSAs	2	2	1
Earnings (loss) per share:
Basic earnings (loss) per share	$(11.44)	$(0.49)	$(2.35)
Diluted earnings (loss) per share	$(11.44)	$(0.49)	$(2.35)

(1)    Reflects the impact of the Rights Offering subscription period and the weighted-average impact of the issuance of 57,915,055 shares from the Rights Offering on July 18, 2019.

Note 18—Segment Information

The Company’s chief operating decision maker ("CODM") assesses performance and allocates resources based upon the financial information for the Company’s operating segments, which are organized based on products and services and the geographic areas in which our operating segments conduct business. In the second quarter of 2021, in connection with the Debtors emergence from Chapter 11 and changes in how the Company's CODM regularly reviews operating results and allocates resources, the Company revised its reportable segments to include Canada, Latin America and the Caribbean in its Americas RAC reportable segment, historically its U.S. RAC reportable segment, which were previously included in its International RAC reportable segment. Accordingly, prior periods have been restated to conform with the revised presentation. The Company has identified three reportable

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
segments, which are consistent with its operating segments, as follows:

•Americas RAC - rental of vehicles (cars, crossovers, vans and light trucks), as well as sales of value-added services in the U.S., Canada, Latin America and the Caribbean;

•International RAC - rental and leasing of vehicles (cars, vans, crossovers and light trucks), as well as sales of value-added services in locations other than the U.S., Canada, Latin America and the Caribbean; and

•All Other Operations - primarily consists of the Company's Donlen business, which provides vehicle leasing and fleet management services, together with other business activities which represent less than 1% of revenues and expenses of the segment. In the fourth quarter of 2020, we entered into a stock and asset purchase agreement to sell substantially all the Donlen Assets. See Note 3, "Divestitures," for further information.

In addition to the above reportable segments, the Company has Corporate operations which includes general corporate assets and expenses and certain interest expense (including net interest on non-vehicle debt). Corporate includes other items necessary to reconcile the reportable segments to the Company's total amounts.

Effective during the three months ended June 30, 2019, the Company changed its segment measure of profitability for its reportable segments to Adjusted EBITDA, as shown in the Adjusted EBITDA reconciliation tables below. This measure better aligns with the way the Company reviews its overall vehicle rental and leasing business and determines management incentive compensation. Prior to the three months ended June 30, 2019, the Company's segment measure of profitability was Adjusted Pre-tax Income (Loss) which included non-vehicle depreciation and amortization, non-vehicle debt interest, net and certain other items. For comparability purposes, the Company has adjusted retrospectively the 2018 segment results to reflect the new segment measure of profitability.

The following tables provide significant statements of operations, balance sheets and statements of cash flow information by reportable segment for each of Hertz Global and Hertz, as well as Adjusted EBITDA, the measure used to determine segment profitability.

	Years Ended December 31,
(In millions)	2020	2019	2018
Revenues
Americas RAC	$3,756	$7,208	$6,754
International RAC	872	1,899	2,002
All Other Operations	630	672	748
Total Hertz Global and Hertz	$5,258	$9,779	$9,504
Depreciation of revenue earning vehicles and lease charges
Americas RAC	$1,354	$1,708	$1,733
International RAC	243	388	393
All Other Operations	435	469	564
Total Hertz Global and Hertz	$2,032	$2,565	$2,690
Depreciation and amortization, non-vehicle assets
Americas RAC	$182	$159	$161
International RAC	19	20	30
All Other Operations	10	10	10
Corporate	14	14	17
Total Hertz Global and Hertz	$225	$203	$218

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years Ended December 31,
(In millions)	2020	2019	2018
Interest expense, net
Americas RAC	$259	$166	$152
International RAC	80	84	105
All Other Operations	40	31	27
Corporate	229	524	455
Total Hertz Global	608	805	739
Hertz interest income from loan to Hertz Global	(2)	(7)	(7)
Total - Hertz	$606	$798	$732
Adjusted EBITDA
Americas RAC	$(810)	$512	$269
International RAC	(229)	115	188
All Other Operations	93	100	82
Corporate	(49)	(78)	(106)
Total Hertz Global and Hertz	$(995)	$649	$433

	As of December 31,
(In millions)	2020	2019
Revenue earning vehicles, net
Americas RAC	$5,120	$10,118
International RAC	942	2,021
All Other Operations(1)	1,432	1,650
Total Hertz Global and Hertz	$7,494	$13,789
Property and equipment, net
Americas RAC	$490	$557
International RAC	78	83
All Other Operations(2)	6	7
Corporate	98	110
Total Hertz Global and Hertz	$672	$757
Total assets
Americas RAC	$11,337	$16,987
International RAC	2,661	4,035
All Other Operations(3)	1,818	2,115
Corporate	1,092	1,490
Total Hertz Global(4)	16,908	24,627
Corporate - Hertz(5)	(28)	—
Total Hertz(4)	$16,880	$24,627

(1)    Includes $1.4 billion of revenue earning vehicles, net classified as held for sale as of December 31, 2020 as disclosed in Note 3, "Divestitures."
(2)    Includes $6 million of property and equipment, net classified as held for sale as of December 31, 2020 as disclosed in Note 3, "Divestitures."
(3)    Includes $1.8 billion of assets classified as held for sale as of December 31, 2020 as disclosed in Note 3, "Divestitures."
(4)    The consolidated total assets of Hertz Global and Hertz as of December 31, 2020 and 2019 include total assets of VIEs of $511 million and $1.3 billion, respectively, which can only be used to settle obligations of the VIEs. See "Special Purpose Entities" in Note 6, "Debt," and "767 Auto Leasing LLC" in Note 16, "Related Party Transactions," for further information.
(5)    Excludes net proceeds from the ATM Program of $28 million as disclosed in Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global."

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years Ended December 31,
(In millions)	2020	2019	2018
Revenue earning vehicles and non-vehicle capital assets
Americas RAC:
Expenditures	$(4,059)	$(9,790)	$(8,938)
Proceeds from disposals	7,965	6,643	5,850
Net expenditures - Hertz Global and Hertz	$3,906	$(3,147)	$(3,088)
International RAC:
Expenditures	$(930)	$(2,995)	$(2,850)
Proceeds from disposals	1,855	2,517	2,475
Net expenditures - Hertz Global and Hertz	$925	$(478)	$(375)
All Other Operations:
Expenditures	$(615)	$(1,043)	$(807)
Proceeds from disposals	335	352	176
Net expenditures - Hertz Global and Hertz	$(280)	$(691)	$(631)
Corporate:
Expenditures	$(36)	$(110)	$(75)
Proceeds from disposals	3	1	2
Net expenditures - Hertz Global and Hertz	$(33)	$(109)	$(73)

The Company operates in the U.S. and in international countries. International operations are substantially in Europe. The operations within major geographic areas for each of Hertz Global and Hertz are summarized below:

	Years Ended December 31,
(In millions)	2020	2019	2018
Revenues
U.S.	$4,271	$7,596	$7,211
International	987	2,183	2,293
Total Hertz Global and Hertz	$5,258	$9,779	$9,504

	As of December 31,
(In millions)	2020	2019
Revenue earning vehicles, net
U.S.	$4,974	$11,424
International	1,088	2,365
Total Hertz Global and Hertz	$6,062	$13,789
Property and equipment, net
U.S.	$570	$658
International	96	99
Total Hertz Global and Hertz	$666	$757

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31,
(In millions)	2020	2019
Total assets
U.S.(1)	$13,732	$19,876
International(2)	3,176	4,751
Total Hertz Global	16,908	24,627
U.S. - Hertz	(28)	—
Total Hertz	$16,880	$24,627

(1)    Includes $1.8 billion of assets classified as held for sale as of December 31, 2020 as disclosed in Note 3, "Divestitures."
(2)    Includes $48 million of assets classified as held for sale as of December 31, 2020 as disclosed in Note 3, "Divestitures."

Reconciliations of Adjusted EBITDA by segment to consolidated amounts are summarized below:

Hertz Global

	Years Ended December 31,
(In millions)	2020	2019	2018
Adjusted EBITDA:
Americas RAC	$(810)	$512	$269
International RAC	(229)	115	188
All Other Operations	93	100	82
Total reportable segments	(946)	727	539
Corporate(1)	(49)	(78)	(106)
Total Hertz Global	(995)	649	433
Adjustments:
Non-vehicle depreciation and amortization	(225)	(203)	(218)
Non-vehicle debt interest, net	(153)	(311)	(291)
Vehicle debt-related charges(2)	(50)	(38)	(36)
Loss on extinguishment of vehicle debt(3)	(5)	—	(22)
Restructuring and restructuring related charges(4)	(64)	(14)	(32)
Intangible and other asset impairments(5)	(213)	—	—
Information technology and finance transformation costs(6)	(42)	(114)	(98)
Reorganization items, net(7)	(175)	—	—
Pre-reorganization charges and non-debtor financing charges(8)	(109)	—	—
Other items(9)	(21)	44	7
Income (loss) before income taxes	$(2,052)	$13	$(257)

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Hertz

	Years Ended December 31,
(In millions)	2020	2019	2018
Adjusted EBITDA:
Americas RAC	$(810)	$512	$269
International RAC	(229)	115	188
All Other Operations	93	100	82
Total reportable segments	(946)	727	539
Corporate(1)	(49)	(78)	(106)
Total Hertz	(995)	649	433
Adjustments:
Non-vehicle depreciation and amortization	(225)	(203)	(218)
Non-vehicle debt interest, net	(151)	(304)	(284)
Vehicle debt-related charges(2)	(50)	(38)	(36)
Loss on extinguishment of vehicle debt(3)	(5)	—	(22)
Restructuring and restructuring related charges(4)	(64)	(14)	(32)
Intangible and other asset impairments(5)	(213)	—	—
Write-off of intercompany loan(10)	(133)	—	—
Information technology and finance transformation costs(6)	(42)	(114)	(98)
Reorganization items, net(7)	(175)	—	—
Pre-reorganization charges and non-debtor financing charges(8)	(109)	—	—
Other items(9)	(21)	44	7
Income (loss) before income taxes	$(2,183)	$20	$(250)

(1)Represents other reconciling items primarily consisting of general corporate expenses, non-vehicle interest expense, as well as other business activities.
(2)Represents vehicle debt-related charges relating to the amortization of deferred financing costs and debt discounts and premiums.
(3)In 2020, represents a $5 million write-off of deferred financing costs resulting from the European ABS waiver agreements. In 2018, primarily represents $20 million of early redemption premium and write-off of deferred financing costs associated with the full redemption of the 4.375% European Vehicle Senior Notes due January 2019.
(4)Represents charges incurred under restructuring actions as defined in U.S. GAAP, excluding impairments and asset write-downs. See Note 11, "Restructuring," for further information. Also includes restructuring related charges such as incremental costs incurred directly supporting business transformation initiatives. In 2018, also includes consulting costs, legal fees and other expenses related to the previously disclosed accounting review and investigation.
(5)In 2020, represents a $193 million impairment of technology-related intangible and other assets and a $20 million impairment of the Hertz tradename, as disclosed in Note 5, "Goodwill and Intangible Assets, Net."
(6)Represents costs associated with the Company's information technology and finance transformation programs, both of which are multi-year initiatives to upgrade and modernize the Company's systems and processes.
(7)In 2020, represents charges incurred associated with the filing of the Chapter 11 Cases, as disclosed in Note 20, "Reorganization Items, Net."
(8)In 2020, represents charges incurred prior to the filing of the Chapter 11 Cases, as disclosed in Note 1, "Background," which are comprised of preparation charges for the reorganization, such as professional fees. Also, includes certain non-debtor financing and professional fee charges.
(9)Represents miscellaneous items, including non-cash stock-based compensation charges, and amounts attributable to noncontrolling interests. In 2020, also includes $16 million associated with the Donlen Asset Sale, partially offset by $18 million for losses associated with certain vehicle damages. In 2019, also includes a $30 million gain on marketable securities and a $39 million gain on the sale of non-vehicle capital assets. In 2018, also includes a $20 million gain on marketable securities, and a $6 million legal settlement received related to an oil spill in the Gulf of Mexico in 2010.
(10)In 2020, represents the write-off of the 2019 Master Loan between Hertz and Hertz Holdings, as disclosed in Note 16, "Related Party Transactions."

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 19—Liabilities Subject to Compromise

The accompanying consolidated balance sheet as of December 31, 2020 includes amounts classified as liabilities subject to compromise, which represent Pre-petition liabilities the Company anticipates will be allowed as claims in the Chapter 11 Cases. These amounts represent the Debtors' current estimate of known or potential obligations to be resolved in connection with the Chapter 11 Cases and may differ from actual future settlement amounts. The Company will continue to evaluate these liabilities throughout the Chapter 11 process and adjust amounts as necessary. Such adjustments could be material and will be recorded in reorganization items, net in the accompanying consolidated statements of operations.

The following table summarizes liabilities subject to compromise:

(In millions)	December 31, 2020
Accounts payable	$267
Accrued liabilities	166
Accrued taxes, net	19
Accrued interest on debt subject to compromise	70
Debt subject to compromise(1)	4,443
Liabilities subject to compromise - Hertz Global	4,965
Due from Affiliate - Hertz(2)	65
Liabilities subject to compromise - Hertz	$5,030

(1)    See Note 6, "Debt" for details of Pre-petition, non-vehicle debt reported as liabilities subject to compromise as of December 31, 2020.
(2)    See Note 16, "Related Party Transactions" for details of a Pre-petition intercompany loan due to an affiliate reported as liabilities subject to compromise as of December 31, 2020.

Note 20—Reorganization Items, Net

The Debtors have incurred and will continue to incur costs associated with the reorganization, including professional and consulting fees. Charges associated with the Chapter 11 Cases have been recorded as reorganization items, net in the accompanying consolidated statements of operations for the year ended December 31, 2020.

For the year ended December 31, 2020, the Company incurred $175 million of charges comprised primarily of professional fees, of which $102 million were paid as of December 31, 2020, and $46 million and $19 million were recorded in accrued liabilities and accounts payable, respectively, in the accompanying consolidated balance sheet as of December 31, 2020.

Note 21—Condensed Combined Debtor-in-Possession Financial Information

The following financial statements represent the audited condensed combined financial statements of the Debtors. The results of the non-debtor entities are not included in these financial statements. Intercompany transactions among Debtors have been eliminated in the following financial statements. Intercompany transactions among Debtors and non-debtor entities have not been eliminated in the following financial statements.

Amounts reported for Hertz Global and Hertz are substantially the same, with the exception of that related to interest expense (income) and tax provision (benefit), as well as activity associated with the master loan agreement between Hertz and Hertz Global and proceeds from the issuance of stock under the ATM Program as disclosed in the Notes to our consolidated financial statements under the caption Item 8, "Financial Statements and Supplementary Data” included in this 2020 Annual Report Note 16, "Related Party Transactions," and Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global," respectively.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

THE DEBTORS
CONDENSED COMBINED BALANCE SHEET
(in millions)

December 31, 2020
ASSETS
Cash and cash equivalents	$492
Restricted cash and cash equivalents	305
Total cash, cash equivalents, restricted cash and restricted cash equivalents	797
Receivables, net	388
Due from non-debtor affiliates	51,638
Prepaid expenses and other assets	183
Revenue earning vehicles, net	37
Property and equipment, net	549
Operating lease right-of-use assets	1,424
Investment in subsidiaries, net	4,527
Intangible assets, net	2,988
Goodwill	488
Assets held for sale(1)	173
Total assets	$63,192

LIABILITIES AND EQUITY
Accounts payable	$200
Accrued liabilities	412
Accrued taxes, net	48
Debt	242
Operating lease liabilities	1,385
Self-insured liabilities	251
Deferred income taxes, net	887
Total liabilities not subject to compromise	3,425
Liabilities subject to compromise	59,637
Liabilities held for sale(1)	74
Total liabilities	63,136
Total equity attributable to the Debtors	56
Total liabilities and equity	$63,192

(1) The assets and liabilities of Donlen as of December 31, 2020, have been classified as assets held for sale and liabilities held for sale, respectively. See Note 3, "Divestitures," for additional information.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

THE DEBTORS
CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in millions)

Year Ended December 31, 2020
Total revenues	$3,593
Expenses:
Direct vehicle and operating	2,896
Depreciation of revenue earning vehicles and lease charges	2,970
Selling, general and administrative	492
Interest (income) expense, net	122
Intangible and other asset impairments	213
Other (income) expense, net	(35)
Reorganization items, net	175
Total expenses	6,833
Income (loss) before income taxes and equity in earnings (losses) of non-debtor entities	(3,240)
Income tax (provision) benefit	710
Equity in earnings (losses) of non-debtor entities	816
Net income (loss)	(1,714)
Total other comprehensive income (loss), net of tax	(23)
Comprehensive income (loss) attributable to the Debtors	$(1,737)

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

THE DEBTORS
CONDENSED COMBINED STATEMENT OF CASH FLOWS
(in millions)

Year Ended December 31, 2020
Net cash provided by (used in) operating activities	$(738)
Cash flows from investing activities:
Revenue earning vehicles expenditures	(478)
Proceeds from disposal of revenue earning vehicles	594
Non-vehicle capital asset expenditures	(79)
Proceeds from non-vehicle capital assets disposed of	48
Sales of marketable securities	74
Capital contributions to non-debtor entities	(835)
Return of capital from non-debtor entities	838
Loan to non-debtor entity	(180)
Loan repayment from non-debtor entity	189
Net cash provided by (used in) investing activities	171
Cash flows from financing activities:
Proceeds from issuance of vehicle debt	321
Repayments of vehicle debt	(467)
Proceeds from issuance of non-vehicle debt	1,812
Repayments of non-vehicle debt	(855)
Proceeds from the issuance of stock, net	28
Other	(2)
Net cash provided by (used in) financing activities	837
Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	1
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	271
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	526
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$797

SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
HERTZ GLOBAL HOLDINGS, INC.
(DEBTOR-IN-POSSESSION)

PARENT COMPANY BALANCE SHEETS
(In millions, except par value)

	December 31,
	2020	2019
ASSETS
Restricted cash and restricted cash equivalents	$28	$—
Prepaid expenses and other assets	1	—
Investments in subsidiaries, net	—	1,765
Deferred income taxes, net	5	4
Due from Hertz	65	—
Total assets	$99	$1,769
LIABILITIES AND STOCKHOLDERS' EQUITY
Due to Hertz	$1	$—
Investments in subsidiaries, net	42	—
Total liabilities	43	—

Preferred stock, $0.01 par value, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 158,235,410 and 144,153,444 shares issued, respectively and 156,206,478 and 142,124,512 shares outstanding, respectively	2	1
Additional paid-in capital	3,047	3,024
Accumulated deficit	(2,681)	(967)
Accumulated other comprehensive income (loss)	(212)	(189)
Equity before treasury stock	156	1,869
Treasury stock, at cost, 2,028,932 shares and 2,028,932 shares, respectively	(100)	(100)
Total stockholders' equity	56	1,769
Total liabilities and stockholders' equity	$99	$1,769

The accompanying notes are an integral part of these financial statements.

PARENT COMPANY STATEMENTS OF OPERATIONS
(In millions)

	Years Ended December 31,
	2020	2019	2018
Total Revenues	$—	$—	$—
Expenses:
Interest expense, net	2	7	7
Write-off of intercompany loan	(133)	—	—
Total expenses	(131)	7	7
Income (loss) before income taxes and equity in earnings (losses) of subsidiaries	131	(7)	(7)
Income tax (provision) benefit	1	2	2
Equity in earnings (losses) of subsidiaries, net of tax	(1,846)	(53)	(220)
Net income (loss)	$(1,714)	$(58)	$(225)

The accompanying notes are an integral part of these financial statements.

SCHEDULE I (Continued)
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
HERTZ GLOBAL HOLDINGS, INC.
(DEBTOR-IN-POSSESSION)

PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Years Ended December 31,
	2020	2019	2018
Net income (loss)	$(1,714)	$(58)	$(225)
Total other comprehensive income (loss)	(23)	3	(63)
Total comprehensive income (loss)	$(1,737)	$(55)	$(288)

The accompanying notes are an integral part of these financial statements.

PARENT COMPANY STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2020	2019	2018
Net cash provided by (used in) operating activities	$(3)	$(7)	$(7)
Cash flows from financing activities:
Proceeds from loans with Hertz	5	12	9
Proceeds from Rights Offering, net	—	748	—
Contributions to Hertz	—	(750)	—
Proceeds from issuance of stock, net	28	—	—
Other	(2)	(3)	(2)
Net cash provided by (used in) financing activities	31	7	7
Net increase (decrease) in cash and cash equivalents during the period	28	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and cash equivalents at end of period	$28	$—	$—

The accompanying notes are an integral part of these financial statements.

SCHEDULE I (Continued)
HERTZ GLOBAL HOLDINGS, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
Note 1—Background and Basis of Presentation

Hertz Global Holdings, Inc. ("Hertz Global" when including its subsidiaries and variable interest entities ("VIEs") and "Hertz Holdings" excluding its subsidiaries and VIEs) was incorporated in Delaware in 2015 and wholly owns Rental Car Intermediate Holdings, LLC which wholly owns The Hertz Corporation ("Hertz"), Hertz Global's primary operating company.

On May 22, 2020, Hertz Global, Hertz and certain of their direct and indirect subsidiaries in the U.S. and Canada filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW). Refer to Note 1, "Background," to its Notes to the consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data," for further information.

In November 2020, Hertz Global entered into a stock and asset purchase agreement to sell substantially all of the assets and certain liabilities of Donlen. See Note 3, "Divestitures," to the Notes to its consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data," for additional information.

These condensed parent company financial statements reflect the activity of Hertz Holdings as the parent company to Hertz and have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Hertz exceed 25% of the consolidated net assets of Hertz Holdings. This information should be read in conjunction with the consolidated financial statements of Hertz Global included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data."

Note 2—Contingencies

For a discussion of the commitments and contingencies of Hertz Holdings, refer to the sections below included in Note 15, "Contingencies and Off-Balance Sheet Commitments," to the Notes to its consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data."

•In re Hertz Global Holdings, Inc. Securities Litigation
•Litigation Against Former Executives

The remaining sections of Note 15, "Contingencies and Off-Balance Sheet Commitments," and Note 10, "Leases," to the Notes to its consolidated financial statements included in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data," describe the commitments and contingencies of Hertz Holdings, including its subsidiaries.

Note 3—Dividends

There were no non-cash dividends paid by Hertz in 2020, 2019, or 2018.

Note 4—Share Repurchase

For a discussion of the share repurchase program of Hertz Holdings, refer to Note 17, "Equity and Earnings (Loss) Per Share - Hertz Global" to the Notes to its consolidated financial statements in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data." As of December 31, 2020, Hertz Holdings repurchased two million shares for $100 million under this program. This amount is included in treasury stock in the accompanying parent-only balance sheets of Hertz Holdings as of December 31, 2020 and 2019.

SCHEDULE I (Continued)
HERTZ GLOBAL HOLDINGS, INC.
(DEBTOR-IN-POSSESSION)
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS (continued)

Note 5—Transactions with Affiliates and Investments in Subsidiaries

For a discussion of Hertz Holdings transactions with Hertz under the master loan, refer to Note 16, "Related Party Transactions," to the Notes to its consolidated financial statements in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data." The amounts related to the master loan transactions are included in investments in subsidiaries in the accompanying parent-only balance sheet of Hertz Holdings for the year ended December 31, 2019.

For the year ended December 31, 2020, the negative balance in investments in subsidiaries, net in the accompanying parent-only balance sheet of Hertz Holdings reflects the $42 million stockholder's deficit attributable to Hertz.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
(In millions)

	Balance at Beginning of Period	Additions
		Charged to Expense		Translation Adjustments	Deductions		Balance at End of Period
Receivables allowances:
Year Ended December 31, 2020	$35	$94	(1)	$—	$(83)	(1)(2)	$46
Year Ended December 31, 2019	27	53		—	(45)	(2)	35
Year Ended December 31, 2018	33	35		(1)	(40)	(2)	27

Tax valuation allowances:
Year Ended December 31, 2020	$396	$218		$37	$—		$651
Year Ended December 31, 2019	318	75		3	—		396
Year Ended December 31, 2018	305	21		1	(9)	(3)	318

(1)    Activity includes allowances associated with Donlen which have been classified as held for sale as of December 31, 2020, as disclosed in Note 3, "Divestitures," to the notes to the Company's consolidated financial statements in this 2020 Annual Report under the caption Item 8, "Financial Statements and Supplementary Data."
(2)    Amounts written off, net of recoveries.
(3)    The release of the valuation allowance during 2018 was due to the sales or anticipated sales of properties which would generate capital gain.